As filed with the Securities and Exchange Commission on December 8, 2025

Registration No. 333-[------]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FOCUS UNIVERSAL INC.

(Exact name of registrant as specified in its charter)

Nevada	3823	46-3355876
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2311 East Locust Court, Ontario, CA	91761
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (626) 272-3883

Registered Agent Solutions, Inc.

187 E Warm Springs Road, Suite B

Las Vegas, NV 89119

Tel: (888) 705-7274

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gilbert J. Bradshaw, Esq.

Corporate Securities Legal LLP

650 Town Center Drive, Suite 680

Costa Mesa, CA 92626

Tel: (917) 830-6517

Fax: (917) 791-8877

gil@securitieslegal.com

Approximate date of commencement of proposed resale to the public:

From time to time after this registration statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer: ☐	Accelerated filer: ☐	Non-accelerated filer: ☒	Smaller reporting company: ☒
Emerging growth company: ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell, nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

SUBJECT TO COMPLETION ON ______________, 2025

FOCUS UNIVERSAL INC.

UP TO 10,558,975 SHARES OF COMMON STOCK

This prospectus relates to the resale by the selling stockholders identified in this prospectus or their permitted transferees (the “Selling Stockholders”) of up to an aggregate 10,558,975 shares of common stock, par value $0.001 per share (the “Common Stock”) of Focus Universal Inc., a Nevada Corporation (the “Company”, “Focus Universal”, “FCUV”, “our,” “us” or “we”), issuable upon conversion of 8,236 shares Series B Convertible Preferred Stock (the “Series B Preferred Stock”) issued and to be issued to certain investors (the “Investors”) pursuant to a securities purchase agreement dated October 21, 2025 (the “Private Placement”). The shares of Series B Preferred Stock will be issued and sold to Investors in up to three closings. The first closing for the purchase of $3,000,000 of Series B Preferred Stock occurred on October 21, 2025. The second closing for the purchase of $1,000,000 of Series B Preferred Stock to occur on the date the Company files (a) a registration statement on Form S-1, and (b) an information statement with the Securities and Exchange Commission (“SEC”). The final closing for the purchase of $3,000,000 of Series B Preferred Stock to occur within two (2) business days after (a) such registration statement is declared effective by the SEC, and (b) the information statement becomes effective. This prospectus registers the maximum number of the shares of Common Stock into which the shares of Series B Preferred Stock can be converted. See the section of this prospectus titled “Private Placement of Series B Preferred Stock” for a description of the transaction, and the section titled “Selling Shareholders” for more information on the Selling Stockholders. We will not receive any proceeds from the resale of our Common Stock.

The shares of Series B Preferred Stock, were each issued to the Investors in connection with private placement offering pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and/or Regulation D promulgated thereunder. See “Private Placement.”

As described herein, we are registering the shares of Common Stock on behalf of the Selling Stockholders who may resell from time to time up to 10,558,975 shares of Common Stock. We are registering the offer and sale of these securities to satisfy certain registration rights we have granted to the Selling Stockholders pursuant to the Private Placement transaction.

The registration of the shares of our Common Stock covered by this prospectus does not necessarily mean that any shares of our Common Stock will be sold by any of the Selling Stockholders, and we cannot predict when or in what amounts any of the Selling Stockholders may sell any of our shares of Common Stock offered by this prospectus.

The Selling Stockholders may offer, sell or distribute all or a portion of the securities hereby registered publicly or through private transactions at prevailing market prices or at negotiated prices. Each Selling Stockholder may be considered an “underwriter” within the meaning of the Securities Act of 1933, as amended.

We will bear all costs, expenses and fees in connection with the registration of these securities, including with regard to compliance with state securities or “blue sky” laws. The Selling Stockholders will bear all commissions and discounts, if any, attributable to their sale of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Markets (the “Nasdaq”) under the symbol “FCUV”. The closing price of our Common Stock as of _________, 2025 was $___ per share.

We are an “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is a smaller reporting company.

An investment in our common stock is speculative and involves a high degree of risk. Investors should carefully consider the risk factors and other uncertainties described in this prospectus before purchasing our common stock. See “Risk Factors” beginning on page 7.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL, ACCURATE, OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 8, 2025.

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AVAILABLE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-1 (together with all amendments and exhibits thereto, the “Registration Statement”) filed by us with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement and related exhibits for further information with respect to Focus Universal Inc. and the securities offered hereby. With regard to any statements contained herein concerning the provisions of any document filed as an exhibit to the Registration Statement or otherwise filed with the SEC, in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

You should rely only on information contained in this prospectus or in any free writing prospectus we may authorize to be delivered or made available to you. We have not authorized anyone to provide you with additional information or information different from that contained in this prospectus or in any free writing prospectus. Neither the delivery of this prospectus nor the sale of our securities means that the information contained in this prospectus or any free writing prospectus is correct after the date of this prospectus or such free writing prospectus. This prospectus is not an offer to sell or the solicitation of an offer to buy our securities in any circumstances under which the offer or solicitation is unlawful or in any state or other jurisdiction where the offer is not permitted.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of that free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

No person is authorized in connection with this prospectus to give any information or to make any representations about us, the securities offered hereby or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us.

We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than the United States. You are required to inform yourself about, and to observe any restrictions relating to, this offering and the distribution of this prospectus.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. You should read this entire prospectus and should consider, among other things, the matters set forth under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes thereto appearing elsewhere in this prospectus before making your investment decision. This prospectus contains forward-looking statements and information relating to Focus Universal Inc. See “Cautionary Note Regarding Forward-Looking Statements” on page 21.

Company Overview

Focus Universal Inc. (the “Company,” “we,” “us” or “our”), is a Nevada Corporation. We have developed five proprietary platform technologies that we believe solve the most fundamental problems plaguing the internet of things (“IoT”) industry by: (1) increasing the overall degree of chip integration capabilities by shifting integration from the component level directly to the device level; (2) creating a faster 5G cellular technology by using ultra-narrowband technology; (3) leveraging ultra-narrowband power line communication (“PLC”) technology; (4) developing a natural integrated programming language (“NIPL”) applied to software development, which generates a user interface through machine auto generation technology; and (5) developing a universal smart instrumentation platform (“USIP”).

IoT Overview

IoT refers to the overarching network created by billions of internet-compatible devices and machines that share data and information worldwide. As the sophistication of both hardware and software in the consumer electronics industry skyrockets, an increasing share of the electronic devices produced around the world are manufactured with internet connectivity. Forecasts suggest that by 2030, around 50 billion of these IoT devices will be in use worldwide, creating a massive web of interconnected devices spanning everything from smartphones to kitchen appliances. We believe that IoT will soon reach a critical limit; we do not have enough human labor and natural resources to support its growth. Twenty billion IoT devices challenge existing resources. To address these challenges, we have developed the technology and products described below.

Device on a Chip

We have developed an innovative and proprietary “device on a chip” (“DoC”) technology, which combines the required electronic circuits of various integrated circuit components onto a single, integrated chip (“IC”). Our DoC technology works as a single component but is capable of handling entire IoT device functions (excluding sensors and architecture-specific components). Our DoC technology includes both the hardware and software, uses less power when compared to traditional IoT devices, with better performance, and includes smaller overall devices. We believe that incorporating our DoC technology into our product offering, will simplify the manufacturing process, lowering our costs and allowing us to achieve a faster time-to-market. Our planned DoC technology allows devices to achieve interoperability with one another and are interchangeable, both features where traditional IoT devices fall short.

5G Ultra-narrowband Technology

We are currently developing 5G+, which we believe is a promising alternative wireless technology that uses our innovative ultra-narrowband (“UNB”) wireless technology. UNB technology employs an ultra-narrow spectrum channel (<1 kHz) to establish an ultra-long-distance link between transmitter and receiver. Our internal testing suggests that a single 5G+ subcarrier wave has the potential to provide speeds of 64 to 256 Mbps. Our goal is to increase the speed of 5G networks while simultaneously reducing the number of subcarriers.

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Ultra-narrowband Power Line Communication (“PLC”) Technology

Our patented PLC is an innovative communication technology that enables sending data over existing power cables in the electric grid. PLC allows IoT devices to be plugged into power outlets to establish a connection using the existing electrical wiring, permitting data sharing without the substantial investment and inconvenience of running dedicated network cables.

Historically, signals propagating along the power line have been subjected to substantial amounts of noise from devices linked to the power supply infrastructure, attenuation, and distortion that make them erratic. According to our internal testing, our ultra-narrowband PLC technology can send and receive data without the customary interference that occurs in standard office and residential environments, achieving speeds of 4 Mbps at a bandwidth of less than 1000 Hz. To test noise interference and disturbance, we utilized six industrial blowers simultaneously, and no significant interference or noise was found.

Our PLC technology can reach every node connected via the power lines. Our technology converts virtually every standard wall socket into an access point, in many ways incorporating the best of wired and wireless communication, making it a more consistent and reliable system for crucial and sensitive operations. Our ultra-narrowband PLC technology’s ability to reach long distances via power lines becomes especially useful in commercial networks that require the ability to avoid physical barriers like walls, underground structures, and hills, such as those networks used in industrial facilities, underground structures, golf course irrigation systems, and educational campuses.

Natural Integrated Programming Language (“NIPL”)

We have developed a proprietary and patented “user interface machine auto generation platform” (“UIMAGP”) to replace manual software designs currently in use. The UIMAGP simplifies the process of software programming by saving hundreds of lines of code into a micro code that can be saved to a sensor module. When that sensor module is plugged into a USIP, the user interface specification codes saved to the sensor module is sent to the platform and a universal display, such as a smartphone, a computer, or a display unit. The UIMAGP saved on the universal display automatically generates the user interface within milliseconds instead of requiring months or years of software development work.

Universal Smart Instrumentation Platform

USIP is an advanced hardware and software integrated instrumentation platform with a large-scale modular design approach. USIP integrates many technologies, including cloud technology, wired and wireless communication technology, software programming, instrumentation technology, artificial intelligence, PLC, sensor networking, and IoT technology into a single platform. USIP has primary functionalities and an open architecture capable of incorporating a variety of individual instruments, functions, sensors, and probes from different industries and vendors into a single unit. Instruments, sensors, or probes ranging from a few to several hundred or even thousands in any combination from various industries and vendors can share or reuse the same platform. USIP is designed to be compatible with all instruments, sensors, or probes on the market and capable of monitoring and controlling any combination of instruments or sensors. We believe our USIP will revolutionize the field of instrumentation, measurement, control, and automation.

Universal Smart Device (Ubiquitor)

The initial, simplified version of universal smart IoT technology is our universal smart device (“Ubiquitor”). Theoretically, a single Ubiquitor can connect many sensors, including a vast number of independent sensors. This allows installations using our platform to be both efficient and cost effective.

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Current Product Offering and Recent Developments

We are also a wholesaler of various digital, analog, and quantum light meters and filtration products, including fan speed adjusters, carbon filters and high-efficiency particulate arrestance filtration systems. We source these products from manufacturers in China and then sell them in the U.S..

Through AVX Design and Integration, Inc. (“AVX”), an IoT installation and management company based in southern California, and a subsidiary of the Company, we offer residential customers an entire smart home product line. We have finished designing smart devices for lighting control, air conditioner control, sprinkler control, garden light control, garage door control, and heating control and are in the process of developing a swimming pool control device, smoke detector, and carbon monoxide monitor.

In an effort to continually develop our product lines, we plan to phase out the traditional, lower-margin products, such as the first-generation digital light meter, and are preparing to launch a new line of products that have been in development for several years. These newer technology products will be released in phases, and we intend that increasing amounts of technology will be layered upon these products. We have developed products in both the controlled agriculture industry and home automation industries, taking advantage of our existing relationships in both sectors.

We are building a U.S.-based sales team to market our Smart AVX-branded product lines. The team has already begun marketing our current large format multimedia touch screens, surveillance camera system (cameras and network video recorders (“NVRs”)), indoor and outdoor LED screens for use in commercial and corporate settings. Our products on the home automation front are beginning the production cycle. Smart wall touch light switches, digital control smart wall touch light switches, smart timers, and smart controllers are ready for production, as well as a universal app to connect these smart home devices together.

Our Focus Shenzhen subsidiary has developed an electrode with a “Total Dissolved Solids” (“TDS”) meter design, with applications in all solubility measurements. The designs of our TDS sensor, carbon dioxide sensor, new quantum PAR sensor and total dissolved oxygen sensors are also completed. Our testing against the state-of-the-art sensors on the market suggests to us that the new sensors are at least as good as the best quality sensors on the market. However, we believe that our sensors are more cost effective.

Our public reporting automation software is completed and currently undergoing extensive testing. We have developed a Microsoft®-based add-on software that aims to streamline and automate the SEC reporting preparation process. We believe the software will significantly simplify the Form 10-Q and Form 10-K preparation processes and make creating, editing and managing documents both simple and accurate. We are planning to commercialize this software in 2025. A cloud-based version of this software is also under development.

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Summary of Risk Factors

Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” section beginning on page 7 before making a decision to invest in our securities. If any of these risks actually occur, our business, financial condition or results of operations would likely be materially adversely affected. In each case, the trading price of our securities would likely decline, and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

•	We have a history of operating losses.
•	We require significant funding to develop, manufacture and market our Ubiquitor wireless sensor.
•	The size and future growth in the market for our Ubiquitor device or the technologies we are currently developing has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.
•	The Ubiquitor device could fail to gain traction in the marketplace for a number of reasons that would adversely impact our financial results and cause our investors to lose money.
•	If we are unable to properly forecast future demand of our products, our production levels may not meet demands, which could negatively impact our operating results.
•	Demand for our products is uncertain and depends on our currently unproven ability to create and maintain superior performance.
•	Our failure to respond to rapid changes in the technology markets could cause us to lose revenue and harm our competitive position.
•	We outsource our product manufacturing and are susceptible to problems in connection with procurement, decreasing quality, reliability and protectability.
•	We outsource the manufacturing of key elements of our quantum light meters and air filters to a single manufacturing partner, with whom we do not have a formal contractual relationship.
•	Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our connected products potentially expose our business to cybersecurity threats.
•	Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.
•	We depend on key personnel.
•	Our sensor segment is subject to risks associated with operations that have a concentration of customers.
•	Using wireless transmission technologies such as Wi-Fi and Bluetooth may create security risks.
•	We currently have identified significant deficiencies in our internal control over financial reporting that, if not corrected, could result in material misstatements of our financial statements.
•	The success of our smart home installation business will depend upon the efforts of management of our subsidiary AVX.
•	Our shares of common stock are listed on NASDAQ, and we may not be able to maintain the continued listing standards.
•	An active trading market for our common stock may not be maintained.
•	The market price, trading volume and marketability of our securities may, from time to time, be significantly affected by numerous factors beyond our control, which may materially adversely affect the market price of your securities, the marketability of your securities and our ability to raise capital through future equity financings.

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Corporate Information

We are based in the City of Ontario, California, and were incorporated in Nevada in 2012. In December of 2013, we filed an S-1 registration statement that went effective on March 14, 2014. From March 14, 2014, through August 30, 2021, our securities traded on the OTCQB Market. From August 31, 2021, our securities traded on the Nasdaq Capital Market. From January 28, 2022, to September 22, 2024, our securities traded on the Nasdaq Global Market. Starting on September 23, 2024, our securities were transferred for trading in the Nasdaq Capital Market. We hold 27 patents and patents pending in various phases of the patent process.

We have multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX, also doing business as Smart AVX (“Smart AVX”), Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), and Lusher, Inc. (“Lusher”).

Perfecular Inc. was founded in September 2009, is headquartered in Ontario, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX, incorporated on June 16, 2000, in the state of California, is an internet of IoT installation and management company specializing in high performance and easy to use audio/video systems, home theaters, lighting control, automation and integration systems for houses, apartments, commercial complexes, and office spaces. AVX also markets and sells our IoT Products, such as high-end LED, live wall panel products and cameras, under the Smart AVX name.

On December 23, 2021, Focus Shenzhen was founded as a mainland China office for manufacturing procurement expertise and to support research and development activities. Focus Shenzhen is designed to function as a branch office accessing high level research and development support, and the ability to source products and build relationships with manufacturers in China.

As of April 30, 2024, the Company founded a wholly owned subsidiary named Lusher Inc. Lusher Inc. was founded to develop, market, and commercialize an automation software, called One Touch Financial, initially targeting the financial reporting software market sector. As of May 11, 2024, the Company announced board approval for the eventual spin-off of Lusher to better prioritize the development of its SEC Financial Reporting Automation Software while also allowing the management of Focus Universal Inc. to better prioritize its core business. As of the date of this filing, the Company has spent significant time and attention to develop the One Touch Financial software tool and has performed software demonstrations at various conferences.

Our principal executive offices are located at 2311 East Locust Court, Ontario, CA 91761. Our telephone number is (626) 272-3883, and our website is www.focusuniversal.com. Our website and the information contained therein, or connected thereto, are not intended to be incorporated into this prospectus.

Implications of Being a Smaller Reporting Company

We are a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We will remain a smaller reporting company until the last day of the fiscal year in which the aggregate market value of our Common Stock that is held by non-affiliates is at least $250 million or the last day of the fiscal year in which we have at least $100 million in revenue and the aggregate market value of our Common Stock that is held by non-affiliates is at least $700 million (in each case, with respect to the aggregate market value of our Common Stock held by non-affiliates, as measured as of the last business day of the second quarter of such fiscal year). As a smaller reporting company we may rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and, smaller reporting companies have reduced disclosure obligations regarding executive compensation. As a smaller reporting company, any decision on our part to comply only with certain reduced reporting and disclosure requirements applicable to smaller reporting companies could make our Common stock less attractive to investors.

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THE OFFERING

Securities Being Offered by the Selling Stockholders	Up to 10,558,975 shares of our Common Stock issued upon conversion of 8,236 shares of Series B Preferred Stock issued by the Company to Investors under the Private Placement.

Shares of Common Stock Outstanding Prior to the Offering	8,211,705 shares of our common stock

Shares of Common Stock Outstanding Immediately Following this Offering	Up to 18,770,680 shares of common stock.

Use of Proceeds	We are not selling any securities under this prospectus and will not receive any proceeds from the sale of Common Stock by the Selling Stockholders pursuant to this prospectus.

NASDAQ Listing Symbol	“FCUV”

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See “Risk Factors” beginning on page 7.
Voting Rights	Shares of our common stock are entitled to one vote per share. We have filed certificates of designation for two series of shares of preferred stock, Series A and Series B, none of which have voting rights. Therefore, all holders of our common stock, including our officers and directors, are entitled to the same voting rights.

Lock-Ups	Our officers and certain holders of our capital stock (minimum 5% holders) have entered into lock-ups restricting the transfer of shares of, or relating to, our capital stock until December 29, 2025 or 60 days after the later of the closing of the placement or effectiveness of this Registration Statement.

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RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occurs, then our business, financial condition or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein. In addition to the risks outlined below, risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business operations. Potential risks and uncertainties that could affect our operating results and financial condition include, without limitation, the following:

Risks Related to our Business and Industry

We have a history of operating losses and going concern basis, and we may not be able to achieve profitability.

We were incorporated on December 4, 2012; and as of September 30, 2025, we had an accumulated deficit of $29,705,709. Our current liquidity position raises substantial doubt about our ability to continue as a going concern. The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. The Company has a net loss of $3,923,401 and $1,238,776 for the nine months ended September 30, 2025 and 2024, respectively. In addition, the Company had an accumulated deficit of $29,705,709 and $25,782,308 as of September 30, 2025 and December 31, 2024, respectively, and negative cash flow from operating activities of $3,709,104 and $3,658,901 for the nine months ended September 30, 2025 and 2024, respectively. If we are not successful in growing revenues and controlling costs, we will not achieve profitable operations or positive cash flow, and even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods.

We require significant funding to develop, manufacture and market our Ubiquitor wireless sensor.

We may ultimately require up to $20 million to fund the development, manufacturing, assembly and marketing strategy for the Ubiquitor. Once we achieve this fund-raising goal, we intend to position ourselves in the small device market, establishing the price at below a few hundred dollars. Due to superior functionality and low price, we expect to capture this section of the market easily. Once our product and service mature, and the Company becomes better known, we believe we could gain market share in the high-end market. None of this will be possible if we fail to obtain the funding we require. There is no guarantee that additional funding can be obtained on favorable terms, if at all.

We depend on key personnel.

Our future success will depend in part on the continued service of key personnel, particularly, Desheng Wang, our Chief Executive Officer, and Edward Lee, the Chairman of our Board.

If any of our directors and officers choose to leave the Company, we will face significant difficulties in attracting potential candidates for replacement of our key personnel due to our limited financial resources and history of operating losses.

Regulatory actions could limit our ability to market and sell our products.

Many of our products and the industries in which they are used are subject to U.S. and foreign regulation. Government regulatory action could greatly reduce the market for our Ubiquitor device and for smart home installation. For example, the power line grid, which is the communications grid that could be used by some of our products, is subject to special regulations in North America, Europe and Japan. In general, these regulations limit the ability of companies such as ours to use power lines as a communication medium. In addition, some of our competitors have attempted or may attempt to use regulatory actions to reduce the market opportunity for our products or to increase the market opportunity for their own products.

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We outsource our product manufacturing and are susceptible to problems in connection with procurement, decreasing quality, reliability and protectability.

We assemble our Ubiquitor devices by using fully manufactured parts, the manufacturing of which has been fully outsourced. We have no direct control over the manufacturing processes of our products. This lack of control may increase quality or reliability risks and could limit our ability to quickly increase or decrease production rates.

We outsource the manufacturing of key elements of our quantum light meters and air filters to a single manufacturing partner, with whom we do not have a formal contractual relationship.

We outsource the manufacture of our quantum light meter and air filtration devices to a single contract manufacturer, Tianjin Guanglee Technologies Ltd. (“Tianjin Guanglee”). If Tianjin Guanglee’s operations are interrupted or if Tianjin Guanglee is unable to meet our delivery requirements due to capacity limitations or other constraints, we may be limited in our ability to fulfill new customer orders, and we may be required to seek new manufacturing partners in the future. Tianjin Guanglee has limited manufacturing capacity, is itself dependent upon third-party suppliers and is dependent on trained technical labor to effectively create components making up our devices or to repair special tooling. In addition, as of the date of this report, we do not have a formal development and manufacturing agreement that regulates our business relationship with Tianjin Guanglee. Although we continue to operate under the terms of an oral agreement, and we believe there are a multitude of manufacturers that could quickly replace Tianjin Guanglee, our manufacturing operations could be adversely impacted if we are unable to enforce Tianjin Guanglee’s performance.

Our potential inability to adequately protect our intellectual property during the outsource manufacturing of our quantum light meters and filtration products in China could negatively impact our performance.

In connection with our manufacturing outsourcing arrangements, we rely on third-party manufacturers to implement customary manufacturer safeguards onsite, such as the use of confidentiality agreements with employees, to protect our proprietary information and technologies during the manufacturing process. However, these safeguards may not effectively prevent unauthorized use of such information and technical know-how or prevent the manufacturers from retaining them. We face risks that our proprietary information may not be afforded the same protection in China as it is in countries with more comprehensive intellectual property laws, and local laws may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our proprietary rights in China, and failure to obtain or maintain intellectual property or trade secret protection could adversely affect our competitive business position. If the third-party manufacturers of our proprietary products misappropriate our intellectual property, our business, prospects and financial condition could be materially and adversely affected.

Our business operations in China may negatively affect our ability to protect our intellectual property and our financial position.

On December 31, 2021, we set up a branch office in mainland China. Historically, China has not protected intellectual property rights to the same extent as the United States, and infringement of intellectual property rights continues to pose a serious risk of doing business in China. Monitoring and preventing unauthorized use is difficult. The measures we take to protect our intellectual property rights may not be adequate. Any unauthorized use of our intellectual property rights could harm our competitive advantages and business. Furthermore, the application of laws governing intellectual property rights in China is uncertain and evolving and could involve substantial risks to us. If we are unable to adequately protect our intellectual property rights, we may lose these rights and our business may suffer materially. Moreover, the complexities that arise from operating in a different tax jurisdiction inevitably led to an increased exposure to international taxation. Should review of our tax filings result in unfavorable adjustments, our operating results, cash flows, and financial position could be materially and adversely affected.

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The size and future growth in the market for our Ubiquitor device or our PLC technology has not been established with precision and may be smaller than we estimate, possibly materially. If our estimates and projections overestimate the size of this market, our sales growth may be adversely affected.

Our estimates of the size and future growth in the market for our Ubiquitor device or our PLC technology is based on several internal studies, reports and estimates. In addition, our internal estimates are based on current feedback from clients using current generation technology and our belief is that the use and implementation of our technologies in the United States and worldwide will be extensive. While we believe we are using effective tools in estimating the total market for Ubiquitor device or our PLC technology, these estimates may not be correct and the conditions supporting our estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. The actual demand for our products or competitive products, could differ materially from our projections if our assumptions are incorrect. As a result, our estimates of the size and future growth in the market for the Ubiquitor device or our PLC technology may prove to be incorrect. If the demand is smaller than we have estimated, it may impair our projected sales growth and have an adverse impact on our business.

If we are unable to properly forecast future demand of our products, our production levels may not meet demands, which could negatively impact our operating results.

Our ability to manage our inventory levels to meet our customer’s demand for our products is important for our business. Our production levels and inventory management are based on demand estimates six to twelve months forward considering supply lead times, production capacity, timing of shipments, and dealer inventory levels. If we overestimate or underestimate demand for any of our products during a given season, we may not maintain appropriate inventory levels, which could negatively impact our net sales or working capital, hinder our ability to meet customer demand, or cause us to incur excess and obsolete inventory charges.

Demand for our Ubiquitor product may be affected by new entrants who copy our products and/or infringe on our intellectual property.

The ability to protect and enforce intellectual property rights varies across jurisdictions. An inability to preserve our intellectual property rights may adversely affect our financial performance. Competitors and others may also initiate litigation to challenge the validity of our intellectual property or allege that we infringe their intellectual property. We may be required to pay substantial damages if it is determined our products infringe on their intellectual property. We may also be required to develop an alternative, non-infringing product that could be costly and time-consuming, or acquire a license on terms that are not favorable to us. Protecting or defending against such claims could significantly increase our costs, divert management’s time and attention away from other business matters, and otherwise adversely affect our results of operations and financial condition.

Internal system or service failures, including as a result of cyber or other security incidents, could disrupt business operations, result in the loss of critical and confidential information, and adversely impact our reputation, our business, financial condition, results of operations and cash flows. Our connected products potentially expose our business to cybersecurity threats.

Some of our products connect to the internet and potentially expose our business to cybersecurity threats. Global cybersecurity threats and incidents can range from uncoordinated individual attempts to gain unauthorized access to our systems to sophisticated and targeted measures known as advanced persistent threats directed at our products, our customers and/or our third-party service providers, including cloud providers. There has been an increase in the frequency and sophistication of cyber and other security threats we face, and our customers are increasingly requiring cyber and other security protections and standards in our products, and we may incur additional costs to comply with such demands.

The potential consequences of a material cyber, or other security incident include financial loss, reputational damage, negative media coverage, litigation with third parties, which in turn could adversely affect our competitiveness, business, financial condition, results of operations and cash flows.

9

Our sensor segment is subject to risks associated with operations as we diversify away from a single dominant customer.

While in the past we were subject to volatility as a result of having only one dominant customer, diversification away from a single customer also poses some risks associated with the migration. While the Company will possess more revenues streams, the migration away from a single steady customer poses risks as we begin to build new relationships. Along with new marketing efforts, we need to continue to cater to the needs of these new customers or the business may fluctuate or vanish.

Our air filtration business segment could experience price fluctuations in raw materials, availability problems, and volatile demand.

The principal raw materials that we use are filter media, activated charcoal, perforated metal sheet, and certain other petroleum-based products, like plastics, rubber, and adhesives. Our cost of filter media can experience price fluctuations. Larger competitors can enter selective supply arrangements with major suppliers that reduce medium-to-long-term volatility in costs. We cannot guarantee purchases in the volume that justifies such selective supply arrangements. Thus, we could be subject to price volatility.

Prices and availability for the electronic parts and plastics we need to assemble the Ubiquitor could fluctuate.

The principal raw materials that we use for our Ubiquitor device are standard industrial electronics parts and plastics that are generally easily available through a variety of U.S. domestic and foreign manufacturers. Such raw materials can experience price fluctuations due to a variety of factors, such as tariffs, import/export fees and delays, and availability. If there is scarcity, then larger competitors could be given purchasing priority with major suppliers that could make it so smaller companies like us experience volatility in costs and/or availability issues. We expect added volatility as new import tariffs may be imposed on imports from China, Mexico and Canada. Because this is a recent development, we have not been able to fully assess this risk or its effects in the manufacturing and import of our products. Also, since we have not yet manufactured in large numbers, our management team might not have the expertise to mitigate such price fluctuations or availability concerns. Thus, suppliers could stop selling to us because of demand. Even though it is possible to find alternative suppliers, changing to new suppliers could delay production and affect the quality of certain products, and there is no guarantee that new tariffs will not be levied upon goods imported from such new suppliers.

Changes in tariffs, import or export restrictions, Chinese regulations or other trade barriers may reduce gross margins.

We currently source products from manufacturers in China, including digital, analog, and quantum light meters, filtration products and certain components for our Ubiquitor device. Currently, the prices we offer to our U.S. customers are FOB (Free on Board) China. Only the cost of delivering the goods to the nearest port is included and the customer is responsible for the shipping from China and responsible for all other fees, including tariffs, associated with delivering the goods to the ultimate destination. If our customers changes the term to CIF (Cost, Insurance, and Freight) United States, then we would be responsible for the shipping costs and the tariff costs, which may reduce our gross margin, specially now that new tariffs may be imposed on goods imported from China. Thus, we may incur increases in costs due to changes in tariffs, import or export restrictions, other trade barriers, or unexpected changes in regulatory requirements, any of which could reduce our gross margins. Moreover, volatile economic conditions may impact the ability of our suppliers to make timely deliveries; and if a supplier fails to make a delivery, there is no guarantee that we will be able to timely locate an alternative supplier of comparable quality at an acceptable price.

Since the beginning of 2025, the U.S. has taken executive orders to increase tariffs against imports from Chinese, Mexican and Canadian goods, but it is difficult to determine at this time if more tariffs will be imposed on goods imported from other countries. It is difficult to anticipate the impact on our business caused by the increased tariffs or whether additional changes in tariffs will materialize in the future. Given the relatively fluid regulatory environment in China and the United States, there could be additional tax, tariffs, or other regulatory changes in the future, and China could retaliate against the tariffs recently imposed by the U.S. Any such changes could directly and materially adversely impact our business, financial condition, and operating results.

10

Our failure to respond to rapid change in the technology markets could cause us to lose revenue and harm our competitive position.

Our future success will depend significantly on our ability to develop and market new products that keep pace with technological developments and evolving industry standards for technology. We are currently developing products, including our Ubiquitor device, universal smart monitors, and controllers, distributed shared universal smart home products, and smart products for the gardening industry, for MacOS, PC, as well as mobile operating systems such as Android and iOS, that transmit data over Wi-Fi signals, cellular signals, Bluetooth, certain power line systems, traditional wired systems, and other radio frequency systems that enable data transmission. Our delay or failure to develop or acquire technological improvements, adapt our products to technological changes or provide technology that appeals to our customers may cause us to lose customers and may prevent us from generating revenue which could ultimately cause us to cease operations.

Our business depends on our ability to keep manufacturing costs low; and we may lack the expertise necessary to negotiate and maintain favorable pricing, supply, business and credit terms with our potential vendors.

It may be difficult to negotiate or maintain favorable pricing, supply, business or credit terms with our potential vendors, suppliers and service providers. In addition, product manufacturing costs may increase if we fail to achieve anticipated volumes. There can be no assurance that we will be able to successfully manage these risks. In summary, we can offer no assurance that we will be able to obtain a sufficient (but not excess) supply of products on a timely and cost-effective basis. Our failure to do so would lead to a material adverse impact on our business.

Since wireless networks are susceptible to interference and other limitations, and one advantage of our Ubiquitor device and our USIP platform is that it can connect to wireless networks as one way to transmit data, wireless network limitations may reduce the competitive advantage of the Ubiquitor and USIP platform in the marketplace.

Our Ubiquitor and USIP platform relies on both wired and wireless networks to transmit data, which is a major advantage of the Ubiquitor device and the USIP platform. Wireless networks allow multiple users to access large amounts of information without the hassle of running wires to and from each IoT device. However, wireless networks have technological limitations and there are several disadvantages that our Ubiquitor device may face when using a wireless network. Wireless networks are typically expensive; it can cost up to four times more to set up a wireless network than to set up a wired network. The range of a wireless network is limited, and a typical wireless router will only allow individuals located within 150 to 300 feet to access the network. Wireless networks are extremely susceptible to interference from radio signals, radiation, and other similar types of interference. Such interference may cause a wireless network to malfunction. Wireless networks can be accessed by any IoT device within range of the network’s signal so information transmitted through the network (including encrypted information) may be intercepted by unauthorized users. Wireless networks are typically slower than wired networks, sometimes even up to 10 times slower. Walls and floors can seriously limit the range of your wireless network. Since wireless networks have severe limitations, these limitations may reduce the competitive advantage that the Ubiquitor provides in the marketplace which might prevent widespread adoption.

11

Demand for our products is uncertain and depends on our currently unproven ability to create and maintain superior performance.

Our future operating results will depend upon our ability to provide our products or services and to operate profitably in an industry characterized by intense competition, rapid technological advances, and low margins. This, in turn, will depend on several factors, including:

•	Our ability to generate significant sales and profit margin from the Ubiquitor device;

•	Worldwide market conditions and demand for sensor devices and other products we may continue to add as we move forward;

•	Our success in meeting targeted availability dates for our products and services;

•	Our ability to develop and commercialize new intellectual property and to protect existing intellectual property;

•	Our ability to maintain profitable relationships with our distributors, retailers and other resellers;

•	Our ability to maintain an appropriate cost structure;

•	Our ability to attract and retain competent, motivated employees;

•	Our ability to comply with applicable legal requirements throughout the world; and

•	Our ability to successfully manage litigation, including enforcing our rights, protecting our interests, and defending claims made against us.

These factors are difficult to manage, satisfy and influence and we cannot provide any assurance that we will be able to generate significant demand for and sales of our products.

The Ubiquitor device could fail to gain traction in the marketplace for several reasons that would adversely impact our financial results and cause our investors to lose money.

Future rollout of the Ubiquitor entail numerous risks such as:

•	Any lack of market acceptance of the Ubiquitor;

•	Failure to maintain acceptable arrangements with product suppliers, particularly considering lower than anticipated volumes;

•	Manufacturing, technical, supplier, or quality-related delays, issues, or concerns, including the loss of any key supplier or failure of any key supplier to deliver high quality products on time;

•	Competition;

•	Potential declines in demand for sensor devices; and

•	Risks that third parties may assert intellectual property claims against our products.

To compete successfully, we must accurately forecast demand, closely monitor inventory levels, secure quality products, continuously drive down costs, meet aggressive product price and performance targets, create market demand for our brand and hold sufficient, but not excess, inventory.

12

Our Ubiquitor device greatly depends on the growth and adoption of the IoT market, and other next-generation internet and smartphone-based applications.

The Internet may ultimately prove not to be a viable commercial marketplace for IoT applications for several reasons, including:

•	unwillingness of consumers to shift to and use other such next-generation Internet-based, smartphone-assisted applications;

•	refusal to purchase our products and services;

•	perception by end-users with respect to the quality of our wireless sensors in an industry historically dominated by wired sensors; competition;

•	inadequate development of smartphone infrastructure to keep pace with increased levels of use; and

•	increased government regulations in a relatively unregulated marketplace.

There is a risk that the market will not adapt to using the smartphone readout as a substitute platform for sensor devices, causing our products to fail in the marketplace.

Most products on the small sensor device market do not currently use smartphones to collect and analyze sensor data. There is no guarantee that using smartphone technology will cut production costs and be well received. If our USIP using smartphone technology is not well received, there is a risk that device manufacturers will develop new monitoring and operating components that are incompatible with our current platform instead of developing the traditional sensors that are compatible with our technology. Updating our platform to stay compatible with new components could increase our costs unexpectedly.

Using wireless transmission technologies such as Wi-Fi and Bluetooth may create security risks.

There is also a risk of failure based on the wireless transmission of data used by our smartphone platform. If there is instability in a wireless network, Bluetooth sensor, or other network problems that are out of our control, our new platform may not be well received. Our smartphone platform relies on the wireless transmission of data through Wi-Fi networks and Bluetooth sensors. These networks are often deemed less secure than a hard-wired network. The security of a wireless network is often out of our control. However, any breach of security could result in the market and sensor device manufacturers to fail to embrace our platform.

Our business involves the use, transmission and storage of confidential information, and the failure to properly safeguard such information could result in significant reputational harm.

We may at times collect, store, and transmit information of, or on behalf of, our clients that may include certain types of confidential information that may be considered personal or sensitive, and that are subject to laws that apply to data breaches. We believe that we take reasonable steps to protect the security, integrity, and confidentiality of the information we collect and store, but there is no guarantee that inadvertent or unauthorized disclosure will not occur or that third parties will not gain unauthorized access to this information despite our efforts to protect this information, including through a cyber-attack that circumvents existing security measures and compromises the data that we store. If such unauthorized disclosure or access does occur, we may be required to notify persons whose information was disclosed or accessed. Most states have enacted data breach notification laws and, in addition to federal laws that apply to certain types of information, such as financial information, federal legislation has been proposed that would establish broader federal obligations with respect to data breaches. We may also be subject to claims for breach of contract for such unauthorized disclosure or access, investigation and penalties by regulatory authorities and potential claims by persons whose information was disclosed. The unauthorized disclosure of information, or a cyber-security incident involving data that we store, may result in the termination of one or more of our commercial relationships or a reduction in client confidence and usage of our services. We may also be subject to litigation alleging the improper use, transmission, or storage of confidential information, which could damage our reputation among our current and potential clients and cause us to lose business and revenue.

13

Product liability associated with the production, marketing, and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation.

The production, marketing and sale of digital products have inherent risks of liability in the event of product failure or claim of harm caused by product operation. Furthermore, even meritless claims of product liability may be costly to defend against. We do not currently have product liability insurance for our products. We may not be able to obtain this insurance on acceptable terms or at all. Because we may not be able to obtain insurance that provides us with adequate protection against all or even some potential product liability claims, a successful claim against us could materially deplete our assets. Moreover, even if we can obtain adequate insurance, any claim against us could generate negative publicity, which could impair our reputation and adversely affect the demand for our products, our ability to generate sales and our profitability. For the products we sell int the U.S., we also do not carry product liability insurance. It is our management’s position that these handheld battery-operated products do not carry substantial product liability risk and to the extent there are any product liability risks, such risks are born by the distributor, who does carry product liability insurance coverage for the products we provide to them, and they sell to their customers. However, it is possible that we could face liability in a products liability lawsuit for manufacturing defects or defective design since we design or manufacture the products sold by certain U.S. distributors.

Some of the agreements that we may enter with manufacturers or distributors of our products and components of our products may require us:

•	to obtain product liability insurance; or

•	to indemnify manufacturers against liabilities resulting from the sale of our products.

If we are not able to obtain and maintain adequate product liability insurance, then we could be in breach of these agreements, which could materially adversely affect our ability to produce our products and generate revenues. Even if we can obtain and maintain product liability insurance, if a successful claim in excess of our insurance coverage is made, then we may have to indemnify some or all of our manufacturers or distributors for their losses, which could materially deplete our assets.

We may not be able to identify suitable acquisition targets or otherwise successfully implement a growth strategy reliant on mergers and acquisitions.

To expand our business, we hope to pursue mergers and acquisitions to acquire new or complementary businesses, services or technologies. We expect to continue evaluating potential strategic acquisitions of businesses, services, and technologies. However, we may not be able to identify suitable candidates, negotiate appropriate or favorable acquisition terms, obtain financing that may be needed to consummate such transactions or complete proposed acquisitions. Any such future mergers and acquisitions would be accompanied by the risks commonly encountered in acquisitions of companies, including, among other things, the difficulty of integrating the operations and personnel of the acquired companies; the potential disruption of the Company’s ongoing business; the inability of management to incorporate successfully acquired technology and rights into the Company’s services and product offerings; additional expense associated with amortization of acquired intangible assets; the maintenance of uniform standards, controls, procedures and policies; and the potential impairment of relationships with employees, customers and strategic partners.

Our growth strategy includes licensing our intellectual property, and we run the risk that a licensee could become a competitor.

As part of our growth strategy, we anticipate licensing our intellectual property. Licensing our intellectual property could potentially damage our business if a licensee becomes a competitor, especially once the statutory rights to our intellectual property have expired or the licensing arrangement with a licensee has terminated. A licensee could develop modifications of our intellectual property and choose to compete with us in the marketplace. Litigation may be necessary to protect our rights to our intellectual property. Even if we are successful, litigation could result in substantial costs and be a distraction to our management team. If we are not successful, we could lose valuable intellectual property rights.

14

Product defects could result in costly fixes, litigation, and damages.

Our business exposes us to potential product liability risks that are inherent in the design, manufacture, and sale of our products. If there are claims related to defective products (under warranty or otherwise), particularly in a product recall situation, we could be faced with significant expenses in replacing or repairing the product. For example, our filtration products or Ubiquitor devices obtain raw materials, machined parts and other product components from suppliers who provide certifications of quality which we rely on. Should these product components be defective and pass undetected into finished products, or should a finished product contain a defect, we could incur significant costs for repairs, re-work and/or removal and replacement of the defective product. In addition, if a dispute over product claims cannot be settled, arbitration or litigation may result, requiring us to incur attorneys’ fees and exposing us to the potential of damage awards against us.

Only two officers have public company experience on our management team which could adversely impact our ability to comply with the reporting requirements of U.S. securities laws.

Amongst our officers, only Dr. Desheng Wang, our CEO, and Irving Kau, our CFO, have public company experience. Our CEO and CFO are ultimately responsible for complying with federal securities laws and making required disclosures on a timely basis. Any such deficiencies, weaknesses or lack of compliance could have a materially adverse effect on our ability to comply with the reporting requirements of the Securities Exchange Act of 1934, as amended, which is necessary to maintain our public company status. If we were to fail to fulfill those obligations, our ability to continue as a U.S. public company would be in jeopardy in which event you could lose your entire investment in our Company.

Some of our officers, directors, consultants, and advisors are involved in other businesses and not obligated to commit their time and attention exclusively to our business and therefore they may encounter conflicts of interest with respect to the allocation of time and business opportunities between our operations and those of other businesses.

Another example of a conflict of interest are so called “self-dealing” transactions. If a conflict-of-interest transaction is negotiated and approved, in a manner that approximates arms-length negotiations, the transaction is accepted unless a shareholder proves in court that the transaction is not entirely fair to the company or its shareholders. The burden is on the shareholder to show lack of entire fairness. A self-dealing transaction is considered invalid if challenged, unless the interested director proves in court that the transaction is entirely fair to the Company. The burden is on the director to show entire fairness.

If, because of these conflicts, we may be deprived of business opportunities or information, the execution of our business plan and our ability to effectively compete in the marketplace may be adversely affected. If our audit committee becomes aware of such conflict of interests, we will take an immediate action to resolve it. Each conflict of interest will be handled by the Company based on the nature of the conflict and the individual involved in it.

We are not aware of any current or potential conflict of interests with our consultants or advisors.

We have concluded that we have not maintained effective internal control over financial reporting through the years ended December 31, 2024, and December 31, 2023. Significant deficiencies and material weaknesses in our internal control could have material adverse effects on us.

It is important for us to maintain effective internal control over financial reporting, which is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely manner.

15

A material weakness in our internal control over financial reporting could adversely impact our ability to provide timely and accurate financial information. If we are unsuccessful in implementing or following our remediation plan, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or maintain effective disclosure controls and procedures. If we are unable to report financial information timely and accurately or to maintain effective disclosure controls and procedures, we could be subject to, among other things, regulatory or enforcement actions by the SEC, any one of which could adversely affect our business prospects.

Our executive officers and directors collectively have the power to control our management and operations and have a significant majority in voting power on all matters submitted to the stockholders of the Company.

Our CEO and one of our directors, Dr. Desheng Wang, owns 30% of the outstanding shares of our common stock as of the date of this report. Our directors and executive officers together own over 49% of the outstanding shares of our common stock. Accordingly, our directors have a significant influence in determining the outcome of all corporate transactions or other matters, including mergers, consolidations, and the sale of all or substantially all of our assets. They also have the power to prevent or cause a change in control. The interests of our directors may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

Management currently beneficially owns most of our outstanding common stock. Consequently, management can influence control of the operations of the Company and, acting together, will have the ability to influence or control substantially all matters submitted to stockholders for approval, including:

•	Election of our board of directors;

•	Removal of directors;

•	Amendment to the Company’s Articles of Incorporation or Bylaws; and

•	Adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination.

These stockholders have complete control over our affairs. Accordingly, this concentration of ownership by itself may have the effect of impeding a merger, consolidation, takeover or other business consolidation, or discouraging a potential acquirer from making a tender offer for the common stock.

If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results. As a result, current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our stock.

Members of our Board of Directors are inexperienced with U.S. GAAP and the related internal control procedures required of U.S. public companies. Management has determined that our internal audit function is also significantly deficient due to insufficient qualified resources to perform internal audit functions.

We are a smaller reporting company with limited resources. Therefore, we cannot assure investors that we will be able to maintain effective internal controls over financial reporting based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) in Internal Control-Integrated Framework. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. The Company has deficiencies over financial statements in areas of recording revenue and expenses in proper cut off as well as proper classification of accounts. For these reasons, we are considering the costs and benefits associated with improving and documenting our disclosure controls and procedures and internal controls and procedures, which includes (i) hiring additional personnel with sufficient U.S. GAAP experience and (ii) implementing ongoing training in U.S. GAAP requirements for our CFO and accounting and other finance personnel. If the result of these efforts are not successful, or if material weaknesses are identified in our internal control over financial reporting, our management will be unable to report favorably as to the effectiveness of our internal control over financial reporting and/or our disclosure controls and procedures, and we could be required to further implement expensive and time-consuming remedial measures and potentially lose investor confidence in the accuracy and completeness of our financial reports which could have an adverse effect on our stock price and potentially subject us to litigation.

16

The requirements of being a public company may strain our resources and distract our management.

We are required to comply with various regulatory and reporting requirements, including those required by the Securities and Exchange Commission. Complying with these reporting and other regulatory requirements is time-consuming and may result in increased costs to us and could have a negative effect on our business, results of operations and financial condition.

As a public company, we are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and requirements of the Sarbanes-Oxley Act of 2002, as amended, or SOX. These requirements may place a strain on our systems and resources. The Exchange Act requires that we file annual, quarterly, and current reports with respect to our business and financial condition. SOX requires that we maintain effective disclosure controls and procedures and internal controls over financial reporting. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly and increase demand on our systems and resources.

These activities may divert management’s attention from other business concerns, which could have a material adverse effect on our business and results of operations.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs, and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to practice, regulatory authorities may initiate legal proceedings against us and our business may be harmed.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our Board of Directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

Risks Related to AVX

Increasing competition within our industry could have an impact on our business prospects.

The IoT market is a growing industry where new competitors are entering the market frequently. These competing companies may have significantly greater financial and other resources than we have and may have been developing their products and services longer than we have been developing ours. Although our portfolio of products and related revenue stream sources are broad, increasing competition may have a negative impact on our profit margins.

The success of our smart home installation business will depend upon the efforts of management of our subsidiary AVX.

We can offer no assurance that we will be able to retain or effectively recruit new additional personnel. The departure of any key members of AVX’s management team could make it more difficult to operate AVX. Moreover, to the extent that we will rely upon their management team to operate AVX, we will be subject to risks regarding their managerial competence. Accordingly, we cannot assure you that our assessment of these individuals will prove to be correct and that they will have the skills, abilities, and qualifications we expect.

17

If we are unable to integrate the Ubiquitor device into the smart home installation business, we may not be able to distinguish ourselves in the segment and that could negatively affect our ability to operate in the competitive smart home installation industry.

The smart home installation business is a highly competitive market, and we have numerous competitors who are already well-established in the market. We expect our competitors to continue improving the design and performance of their products and to introduce new products that could be competitive in both price and performance. The reason we believe that we could become competitive in this market segment is because we anticipate integrating the Ubiquitor device, and our platforms into AVX’s smart home installations. However, there is no guarantee that we can integrate the Ubiquitor device into AVX’s smart home installations. If we are unable to integrate the Ubiquitor device into smart home installations, we will not be able to achieve the competitive price and performance we anticipate achieving. Alternatively, we may not be able to achieve a smart home installation at a cost-effective price that is sufficient to distinguish us from amongst the competition in this market segment.

Risks Related to the Ownership of our Common Stock

Our common stock is subordinated to our preferred stock.

As described in the Certificate of Designations, Preferences and Rights of the Series A Preferred Stock and Series B Preferred Stock, shares of Series A and Series B Preferred Stock rank senior to shares of Common Stock, with respect to rights on the distribution of assets in any voluntary or involuntary liquidation, dissolutions or winding up of the affairs of the Company. See “Description of Capital Stock” and “Private Placement of Series B Preferred Stock” for a summary.

Our shares may be affected by short selling practices which may decrease the stock price.

The Company believes that certain individuals and/or companies may have engaged in manipulative and/or suspected illegal trading practices that may artificially depress our share price. There is great concern in today’s market environment regarding the potential targeting of publicly traded companies in a market manipulation scheme involving illegal naked short selling of stock. The Company finds such suspected manipulation completely unacceptable as it distorts the value of the Company and negatively impacts shareholders who have invested their hard-earned money. We are considering engaging third party service providers to further investigate these practices by aggregating and analyzing repository data from reporting entities, broker-dealers and shareholders enabling us to proactively track shareholder ownership, identify parties involved in suspicious, aberrant, or unusual trading activity and deploy corrective action steps to help curtail such activity.

The SEC and other regulatory and self-regulatory authorities have implemented various rules and taken certain actions, and may in the future adopt additional rules, and take other actions, that may impact those engaging in short selling activity involving equity securities (including our common stock). Such rules and actions include Rule 201 of SEC Regulation SHO, the adoption by the Financial Industry Regulatory Authority, Inc. and the national securities exchanges of a “Limit Up-Limit Down” program, the imposition of market-wide circuit breakers that halt trading of securities for certain periods following specific market declines, and the implementation of certain regulatory reforms required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Any governmental or regulatory action that restricts the ability of investors to effect short sales of our common stock, borrow our common stock or enter into swaps on our common stock could adversely affect the trading price and liquidity of our shares.

An increase of free trading shares of our common stock could result in substantial sales of common stock on the open market which could cause our stock price to fall substantially.

As of November [*], 2025, we had 3,640,796 freely trading shares. Any increase in freely trading shares, or the perception that such shares will or could come onto the market could have an adverse effect on the trading price of the stock. No prediction can be made as to the effect, if any, that sales of these shares, or the availability of such shares for sale, will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing market prices for our common stock and could impair our ability to raise capital through the sale of our equity securities or impair our shareholders’ ability to sell on the open market.

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You could be diluted from our future issuance of capital stock and derivative securities.

As of November 17, 2025, we had 8,211,705 shares of common stock outstanding, 0 shares of Series A Preferred Stock outstanding, and 3,531 shares of Series B Preferred Stock outstanding. We are authorized to issue up to 1,000,000,000 shares of common stock and 100,000,000 shares of preferred stock. To the extent of such authorization, our Board of Directors will have the ability, without seeking stockholder approval, to issue additional shares of common stock or preferred stock in the future for such consideration as the Board of Directors may consider sufficient. The issuance of additional common stock or preferred stock in the future may reduce a shareholder’s proportionate ownership and voting power.

As described in the 14C Information Statement filed on October 27, 2025, on October 2, 2025 and October 10, 2025, the Company’s Board and a majority of stockholders, respectively, through a written consent, authorized several resolutions, including the issuance of up to $250 million in securities in one or more non-public offerings provided that (a) the total aggregate consideration for securities we issue will not exceed $250 million (or 250 million shares of Common Stock issued directly or on conversion of a convertible security), (b) the maximum discount at which securities (which may consist of shares of Common Stock or securities convertible into Common Stock) will be equivalent to no more than a discount of 30% to the market price of our Common Stock at the date of issuance, (c) such offerings will occur, if at all, on or before the date that is 90 days following the date of the 14C Information Statement, (d) such other terms as our Board shall deem to be in the best interests of the Company and its stockholders, not inconsistent with the foregoing.

As further described in this prospectus, see “Description of Capital Stock” and “Private Palcement of Series B Preferred Stock,” each share of Series A and Series B Preferred Stock are convertible into shares of common stock (see the subsections entitled “Conversion Rights”). The conversion of the Series A Preferred Stock and/or Series B Preferred Stock would result in dilution to the then existing holders of common stock.

Starting on January 19, 2026, the outstanding shares of Series B Preferred Stock will be redeemable at the holder of such shares option.

As described in this prospectus, see “Private Palcement of Series B Preferred Stock,” beginning on January 19, 2026, the outstanding shares of Series B Preferred Stock will be redeemable at the Series B holder’s option during certain periods over two (2) years. Redemption of the Series B Preferred Stock would result in the Company to meet such redemption obligations in cash or by finding a third party to purchase such shares of Series B Preferred Stock. No assurances can be given that we will have the funds available in the event a holder of Series B Preferred Stock elects to exercise the redemption rights nor that any third party will be willing to purchase such shares of Series B Preferred Stock. Our ability to meet such redemption obligations will depend on our earnings and cash flow. Furthermore, in the event of a redemption, the Company’s requirement to meet such redemption obligations could reduce funds available to further our business and business strategy.

Substantial future sales of our common stock, or the perception in the public markets that these sales may occur, may depress our stock price.

Sales of substantial shares of our common stock in the public market, or the perception that these sales could occur, could adversely affect the price of our common stock and could impair our ability to raise capital through the sale of additional shares.

In the future, we may issue our securities if we need to raise capital in connection with a capital raise or acquisitions. The number of shares of our common stock issued in connection with a capital raise or acquisition could constitute a material portion of our then-outstanding shares of our common stock and have a dilutive effect on our shareholders which could have a material negative effect on our stock price.

Future sales of our common stock by existing stockholders could cause our stock price to decline.

If our existing stockholders sell substantial shares of our common stock in the public market, then the market price of our common stock could decrease significantly. The perception in the public market that our stockholders might sell shares of common stock also could depress the market price of our common stock. There are approximately 8,211,705 shares of our common stock outstanding as of November [*], 2025, of which approximately 3,640,796 shares are freely tradable.

Certain existing holders of most of our common stock have rights, subject to certain conditions, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other shareholders. If the sale of these shares are registered, they will be freely tradable without restriction under the Securities Act. In the event such registration rights are exercised, and many shares of common stock are sold in the public market, such sales could reduce the trading price of our common stock.

A decline in the price of shares of our common stock might impede our ability to raise capital through the issuance of additional shares of our common stock or other equity securities.

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We do not intend to pay dividends and there will be less ways in which you can make a gain on any investment in Focus Universal Inc.

We have never paid any cash dividends and currently do not intend to pay any cash dividends for the foreseeable future. To the extent that we require additional funding currently not provided for in our financing plan, our funding sources may likely prohibit the payment of a cash dividend. Because we do not intend to declare cash dividends, any gain on an investment in Focus Universal Inc. will need to come through appreciation of the stock’s price.

An active trading market for our common stock may not be maintained.

Our common stock is currently listed on the Nasdaq Capital Market under the symbol “FCUV,” but we can provide no assurance that we will be able to maintain an active trading market on this or any other exchange in the future. A lack of an active market may impair the ability of our stockholders to sell shares at the time they wish to sell or at a price that they consider favorable. The lack of an active market may also reduce the fair market value of our common stock, impair our ability to raise capital by selling shares of capital stock and may impair our ability to use common stock as consideration to attract and retain talent or engage in business transactions (including mergers and acquisitions). As previously reported, the Company has met the continued listing requirements for Nasdaq Capital Market by submitting a transfer application from the Nasdaq Global Market to the Capital Market and providing written notice of its intention to cure the deficiency during the second compliance period to regain compliance with Nasdaq Listing Rule 5450(a)(1) (the “Bid Price Rule”). The Company was provided a second compliance period of 180 calendar days or until March 17, 2025, to regain compliance with the Bid Price Rule. If, at any time before the Compliance Date, the bid price of the Company’s security is at least $1 for a minimum of ten consecutive days then this matter should be closed with respect to the Bid Price Rule.

In an effort to regain compliance with Nasdaq’s Bid Price Rule, on January 31, 2025, the Company effected a 1 for 10 reverse stock split pursuant to Nevada Revised Statutes (“NRS”) Section 78.207 which also caused a decrease of the Company’s authorized shares of common stock by the same ratio from 150,000,000 to 15,000,000.

We may not be able to maintain the continued NASDAQ listing standards.

NASDAQ requires companies to fulfill specific requirements in order for their shares to continue to be listed. There is no guarantee that our common stock will maintain NASDAQ continued listing standards and we may be delisted. If our common stock is delisted from NASDAQ, our shareholders could find it difficult to sell their common stock.

As previously disclosed, on June 30, 2025, we received a letter from Nasdaq’s Listing Qualifications Department that said our Market Value of Listed Securities had fallen below $35,000,000, and therefore, we no longer satisfy the requirements under Nasdaq Listing Rule 5550(b)(2) (the “MVLS Rule”). The Company has been provided an initial period of 180 calendar days, or until December 29, 2025 (the “Compliance Date”), to regain compliance with the MVLS Rule. If at any time before the Compliance Date, the Company’s MVLS closes at $35,000,000 or more for a minimum of ten consecutive business days, then this matter will be closed. If the Company does not regain compliance with the MVLS Rule prior to the expiration of the Compliance Date, the Company will receive notification from the Staff that its securities are subject to delisting.

At this time, our common stock continues to be listed and traded on the Nasdaq Capital Market during the compliance period that ends on the Compliance Date, subject to the Company’s compliance with the other continued listing requirements of the Nasdaq Capital Market.

If the shares of our common stock were to be delisted from NASDAQ, we expect that it would be traded on the OTCQB or OTCQX marketplaces, which are unorganized, inter-dealer, over-the-counter markets that provide significantly less liquidity than NASDAQ or other national securities exchanges. Thus, a delisting from NASDAQ may have a material adverse effect on the trading and price of our common stock.

If we are unable to maintain compliance with NASDAQ continued listing standards, including maintenance of at least $2.5 million of stockholders’ equity and maintenance of a $1.00 minimum bid price, our common stock may be delisted from NASDAQ.

There can be no assurances that we will be able to maintain our NASDAQ listing in the future. In the event we are unable to maintain compliance with NASDAQ continued listing standards and our common stock is delisted from NASDAQ, it could likely lead to a number of negative implications, including an adverse effect on the price of our common stock, reduced liquidity in our common stock, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a delisting, we would take actions to restore our compliance with NASDAQ’s continued listing standards, but we can provide no assurance that any such action taken by us would allow our common stock to become listed again, stabilize the market price or improve the liquidity of our common stock, prevent our common stock from dropping below the NASDAQ minimum bid price requirement or prevent future non-compliance with NASDAQ’s continued listing requirements.

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FOCUS UNIVERSAL INC.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This Registration Statement contains forward-looking statements. Forward-looking statements are projections of events, revenues, income, future economic performance or management’s plans and objectives for our future operations. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including, but not limited to, such forward-looking statements contained in the sections “Description of Business,” “Management Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” and the risks set out below, any of which may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These risks include, by way of example and not in limitation:

•	the uncertainty of profitability based upon our history of losses;
•	risks related to failure to obtain adequate financing on a timely basis and on acceptable terms to continue as a going concern;
•	risks related to our international operations and currency exchange fluctuations; and
•	other risks and uncertainties related to our business plan and business strategy.

This list is not an exhaustive list of the factors that may affect any of our forward-looking statements. These and other factors should be considered carefully, and readers should not place undue reliance on our forward-looking statements. Forward-looking statements are made based on management’s beliefs, estimates and opinions on the date the statements are made, and we undertake no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Our financial statements are stated in United States dollars (US$) and are prepared in accordance with United States Generally Accepted Accounting Principles. All references to “common stock” refer to the common shares in our capital stock.

As used in this prospectus, the terms “we,” “us,” “our,” the “Company” and “Focus Universal” mean Focus Universal Inc. unless otherwise indicated.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by the Selling Stockholders. We will not receive any proceeds from the sale of the common stock offered through this prospectus by the Selling Stockholders.

DETERMINATION OF OFFERING PRICE

The Selling Stockholders will offer shares of our Common Stock at the prevailing market prices or privately negotiated prices. The offering price of our Common Stock does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Our Common Stock may not trade at the market prices in excess of the offering prices for Common Stock in any public market, will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our Common Stock.

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MARKET PRICE FOR OUR COMMON EQUITY
AND RELATED STOCKHOLDER MATTERS

(a) Market Information.

Our shares of common stock are currently listed on the Nasdaq Capital Market under the symbol “FCUV”. The following table sets forth, for the periods indicated, the high and low trade prices for our common stock as reported on the Nasdaq Capital Market. During 2024 and 2025 our common stock did not trade above $18.00.

	High	Low
2025: First Quarter	$10.90	$3.14
2025: Second Quarter	$6.14	$3.23
2025: Third Quarter	$4.14	$1.80

2024: First Quarter	$18.00	$3.14
2024: Second Quarter	$5.40	$2.12
2024: Third Quarter	$5.49	$1.50
2024: Fourth Quarter	$5.50	$2.02

2023: Third Quarter	$19.80	$14.80
2023: Fourth Quarter	$23.80	$13.50

(b) Holders.

As of November [*], 2025, there were [332] record holders of 8,211,705 shares of the Company’s common stock. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies. The transfer agent of our common stock is VStock Transfer.

(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business. However, we cannot provide any assurance that we will or will not declare or pay cash dividends on our common stock. Any future determination to declare cash dividends will be made at the discretion of our Board of Directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our Board of Directors may deem relevant.

(d) Securities authorized for issuance under equity compensation plans.

On December 15, 2018, our Board of Directors presented the 2018 Equity Incentive Plan to the shareholders. On December 17, 2018, the holders of 63.051% of our issued and outstanding shares of common stock adopted a resolution by written consent adopting the 2018 Equity Incentive Plan. This plan reserves an aggregate of 1,000,000 shares of common stock of the Company, which provides for the payment of various forms of incentive compensation to employees, consultants, executives, and directors of the Company. The 2018 Equity Incentive Plan provides for the grant of the following types of stock awards: (i) incentive stock options; (ii) non-statutory stock options; (iii) stock appreciation rights; (iv) restricted stock awards; (v) restricted stock unit awards; and (vi) other stock awards. Under the 2018 Equity Incentive Plan, a ten percent stockholder will not be granted an incentive stock option unless the exercise price of such option is at least one hundred and ten percent of the fair market value on the date of grant and the option is not exercisable after the expiration of five years from the grant date. The Board of Directors determines the vesting schedule of the grants with broad discretion. As of November [*], 2025, we have issued options to purchase an aggregate of 622,140 shares of common stock at a weighted average exercise price of $3.61 per share under the 2018 Equity Incentive Plan.

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DESCRIPTION OF THE BUSINESS

Company Background

Focus Universal Inc. (the “Company,” “we,” “us,” or “our”) is a Nevada corporation. We are based in the city of Ontario, California, and were incorporated in Nevada in 2012. In December of 2013, we filed an S-1 registration statement that went effective on March 14, 2014. From March 14, 2014, through August 30, 2021, our securities traded on the OTCQB Market. From August 31, 2021, through January 27, 2022, our securities traded on the Nasdaq Capital Market. From January 28, 2022, to September 22, 2024, our securities traded on the Nasdaq Global Market. On September 23, 2024, our securities were transferred for trading to the Nasdaq Capital Market. We hold 27 patents and patents pending in various phases of the patent process.

We operate through multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX Design and Integration, Inc. (“AVX”) also doing business as Smart AVX, Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), and Lusher, Inc. (“Lusher”).

Perfecular Inc. was founded in September 2009, is headquartered in Ontario, California, and is engaged in designing certain digital sensor products, and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX, incorporated on June 16, 2000, in the state of California, is an IoT installation and management company specializing in high performance and easy to use audio/video systems, home theaters, lighting control, automation and integration systems for houses, apartments, commercial complexes, and office spaces. AVX also markets and sells our internet of things (IoT) products, such as high-end LED, and live wall panel products and cameras, under the Smart AVX name.

On December 23, 2021, we founded Focus Shenzhen in China for manufacturing procurement expertise and to support research and development activities. Focus Shenzhen is designed to function as a branch office accessing high level research and development support, and the ability to source products and build relationships with Chinese manufacturers.

On April 30, 2024, we founded Lusher Inc. to develop, market, and commercialize an automation financial reporting software called One Touch Financial.

In August of 2024, we decided to discontinue the operations of one of our subsidiaries AT Tech Systems LLC (“AT Tech”). AT Tech specialized in commercial and industrial smart IoT installation projects in areas throughout Southern California.

On November 29, 2024, we held our 2024 annual shareholders meeting, and the shareholders approved of an amendment to the Company’s Articles of Incorporation to increase the number of authorized shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), from 75,000,000 to 150,000,000.

On January 31, 2025, we effected a 10 for 1 reverse stock split of the Company’s authorized stock and issued and outstanding shares of Common Stock by filing a Certificate of Change pursuant to pursuant to Nevada Revised Statutes (“NRS”) Section 78.209. As a result of the reverse split, the Company is authorized to issue 15,000,000 common shares (the Company’s authorized common shares were reduced in the same ratio (10-for-1) as its outstanding Common Stock shares were reduced).

On November 17, 2025, we amended and restated our articles of incorporation to increase the authorized shares of our common stock to 1,000,000,000 and increase the authorized shares of our preferred stock to 100,000,000 shares (the “Amended and Restated Articles”).

Our principal executive offices are located at 2311 East Locust Court, Ontario, CA 91761. Our telephone number is (626) 272-3883, and our website is www.focusuniversal.com. Our website and the information contained therein, or connected thereto, are not intended to be incorporated into this Registration Statement.

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Our current focus is on commercializing our universal smart technology and financial reporting software. We plan to utilize our universal smart technology for smart meters and automation systems, which will be incorporated into IoT devices. To generate revenues, we will focus on product development, technological upgrades, technical service and customer data collection. We believe this technology has applications in several industries and have completed the development of a system for horticulture applications. Our financial reporting software is an artificial intelligence (AI) enabled software designed to aid accounting professional with the preparation of reports based on financial statements, such reports on Form 10-Q and Form 10-K. We intend to commercialize this product under a software as a service (SaaS) model.

Other than our financial reporting software, the technologies, products and services that we have developed, and are currently developing have significant applications on the IoT. The IoT refers to the overarching network created by billions of internet-compatible devices and machines that share data and information worldwide. As the sophistication of both hardware and software in the consumer electronics industry skyrockets, an increasing share of the electronic devices produced around the world are manufactured with internet connectivity. Forecasts suggest that by 2030, around 50 billion of these IoT devices will be in use worldwide, creating a massive web of interconnected devices spanning everything from smartphones to kitchen appliances. We believe that IoT will soon reach a critical limit; we do not have enough human labor and natural resources to support its growth. Fifty billion IoT devices will challenge existing resources. To address these challenges, we have segmented our operations and developed the technologies and products described below.

In addition to our universal smart technology and financial reporting software, we are current researching and developing the following:

Device on a Chip

We have developed an innovative “device on a chip” (“DoC”) technology, which combines the required electronic circuits of various integrated circuit components onto a single, integrated chip (“IC”). Our DoC technology works as a single component but is capable of handling entire IoT device functions (excluding sensors and architecture-specific components). Our DoC technology includes both the hardware and software, and decreases the number of interconnections between components. We believe that incorporating our DoC technology into our product offering, will simplify the manufacturing process, lowering our costs and allowing us to achieve a fast time-to-market. Our planned DoC technology allows devices to achieve interoperability with one another and to be interchangeable, both features where traditional IoT devices fall short.

Our research and development suggest that the existing IC integration in IoT devices is mainly focused on hardware-to-hardware integration, not incorporating software solutions. This lack of incorporating software under a common operating system, application software, and extra interface into ICs, limits IC integration to the component level. Software is a critical component in electronics, and the more tightly integrated the software, the better the power and performance. Software also adds an element of flexibility and allows multiple discrete ICs to be integrated into a single IC.

Figure 1. From USIP to device level integrated circuits (“IC”).

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5G Ultra-narrowband Technology

Fifth generation (“5G”) telecommunications networks are expected to revolutionize the digital economy by enabling new applications that depend on ultra-fast communications on an industrial scale. 5G promises to deliver an improved end-user experience by offering new applications and services through gigabit speeds and significantly improved performance and reliability. A World Economic Forum report stated that by 2035 5G networks would contribute $13.2 trillion in economic value globally and generate 22.3 million jobs in the 5G global value chain from direct network investments and residual services. 5G networks and their related applications are expected to add three million jobs and $1.2 trillion to the economy in the U.S.

Though 5G offers a significant increase in speed and bandwidth over previous generation telecommunication networks, its more limited range for high-speed internet will require further infrastructure investments. A 5G network requires spectrum across low, mid, and high spectrum bands to deliver widespread coverage and support a wide range of use cases.

High band, mmWave spectrum is used primarily for urban and dense urban markets. The characteristics of high band, mmWave spectrum is that it is very wide and provides a significant increase in capacity. Because of the greater spectrum width, speed is increased, and transmission latency is reduced. However, the drawback is that high-band spectrum does not propagate over a large coverage area. For example, a 28 GHz mmWave spectrum can only travel 500 feet.

Low-band frequencies can travel long distances and penetrate buildings but can only carry a limited amount of data. High-band frequencies can carry a substantial amount of data, but due to their shorter wavelength, they travel shorter distances and are more susceptible to buildings and trees blocking the signal.

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Unlike 4G LTE, which operates on established frequency bands below 6GHz, 5G requires frequencies up to 300GHz. Wireless carriers still need to bid for the costly higher spectrum bands, as they build and roll out their respective 5G networks. Adding the hardware required for 5G networks can significantly increase operating expenses. According to THALES, total global spending on 5G is set to reach $620 billion by 2025.

A typical 5G base station consumes up to twice or more power than a 4G base station. Energy costs increase at higher frequencies due to a need for more antennas and a denser layer of small cells. Edge computing facilities needed to support local processing and new IoT services will also add to overall network power usage.

Our ultra-narrowband (UNB) wireless communication 5G+ technology aims to achieve both low band 5G coverage and 1 Gbps high-band speed because we employ an ultra-narrow spectrum channel (<1kHz) to establish an ultra-long-distance link between the 5G base station and the receiver.

UNB allows for long-range coverage, making it an optimal low-power wide-area network solution for industrial IoT systems. Additionally, its ultra-high power spectral density creates endurance against interference and jamming, which enables the friendly coexistence of UNB on shared frequency bands. The narrower the bandwidth, the fewer occurrences of noise and interference entering the bandwidth. In addition, UNB’s transmission of energy concentrates on ultra-narrowband width, resulting in a very high concentration of power in a very narrow frequency band.

Figure 4. Comparison between Ultra-Narrowband and Broadband

We developed an ultra-narrowband technology that offers a potential alternative and/or complementary solution to the broadband technology used in 5G networks and meets the challenging 5G demands. A comparison of our ultra-narrowband technology with 4G and 5G is illustrated in the table below:

Technology	Bandwidth	No. of subcarriers	Operating Frequency	Speed	Spectral
	MHz		GHz	Mbps	Bits/s/Hz
4G	20	1200	6	4-60	6
5G	100	3276	Up to 300	40-1100	10
UNB (finished)	0.001	1	0.004	4	~4000
UNB (in development)	0.001	1	0.064	64-256	>4000

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As shown by the above table, our internal testing shows that our finished ultra-narrowband technology can achieve speeds of 4 Mbps per second at a bandwidth of less than 1000 Hz. The spectral efficiency of our finished technology has reached 4000 bits/sec/Hz. Development work of our ultra-narrowband technology is underway for speeds of 64 Mbps at a bandwidth of 64 MHz with spectral efficiency of over 4000 bits/sec/Hz.

Our internal testing suggests that a single 5G+ subcarrier wave has the potential to provide speeds of 64 to 256 Mbps. Moreover, multiple UNB subcarriers may be combined, which effectively increases bandwidth. Given anticipated data rates of 64 Mbps, we believe only 4 to 16 5G+ subcarrier waves would be needed to achieve the current 5G speeds, and just 40 to 160 5G+ subcarrier waves would be needed to achieve 6G speeds. By contrast, 5G technology requires 3,276 subcarrier waves to achieve its current speeds. Fewer subcarriers translate into cost savings because they are more compact and consume less energy. Our goal is to increase the speed of 5G networks while simultaneously reducing the number of subcarriers.

Our internal testing suggests that to achieve speeds of 1 Gbps, our 5G+ technology would only require bandwidths of 4 to 16 kHz, which is narrow enough to be operated in lower frequency spectrums. This would mean that 5G+ providers would not need to purchase the higher frequency spectrums required by 5G technology. Accordingly, a 5G+ provider would realize significant savings from not having to bid for costly higher spectrum band licenses. Operating in relatively lower frequency spectrum bands, when compared to 5G, also means that 5G+ would have a more extensive coverage area than that of 5G, in many cases three to ten times larger. It would also mean that we could reduce the number of subcarriers and reduce the overall costs of the 5G networks infrastructure.

Ultra-narrowband Power Line Communication (“PLC”) Technology

Our patented PLC is innovative communication technology that enables sending data over existing power cables in the electric grid. Because PLC uses the existing power lines, it does not require substantial new investment for a dedicated wiring infrastructure. Existing power lines already form a distribution network that penetrates every residential, commercial, and industrial property. This makes PLC the most cost-effective, scalable interconnectivity approach for the backbone communication infrastructure required for IoT. PLC allows IoT devices to be plugged into power outlets to establish a connection using the existing electrical wiring, permitting data sharing without the substantial investment and inconvenience of running dedicated network cables.

The power line network was not originally designed to function as a communication channel. The harsh electrical noise present on power lines and variations in equipment and standards make communications over the power grid difficult and present several challenges for data transfer. Signals propagating along the power line are subjected to substantial amounts of noise, attenuation, and distortion. This is why previous attempts at implementing PLC technology resulted in power companies and internet service providers deciding that the technology is not a viable means of delivering data or broadband internet access.

We have successfully developed ultra-narrowband PLC technology that can transfer data through the power grid. According to our internal testing, our ultra-narrowband PLC technology can send and receive data without the customary interference that occurs in standard office and residential environments, achieving speeds of 4 Mbps at a bandwidth of less than 1000 Hz. To test noise interference and disturbance, we utilized six industrial blowers simultaneously when testing, and no significant interference was found. By comparison, a single hair dryer will render our competitors’ legacy PLC technology completely useless. We have completed the development of our 4Mbps PLC modules and the printed circuit board layout. These modules will be used for IoT systems involving over 1,000 sensors.

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Natural Integrated Programming Language (“NIPL”)

We have developed a patented “user interface machine auto generation platform” (“UIMAGP”) to replace manual software design. This platform is used to build IoT user interfaces. The natural integrated programming language we have developed is like the language humans use to communicate with each other, which makes it is easy for humans to learn, while still being understood by a machine. The UIMAGP simplifies the process of software programming by saving hundreds of lines of code into a micro code that can be saved to a sensor module. When that sensor module is plugged into a universal smart instrumentations platform (USIP), the user interface specification codes saved to the sensor module is sent to the platform and a universal display, such as a smartphone, a computer, or a display unit. The UIMAGP saved on the universal display automatically generates the user interface within milliseconds. An embedded coding hardware engineer can design sensor module hardware and provide the user interface specification code achieving the hardware-defining software.

The UIMAGP and user interface specification codes work collectively to perform the function of traditional customized software, enabling UIMAGP to be shared by the estimated 20 billion IoT devices worldwide, a feat that to our knowledge, current manual software designs have not been able not achieve.

Universal Smart Instrumentation Hardware and Software Platform (USIP)

USIP is an advanced hardware and software integrated instrumentation platform with a large-scale modular design approach. USIP integrates technologies, including cloud technology, wired and wireless communication technology, software programming, instrumentation technology, artificial intelligence, PLC, sensor networking, and IoT technology into a single platform. This results in circuit designs that we believe are vastly cheaper and faster than those constructed of discrete integrated circuit components designed from scratch.

USIP has primary functionalities and an open architecture capable of incorporating a variety of individual instruments, functions, sensors, and probes from different industries and vendors into a single unit. With USIP, Instruments, sensors, or probes ranging from a few to several hundred or even thousands in any combination from various industries and vendors can share or reuse the same platform. Adding, removing, or changing instruments or sensors is all the platform requires to switch from one type of device to another without revising the software and redesigning the hardware. We believe our USIP will revolutionize the field of instrumentation, measurement, control, and automation.

The development of USIP is closely associated with the development and proliferation of computers and mobile devices that provide the foundation and technical support to the universal smart instrument such as an attractive graphical user touch screen interface, data processing and analysis capabilities, video and audio, cameras, GPS, ubiquitous wireless connectivity, artificial intelligence, cloud-based communications and a diverse number of functions and software available to users that are not contained in traditional instruments. These features embody the advantages of USIP, which are lacking in stand-alone instrument systems. When compared with traditional instrument systems, USIP’s biggest advantage is cost savings. Other distinctive features include universality, interoperability, flexibility, compatibility, upgradeability, expandability, scalability, security, modularity, fast prototyping, reducing inventory, plug-and-play operation, remote accessibility, simplification, standardization, and cloud instrumentation.

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We subdivide instruments into a reusable foundation component to the maximum extent possible, architecture-specific components, and sensor modules, which perform traditional instruments’ functions at a fraction of their cost. For most instruments, 90% of the design, parts, and firmware are the same. These parts can be replaced by USIP.

USIP utilizes a computer or a mobile device as its display and control to communicate with a group of sensors, instruments, probes, or controllers manufactured by different vendors in a manner that requires the user to have little or no knowledge of their unique characteristics.

The portable version of USIP, is a universal device called Ubiquitor, is illustrated below. When a blood pressure sensor is plugged into the Ubiquitor, the user interface specification code saved on the blood pressure sensor is sent to the Ubiquitor, and a computer or smartphone will then generate the user interface for the blood pressure device based on the interface specification code saved in the sensor.

Figure 5. A blood pressure sensor is connected to our universal device, which we call the Ubiquitor, and changes our device into a blood pressure measurement instrument.

Similarly, if we remove the blood pressure sensor and connect our Ubiquitor to both a pH sensor and a CO2 sensor, the Ubiquitor changes to a two-sensor device capable of measuring pH and CO2 concentration. Each sensor has its own user interface automatically generated based on the user interface specification code saved in each sensor.

Figure 6. A pH sensor and a CO2 sensor are connected to our universal device, and our device changes into a two-sensor device. A computer or smartphone can also be used for display.

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As illustrated below, when a light sensor is also plugged into our Ubiquitor using a three-way splitter, the Ubiquitor becomes a three-sensor device.

Figure 7. A pH sensor, a CO2 sensor, and a light sensor are connected to the Ubiquitor, and the device changes into a three-sensor device. A computer or smartphone can also be used for display.

As illustrated in Figure 8, the Ubiquitor can connect any number of sensors in any combination.

Figure 8. Any number of sensors in any combination can be connected to the Ubiquitor and changed it into a multiple sensor device. A computer or smartphone can also be used for the display.

The Ubiquitor is a handheld, fully modular system with a universal sensor node and gateway system that uses a smartphone as the output display module that displays the readings of various probe modules. We implemented our Ubiquitor in the configuration pictured in Figure 9. This configuration demonstrates that the Ubiquitor simultaneously controls 27 light sensors, 21 pH sensors, and 23 temperature humidity sensors (which have 23 temperature sensors and 23 humidity sensors), representing one device controlling a total of 72 devices and 95 sensors. Our Ubiquitor also controls two lights in this configuration, which it can control by turning the lights on or off (including on a schedule) or by using a light sensor to control the lights’ output intensity.

Figure 9. Our USIP simultaneously monitors and controls 72 different devices and 95 sensors.

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To illustrate, the entire horticulture industry has only a few hundred devices from different vendors for various measurement and control purposes. One Ubiquitor and corresponding sensors or actuators can replace them all at a fraction of the cost. Leveraging the same technical principles discussed above, we can simplify the smart control and monitoring in this and related industries (including agriculture and aquaculture) with a platform that requires little design work for interoperability between sensors and control devices.

Figure 10. Traditional horticulture measurement and control devices.

Figure 11. Ubiquitor, Universal Smart Device.

All household measurement and control devices, such as air conditioner controls, swimming pool controls, garage door controls, sprinkler controls, lighting controls, and motorized curtain controls, can be replaced by a single Ubiquitor and accessories.

Figure 12. A single Ubiquitor can replace all these household control devices.

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Figure 13. Comparison between (a) a traditional machine to machine IoT and (b) a shared distributed universal IoT, which depicts a USIP and sensors forming a local network through PLC technology. The platform communicates with the cloud to form a remote cloud-based system.

Figure 14. Comparison between (a) a traditional wireless network and (b) Focus Universal Inc.’s PLC network.

Current Product Offering

We are a wholesaler of various digital, analog, and quantum light meters and filtration products, including fan speed adjusters, carbon filters and HEPA filtration systems. We source these products from various manufacturers in China and then sell them to U.S. distributors, who resell our products directly to consumers through retail distribution channels and, in some cases, place their own branding on our products.

In an effort to continually develop our product lines, we plan to phase out the traditional, lower-margin products and are preparing to launch a new line of products that have been in development for several years. These newer technology products will be released in phases, and we intend that increasing amounts of technology will be layered upon these products. Additionally, we plan to continue to increase our efforts in protecting more intellectual property rights. We have developed products in both the controlled agriculture industry and home automation industries, taking advantage of our existing relationships in both sectors.

We are building a U.S. sales team to market our product lines. We have already begun marketing our current Smart AVX-branded large format multimedia touch screens, surveillance camera system (cameras and network video recorders (NVRs)), indoor and outdoor LED screens, and Focus Universal-branded VOIP phone service systems, both via our sales staff and the Internet.

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Ubiquitor - Universal Smart Device

The initial, simplified version of universal smart IoT technology is our universal smart device, the Ubiquitor. The Ubiquitor’s efficient and cost-effective approach to the cost of connected sensors is illustrated above. The Ubiquitor was first showcased at the Consumer Technology Association’s CES 2024 trade show, which attracted significant interest from potential customers.

Smart Home Installation

Our Ubiquitor device will be used to offer residential customers an entire smart home product line. We have finished designing smart devices for lighting control, air conditioner control, sprinkler control, garden light control, garage door control, and heating control and are in the process of developing a swimming pool control device, smoke detector, and carbon monoxide monitor.

We believe smart installation based on the USIP, and our Ubiquitor together will include more functionalities than the current systems offered by our competitors. It is our goal that our smart systems would integrate, exchange data, interact and connect utilizing our forthcoming PLC technology. As a result, the installation process would be simplified, and its costs would be reduced.

The Ubiquitor will be central to our smart installation systems. The Ubiquitor’s connectivity capabilities will allow our systems to be expanded and customized in the future.

Notwithstanding the foregoing, should we be unable to successfully integrate the Ubiquitor into our smart installations, the Ubiquitor will continue to be a flagship product of our Company that can be applied to various other industrial and commercial purposes.

In addition to the development of the universal smart IoT platform, we have showcased the production model of the Ubiquitor and scientific sensors developed by our team. These sensors include quantum photosynthetic active radiation sensors, TDS sensors, pH sensors, total dissolved oxygen sensors, pressure sensors, ORP sensors, temperature sensors, humidity sensors, carbon dioxide sensors, water level sensors, chlorine sensors, and turbidity sensors. These sensors are designed for use in agriculture, aquaculture, and the beverage industry. They are ready for marketing and have garnered significant interest at CES 2025 in Las Vegas. These sensors can be sold individually with Ubiquitor or bundled together to form an integrated IoT solution.

SEC Financial Reporting Software

Our subsidiary Lusher Inc. is developing and designing a software to streamline SEC financial reporting for financial reporting and tax firms. Currently, we have completed the SEC financial reporting software in a Microsoft Word format. Our team is focused on streamlining the entire SEC financial reporting process for SEC attorneys, PCAOB accounting firms, and other financial reporting professionals. Our goal is that with a single click, our software automatically retrieves financial data from external accounting systems and generates consolidated financial statements and SEC reports in WORD, PDF, HTML, and XBRL formats—all within just a few minutes. Our developers are trying to completely eliminate human involvement when it comes to manually updating the numbers. This automation is designed to create an error-free, seamless process. We expect to showcase the software to public in 2025.

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Strategy and Marketing Plan

The Company plans to market the USIP to the industrial sector first, including key growth industries such as indoor agriculture. Once the technology is established in that industry, the core technologies of universality and interoperability through a readily available device, such as a mobile device or smartphone, may be ported to products specifically intended for the consumer and residential markets.

While industrial markets are large, the consumer and residential markets are even more significant. This two-phase approach will allow for continuous and increasing revenue growth. Moreover, during the industrial phase of development, the Company will test and refine its products to ensure that they are ready for the consumer and residential markets.

We will continue to design, manufacture, market, and distribute our electronic measurement devices, such as temperature humidity meters, digital meters, quantum PAR meters, pH meters, TDS meters, and CO2 monitors. The universal smart technology has been applied to our existing traditional devices and demonstrated significant functional improvement and hardware cost savings. We believe hardware cost reductions of up to 90% have been achieved. However, promoting universal smart technology and universal smart IoT devices to our customers, including traditional instrument manufacturers, will be the central focus of our future business.

Our goals over the next three years include:

•	Raise capital to move into full sales and marketing team for our Ubiquitor device and growing product lines;

•	Partner with manufacturers and promote the adoption of our Ubiquitor device in a USIP;

•	Acquire a stable market share of the sensor device market;

•	Continue performing research and development on PLC technology;

•	Focus on building our smart home offerings so that we can reduce the cost of smart home implementation to expand smart home installation and implementation beyond luxury homes;

•	File additional patents to expand our intellectual property portfolio related to the many uses of our Ubiquitor device;

•	Commercialize our financial reporting software under a SaaS model; and

•	File patents to protect our PLC technology.

To achieve these goals, we intend to focus on the following initiatives:

•	Position the Ubiquitor device as the industry standard in universal sensor reading technology;

•	Establish strategic supply chain channels to facilitate efficient production operations; and

•	Communicate the product and service differentiation through direct networking and effective marketing.

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Growth Strategy

Growth through Mergers and Acquisitions

Mergers and acquisitions (“M&A”) represent a significant part of our growth strategy because M&A can fill business gaps or add key business operations without requiring us to wait years for marketing and sales cycles to materialize. We have used this growth strategy in our acquisition of AVX, and in the future we intend to continue to use M&A to find and secure opportunities that will either: (i) achieve the objective of growth in our market segments; or (ii) provide an area of expansion that will add to the Company’s products and/or service lines in markets that we are currently not serving, but could serve if we had the appropriate expertise. The resulting combination of our existing products and services, new key personnel, and strategic partnerships through M&A will allow us to operate in new markets and provide new offerings to our existing market.

Acquiring key competitors may allow the addition of key personnel to our team. These additions may include people with vast industry knowledge, which can act as a catalyst to further our growth and lead to the development of new products and business lines. We will seek to target synergistic acquisitions in the same industry, targeting different geographic locations, which will allow us to actively compete on a regional or national scale in the IoT segment. If we target businesses in the same sector or location, we hope to combine resources to reduce costs, eliminate duplicate facilities or departments and increase revenue. We believe this strategy will allow for accelerated growth and maximize investor returns.

One of our key strategies to grow through M&A is to acquire smaller businesses that focus on IoT installation technology (industrial or residential) and in the USIP or PLC industries. In addition to providing potential adjacent technologies and other useful resources, these businesses also possess important distribution channels which would allow for distribution of our main products including the Ubiquitor. The company would also consider targets which would solely allow for distribution channels for our platforms or adjacent products.

Original Equipment Manufacturer (“OEM”) Engineering Consulting and Design Services

Universal smart technology is new to most electronic engineers and manufacturers. One way to promote our universal smart technology is to provide direct OEM engineering design consulting services to potential industrial customers. Direct, on-site consulting will educate our industrial consumers on the many ways our technology can be implemented in a variety of industrial applications. We believe that we are well positioned to perform product design and engineering consulting services for future OEM customers. We believe we can operate as a seamless extension of our customers’ engineering organizations and add scale, flexibility, and speed to their design processes. Through our engineering consulting services strategy, we intend to become our customers’ engineering partner at all stages of their system design cycle so that we may effectively assist them in transforming ideas into production-ready products and accelerate time to market for our universal smart technology products.

Technology Licensing

We may also consider entering into licensing arrangements with our customers for our technology. We believe that once we educate our industrial consumers, they may want to integrate our universal smart technology into their own technology through licensing agreements. We believe licensing our intellectual property may provide a revenue stream with no additional overhead, all while allowing us to retain proprietary ownership and create long-term industrial consumers who rely on our products. By creating incentives, such as cost incentives, to license our IP rather than design their own technology, we believe potential customers could save on design costs and create business development opportunities. Licensing may also allow us to rely on the expertise, capacity, and skill of a licensee to commercialize our IP, which is especially valuable if we lack the infrastructure, financial resources, and know-how to bring a product to market independently.

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Distribution Method

We intend to engage in relationships predominantly with standard U.S. component manufacturers and similar electronics providers for the manufacturing of unassembled parts of the Ubiquitor and its sensor nodes, and to then ship such parts to our Ontario, California facility where we assemble the Ubiquitor devices and sensor nodes. Afterwards, we intend to distribute our Ubiquitor devices to distributors and retailers directly and ship directly to traditional industrial instrument manufacturers. We have a sales department operating out of our Ontario, California office. We intend to market the Ubiquitor to industrial end-users through direct business-to-business sales channels and also directly to consumers via e-commerce internet platforms. For our quantum light meters and air filtration products, we intend to implement a direct sales method via Amazon.com and other online retailers.

Raw Materials

The electronic components used in the Ubiquitor are common and can be easily purchased through a variety of suppliers with little advanced notice. We predominantly use large-scale manufacturers in the United States such as Texas Instruments and Intel for the major components. Other key suppliers we could consider include Analog Devices, Skyworks Solutions, Infineon, STMicroelectronics, NXP Semiconductors, Maxim Integrated, On Semiconductor, and Microchip Technology. Production and assembly lines are also available worldwide if we needed to outsource or increase our capacity, though we intend to complete our assembly in our Ontario, California facility.

Manufacturing and Assembly

We have an assembly facility in Ontario, California where we assemble the Ubiquitor from parts sourced predominantly in the United States. Our quantum light meters and handheld sensors are also manufactured in our Ontario, California facility. Our air filtration products are manufactured and assembled in China by a third-party contract manufacturer, Tianjin Guanglee.

Key Competitive Advantages and Opportunities and Strengths

Across the world, everyday internet connected devices are getting incorporated in tandem, including thermostats, water meters, home alarms, kitchen gadgets, medical equipment, factory machinery and even vehicles. Collectively, this ecosystem represents the next frontier in the digital revolution. Unlike the simple automation of machinery, IoT is mobile and virtual, and features continuous Internet connectivity. IoT can help companies increase productivity, cut costs, offer new products and services, and deploy new business models.

Despite this forward technological momentum, a sector-wide study conducted by Cisco showed that 60 percent of IoT initiatives stalled at the very-early Proof of Concept (PoC) stage and only 26% of companies have had an IoT initiative that they considered a complete success. Herein lies both the key advantage of the platforms of the Company and its opportunities and strengths. Our combined platforms are able to eliminate redundant work and production costs in the early-stage development in the IoT sector, whereby project developers do not need to begin from scratch each time they develop a new IoT product, eliminating a significant part of their workload.

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Competitors

Sensor Node Industry

There are several competitors we have identified in the sensor node industry, including traditional instruments or devices manufacturers such as Hanna Instruments or Extech Instruments.

Hach developed and launched the SC1000 Multi-parameter Universal Controller, a probe module for connecting up to 32 digital sensors or analyzers. However, their products are not compatible with smart phones yet; and we believe their price point is still prohibitive to consumers.

Monnit Corporation offers a range of wireless and remote sensors. Many of Monnit’s products are web-based wireless sensors that usually are not portable because of their power consumption. Also, the sensors’ real-time updates are slow; and we believe security of the web-based sensor data acquisition may be a concern. In addition to purchasing the device, consumers usually have to pay a monthly fee for using web-based services.

IoT Installation Industry

There are several companies that compete with AVX in smart home installations, including Vivint Smart Home, Crestron and Control4. However, we believe we can distinguish ourselves from our competitors by offering a substantially lower price. An installation by Crestron ranges between $20,000 and $100,000 and by Control4 between $20,000 and $40,000. The cheapest competitor we can identify in this sector is Vivint Smart Home, which costs less than $5,000 to install; however, we understand that the Vivint Smart Home focuses on security systems only and that users have no other smart applications, which our smart home product line would include.

Air Filtration Systems and Meter Products Industry

The air filtration system and meter products industry is a niche industry. The global industrial air filtration market was valued at $23.83 billion by 2029 and analysts expect it to register a CAGR of 7.2% because of the industrial need to control air quality across a range of industries. Air purification methods are an effective way to control contaminants and improve indoor air quality and as a result, many national and local governments overseeing indoor air quality and other emissions are enacting stricter workforce health and safety regulations in this area, which drives demand.

We are not trying to compete with traditional instruments or device manufacturers because we plan to utilize our Ubiquitor device in conjunction with our smartphone application. We believe the resulting product may compete in a much wider product category due to its many potential applications.

Patent, Trademark, License and Franchise Restrictions and Contractual Obligations and Concessions

On November 4, 2016, we filed a U.S. patent application number 15/344,041 with the USPTO. On March 5, 2018, we issued a press release announcing that the USPTO had issued an Issue Notification for U.S. Patent Application No. 9924295 entitled “Universal Smart Device,” which covers a patent application regarding the Company’s Ubiquitor. The patent was granted on March 20, 2018.

After our internal research and development efforts, we filed with the USPTO on June 2, 2017, a patent application regarding a process for improving the spectral response curve of a photo sensor. We believe that the small and cost-effective multicolor sensor and its related software protected by the patent could achieve a spectral response that approximates an ideal photo response to measure optical measurement. The patent was issued on February 26, 2019.

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On November 29, 2019, the Company filed an international utility patent application through the patent cooperation treaty as application PCT/US2019/63880, titled “System and Method of Power Line Communication.” In April 2020, the Company was notified that it received a favorable international search report from the International Searching Authority regarding this patent application, which patents the Company’s PLC technology. The World International Property Organization report cited only three category “A” documents, indicating that the Company’s application met both the novelty and non-obviousness patentability requirements. The Company has since obtained two patents based on this patent application—U.S. Patent Nos. 11546017 and 11984942, issued January 3, 2023 and May 14, 2024, respectively. Consequently, the Company is optimistic that the patent covering the claims for its PLC technology will be issued in due course and will allow the Company to implement strong protections on the PLC technology worldwide.

On May 19, 2021, we filed thirteen provisional patent applications with the USPTO that we had been researching and developing for years, encompassing a broad spectrum of technology areas including sensor technology, wired and wireless communications, power line communications, computer security, software solutions, interconnected technological communications, smart home systems and methods for both home and hydroponic areas, dynamic password cipher, local file security, payment card security, infrared sensor, and a method and apparatus for high data rate transmission.

In addition, the Company’s patent number 11,488,468 was allowed and subsequently issued on November 1, 2022. The patent, titled Sensor for Detecting the Proximity of an IEEE 802.11 Protocol Connectable Device.

On April 3, 2023, the United States Patent and Trademark Office (“USPTO”) issued an Issue Notification for U.S. Patent No. 11580558 entitled “Dynamic Anti-Counterfeit System and Method.” The USPTO also issued an Issue Notification for U.S. Patent Application No. 11546017 entitled “System and Method of Power Line Communication.” Both patents cover patent applications regarding the Company’s PLC business.

In 2024, we retained the law firm of Dority & Manning, P.A. to serve as outside intellectual property counsel for the Company. With the help of Dority & Manning, we are maintaining existing patent rights and have improved the sustainability of our patent portfolio by filing omnibus continuation-in-part applications to maintain intellectual property rights where possible. We filed 3 patents in 2023, and 4 patents in 2024, which would all be classified as omni-bus patents encompassing more patents consolidating the patent portfolio into a more manageable size in order to reduce budget.

Research and Development Activities

For the year ended December 31, 2024, we spent a total of $1,381,937 on research and development activities; and for the year ended December 31, 2023, we spent a total of $1,324,438. A significant portion of our research and development activities are conducted in China by Focus Shenzhen.

Compliance with Environmental Laws

We are not aware of any environmental laws that have been enacted, nor are we aware of any such laws being contemplated for the future, that impact issues specific to our business.

Employees

As of the date of this report we have a total of 36 employees, with 35 full-time employees and one part-time employee. The Company’s Chief Executive Officer and Secretary is Dr. Desheng Wang, and our Chief Financial Officer is Irving Kau. We have 33 full-time electrical and computer engineers (and engineering management staff) working on the research and development of our products. We have two full-time marketing employees and three full-time employees are working on administrative tasks. We also have a full-time accounting manager/controller. We are looking to onboard a Chief Operations Officer in the near future.

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Reports to Securities Holders

We provide an annual report that includes audited financial information to our shareholders. We make our financial information equally available to any interested parties or investors through compliance with the disclosure rules for a small business issuer under the Exchange Act. We are subject to disclosure filing requirements including filing Form 10-K annually and Form 10-Q quarterly. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. We do not intend to voluntarily file the above reports in the event that our obligation to file such reports is suspended under the Exchange Act. The public may read and copy any materials that we file with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549.

The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with our audited financial statements and notes thereto included herein. In connection with, and because we desire to take advantage of, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, we caution readers regarding certain forward looking statements in the following discussion and elsewhere in this report and in any other statement made by, or on our behalf, whether or not in future filings with the Securities and Exchange Commission. Forward-looking statements are statements not based on historical information and which relate to future operations, strategies, financial results or other developments. Forward looking statements are necessarily based upon estimates and assumptions that are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and many of which, with respect to future business decisions, are subject to change. These uncertainties and contingencies can affect actual results and could cause actual results to differ materially from those expressed in any forward looking statements made by, or on our behalf. We disclaim any obligation to update forward-looking statements.

Narrative Description of the Business

Focus Universal Inc. (the “Company,” “we,” “us,” or “our”) is a Nevada corporation. We believe we have developed five proprietary technologies utilizing our patent portfolio which we believe solve the most fundamental problems plaguing the internet of things (“IoT”) industry through: (1) increasing overall chip integration by shifting integration from the component level to the device level; (2) creating a faster 5G cellular technology by using ultra-narrowband technology; (3) leveraging ultra-narrowband power line communication (“PLC”) technology; (4) proprietary user interface machine auto generation technology; and (5) incorporating all our core technologies into a single chip. Our Universal Smart Technology is designed to overcome instrumentation interoperability and interchangeability. The electronic design starts from a 90% completed common foundation we call our universal smart instrumentation platform (“USIP”), instead of the current method of building each stand-alone instrument from scratch. Our method eliminates redundant hardware and software and results in significant cost savings and production efficiency. We also provide sensor devices and are a wholesaler of various air filters and digital, analog, and quantum light meter systems.

Our Lusher subsidiary is developing and designing a software to streamline SEC financial reporting for financial reporting and tax firms. Currently, we have completed the SEC financial reporting software in a Microsoft Word format. Our team is focused on streamlining the entire SEC financial reporting process for SEC attorneys, PCAOB accounting firms, and other financial reporting professionals. Our goal is that with a single click, our software automatically retrieves financial data from external accounting systems and generates consolidated financial statements and SEC reports in WORD, PDF, HTML, and XBRL formats—all within just a few minutes. Our developers are trying to eliminate human involvement when it comes to manually updating the numbers. This automation is designed to create an error-free, seamless process. We expect to showcase the software to the public in 2025.

Our securities are currently traded on Nasdaq Capital Market effective as of September 23, 2024.

Our Current Products Include:

We are a wholesaler of various digital, analog, and quantum light meters and filtration products, including fan speed adjusters, carbon filters and HEPA filtration systems.

Ubiquitor Wireless Universal Sensor Device

We have developed a device we call the Ubiquitor, which replaces the functions of traditional digital measurement and sensing products by integrating many digital sensors and measurement tools into one single digital device. We believe the platform represents a technological advancement in the IoT marketplace by integrating large numbers of technologies, including cloud technology, wired and wireless communication technology, software programming, instrumentation technology, artificial intelligence, PLC technology, and sensor networking into a single platform. We believe the result of such integration is a smaller, cheaper, and faster circuit system design than those currently offered in the instrumentation market.

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Our USIP technology that will make the Ubiquitor possible is an advanced software and hardware integrated instrumentation platform that uses a large-scale modular design approach. The large-scale modular design approach subdivides instruments into a foundation component (a USIP) and architecture-specific components (sensor nodes), which together replaces the functions of traditional instruments at a fraction of their cost. The USIP has an open architecture, incorporating a variety of individual instrument functions, sensors, and probes from different industries and vendors. The platform features the ability to connect potentially thousands of different sensors or probes, addressing major limitations present in traditional instrumentation systems.

On July 11, 2025, Focus Universal signed a contract with Shenzhen Donghui Precision Mold Manufacturing Co., and commenced the mold tooling design for the Universal Smart Internet of Things (IoT). Management believes that signing a contract to produce the product in the final design signifies technological feasibility for this product release, including the IoT software. Additionally, on October 14, 2025, the Company launched the Smart IoT apps in the Apple and Google Play Stores, for limited end client release prior to a broader general release. This milestone enabled full-scale production and commercialization for the IoT platform which had been developed under the Focus Universal name for many years.

Additional Focus Universal Inc. IoT Products under Smart AVX. Focus Universal Inc. is integrating its own Smart AVX- branded IoT equipment to connect devices across platform systems and to facilitate unified collaboration across audio-visual technologies, digital media technologies, security and surveillance technologies and communication technologies. This approach allows the Company to service its customers for ease of use, design and integration, and installation and maintenance by utilizing technology that integrates our five core technologies.

We have integrated our Smart AVX-branded products across the following strategic sub-sectors: LED Audio-visual Panel Products, large format Smart Multimedia Touch Screens, Pan Tilt Zoom (“PTZ”) Dome Cameras and Network Video Recorders (“NVRs”), and VOIP Phone Services.

1.	LED Audio-visual Panel Products. LED panel digital displays have become an integral and modern-day solution that address the communication and display demands of the residential and commercial customer base. Due to the flexible configuration of the LED panels, the modular design that enables the ability to incorporate a design into any size space, the flexibility of the standard size panels to accommodate curvature in the design space, the ability to address transparency in the panel displays and create new areas for delivering media to the public, our LED panel digital displays allow us to easily adapt our display design to spaces of any size and shape, making any customer space a customizable output and connected piece within a system. The option to create full size screens in any space, while addressing any environmental demands, allows us to use state-of-the-art media resulting in immersive, three-dimensional, captivating content delivery within any system.

2.	Large Format Smart Multimedia Touch Screens. Smart AVX-branded large format touch screens deliver interactive solutions for a wide variety of industries and applications, including education, healthcare, commercial, residential and government applications. While interacting with a touch display is commonplace in public-consumer spaces, we integrate large format Smart touch screens in small business, commercial applications such as dental offices and other business scenarios. These market applications continue to be underserved with touch-enabled devices, and our installation engineers and design staff can customize solutions for unique business and commercial application projects. The Company, through the Smart AVX brand, offers a myriad of customized choices and a long list of options within the current touch screen technology in a refined product. Our products allow future integration of our core platform technologies, such as the LED digital displays, the Ubiquitor, PTZ Dome Cameras and VOIP Phone Systems, allowing for pinch, zoom, scrolling, and videoconferencing within the touch screen format.

Lusher Corporate Services, One Touch Financial Software

Financial reporting is the annual and quarterly reporting process by which a public company keeps investors aware of a company’s financial condition, allowing them to have the information they need before making an investment decision.

Because of the depth and nature of the information they contain, reports on Forms 10-K and 10-Q can become time-consuming, especially given the complex processes that require a company’s internal teams to gather large amounts of data across multiple sources. The time and expertise required to complete the process is a substantial burden. SEC reporting deadlines are firm and inflexible.

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Delays and mistakes in SEC financial reporting can have far-reaching consequences for companies and their shareholders including. SEC review, enforcement actions, and penalties. Late, inaccurate, or incomplete filings can often lead to a drop in the company’s stock price and a decrease in investor confidence.

Human data entry of hundreds or thousands of financial numbers in the financial report imposes another challenge and regularly occurring human errors. This risk is compounded by a frequent requirement to update or revise these hundreds or thousands of numbers during the time-constrained review processes and auditing processes prior to submission.

Given the complexity and volume of data involved, companies are looking for solutions that not only save cost, and reduce the time and effort required to report in a timely manner but also improve accuracy and compliance.

We are scheduled to begin customer testing of our fully automated SEC financial reporting software. The Company plans to launch a technology roadshow to showcase this platform. Interested clients, partners, corporate filers, and investors will be welcomed to contact us for meetings and product demonstrations.

SEC financial reporting is traditionally a complex, costly, and time-consuming process. It includes:

•	preparing consolidated financial statements,
•	drafting SEC reports using various office software and / or burdensome company-wide systems,
•	converting those documents into fully SEC-compliant files, and
•	embedding tags as required for regulatory filing.

For large organizations, this process is resource intensive and time consuming. For small public companies, the entire process may take several weeks. Delays in filing can result in SEC reviews, enforcement actions, and significant penalties.

Currently, several companies offer semi-automated solutions that address only part of the tagging process. We have developed a fully automated, end-to-end solution powered by both automation and Variegated AI. We believe the technology enables the computer to conduct the activities for which the computer is designed and optimal, while allowing humans to remain in the decision loop and center upon what they excel at.

With a single click, our software can:

•	retrieve financial statements from accounting platforms,
•	reformat data into spreadsheets for consolidated financial reporting,
•	automatically generate consolidated financials,
•	populate the word-processed version of SEC filings,
•	convert the documents to SEC-compliant versions via formatting, and
•	embed accurate tags into the HTML file — with very limited manual input.

On July 22, 2025, we began customer testing of our fully automated SEC financial reporting software in the final design format of the software product. The Company organized and conducted a technology roadshow to showcase the platform. Built-in validation, including self-consistency and compliance checks, ensures accuracy and eliminates human error. The solution provides a true one-click process from raw accounting data all the way to a complete SEC filing.

Management estimates that with this product what once took weeks of manual work can now be completed in minutes. Unlike other companies offering partial automation, our solution provides a true one-click process from raw accounting data all the way to a complete SEC filing. With years of development, our full automated software processing includes the final edgarization and XBRL tagging.

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Research and Development Efforts of Power Line Communication

Power Line Communication (“PLC”) technology is a communication technology that enables sending data over existing power cables. One advantage of this technology is that PLC does not require substantial new investment for its communications infrastructure. Rather, PLC utilizes existing power lines, thereby forming a distribution network that already penetrates all residential, commercial and industrial premises. Accordingly, connectivity via PLC technology is potentially the most cost-effective, scalable interconnectivity approach for the IoT. We believe PLC technology can be an integral part of our communication infrastructure for the IoT, which enables reliable, real-time measurements, monitoring, and control. A large variety of appliances may be interconnected by transmitting data through the same wires that provide electrical energy.

Our patented PLC technology uses an ultra-narrowband spectrum channel of less than 1 KHz to establish a long-distance link between transmitter and receiver. Thus, we believe that our proprietary ultra-narrowband PLC technology will offer a promising alternative to wireless networks and provide the backbone communication infrastructure for IoT devices.

Research and Development Efforts of 5G Cellular Technology

Just like our ultra-narrowband technology can be used to effectively reduce noise in powerline communication technology, our internal research suggests that our ultra-narrowband technology can be leveraged to create a type of 5G wireless communication technology that can achieve both low band 5G coverage and an estimated 1 Gbps high band speed. We employ an ultra-narrow spectrum channel (<1KHz) to establish an ultra-long-distance link between the 5G base station and the receiver which reduces noise and interference entering the bandwidth.

Intellectual Property Protection

Currently, the Company has 18 pending U.S. nonprovisional patent applications and 9 issued U.S. patents.

Competitors

We have identified several competitors specifically in the wireless sensor node industry, including traditional instruments or device manufacturers. However, we are not trying to compete with traditional instruments or device manufacturers because we utilize our Ubiquitor device in conjunction with our smartphone application, which we believe will be a completely different product category.

There are many competitors in the SEC Financial Reporting software space, including Workiva, ActiveDisclosure, Datarails, and Carta. We believe that our product will be superior because our pricing will be substantially cheaper than the current competitors in the market. Also, since it is an integration for common desktop applications, we expect software implementation to be rapid, accessible, and straightforward.

IoT Installation Industry

There are several companies that compete with AVX in smart home installations, including Vivint Smart Home, Savant, Crestron and Control4. However, we believe we can distinguish ourselves from our competitors by offering substantially more customization and interoperability with existing platforms, as we are able to provide accenting, replacement, or conversion home automation systems which we believe are easier to use and interoperate for the end client, with limited rewiring.

Air Filtration Systems and Meter Products Industry

The air filtration system and meter products industry is a niche industry. Air purification methods are an effective way to control contaminants and improve indoor air quality; and as a result, many national and local governments overseeing indoor air quality and other emissions are enacting stricter workforce health and safety regulations in this area, which drives demand for our products.

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Market Potential

We believe universal wireless smart technology will play a critical role for traditional instrument manufacturers, as currently the undertaking of an IoT project is simply too expensive and difficult to develop for medium or smaller companies and carries a 75% failure rate according to Cisco Systems. The cost factor is the first consideration when deciding whether a company wants to develop smart wireless technologies and implement them into their products or use them in their field testing. We also hope to play a role in academic laboratories, particularly with smaller academic laboratories that are sensitive to price. More specifically, the IoT sensors market is projected to reach $26 billion by 2026 from $11.1 billion in 2022. The IoT marketplace size assessments usually include the hardware components and the software components, which often contain a Software as a Service (SaaS) model. Additionally, the rising need for reliable high bandwidth communication for IoT devices is expected to rise to $664.75 billion in 2028, spearheaded by the currently predominant services in the 5G category.

The financial reporting software market size was estimated at 13.9 billion in 2022 and is projected to reach $36.6 billion by 2030. The expanding demand of software solutions to reduce the overall cost of compliance and boost efficiency is one of the main reasons the financial reporting software sector is projected to grow.

Results of Operations for the Three Months Ended September 30, 2025 and 2024

For the three months ended September 30, 2025 compared to the three months ended September 30, 2024

Revenue, cost of revenue and gross profit

	For the three months ended September 30, 2025	For the three months ended September 30, 2024	Increase (Decrease) $
Revenue	$28,689	$74,215	$(45,526)
Cost of revenue	30,301	42,530	(12,229)
Gross Profit (Loss)	$(1,612)	$31,685	$(33,297)

Our consolidated gross revenue for the three months ended September 30, 2025 and 2024 was $28,689 and $74,215, respectively. Cost of revenue for the three months ended September 30, 2025 was $30,301, compared to $42,530 for the three months ended September 30, 2024. The decrease in cost of revenue was due to higher cost of the LED materials for installation during this time period, though increases were somewhat nominal. In addition to the decrease in revenue and cost of revenue, gross profit (loss) decreased to $(1,612) compared to $31,685 for the three months ended September 30, 2025 and 2024, respectively. As a result, the gross profits decreased due to low sales volume in this year.

The major components of our cost and operating expenses for the three months ended September 30, 2025 and 2024 are outlined in the table below:

	For the three months ended September 30, 2025	For the three months ended September 30, 2024	Increase (Decrease) $
Selling expense	$2,374	$30,936	$(28,562)
Compensation – officers and directors	124,981	575,255	(450,274)
Research and development	288,078	308,516	(20,438)
Professional fees	321,917	278,336	43,581
General and administrative	441,414	585,491	(144,077)
Total operating expenses	$1,178,764	$1,778,534	$(599,770)

Selling expenses for the three months ended September 30, 2025 were $2,374, compared to $30,936 for the three months ended September 30, 2024. Selling expenses were mainly from third party advertising fees and marketing related fees. The decrease in selling expenses was due to a decrease in advertising fees.

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Compensation – officers and directors were $124,981 and $575,255 for the three months ended September 30, 2025 and 2024, respectively. The decrease in cost was a result of the decrease in the share price, resulting in a larger stock-based compensation for the directors associated.

Research and development costs were $288,078 and $308,516 for the three months ended September 30, 2025 and 2024, respectively. This decrease was a result of the decrease the number of R&D employees in this quarter.

Professional fees were $321,917 during the three months ended September 30, 2025, compared to $278,336 during the three months ended September 30, 2024. The increase in these professional fees compared to the prior period was due to an increase in legal fees for employment litigation defense.

General and administrative expenses for the three months ended September 30, 2025 was $441,414 compared to $585,491 during the three months ended September 30, 2024. The decrease of general and administrative expenses was primarily due a decrease in the number of office employees in 2025.

Other Income (expense)

Other income for the three months ended September 30, 2025 was $14,001, compared to $3,215,560 for the three months ended September 30, 2024.

Loss from discontinued operations, net of tax

Loss from discontinued operations, net of tax was $0 and $26,784 during the three months ended September 30, 2025 and 2024, respectively. The decrease was due to the discontinued operations of AT Tech Systems LLC in August 2024.

Net income (losses)

During the three months ended September 30, 2025 and 2024, we incurred net income (loss) of $(1,166,375) and $1,441,927 respectively, due to the factors discussed above.

For the nine months ended September 30, 2025 compared to the nine months ended September 30, 2024

Revenue, cost of revenue and gross profit

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024	Increase (Decrease) $
Revenue	$254,274	$264,954	$(10,680)
Cost of revenue	237,754	127,686	110,068
Gross Profit	$16,520	$137,268	$(120,748)

Our consolidated gross revenue for the nine months ended September 30, 2025 and 2024 was $254,274 and $264,954, respectively. Cost of revenue for the nine months ended September 30, 2025 was $237,754, compared to $127,686 for the nine months ended September 30, 2024. In addition to the decrease in revenue and cost of revenue, gross profit decreased to $16,520 compared to $137,268 for the nine months ended September 30, 2025 and 2024, respectively. This decrease was a result of a lower amount of revenues this quarter despite having a similar cost structure. In part, the decreased revenues were a result of uncertainty in the market with respect to tariff changes in the marketplace.

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The major components of our cost and operating expenses for the nine months ended September 30, 2025 and 2024 are outlined in the table below:

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024	Increase (Decrease) $
Selling expense	$58,774	$96,027	$(37,253)
Compensation – officers and directors	375,725	687,303	(311,578)
Research and development	1,127,633	948,041	179,592
Professional fees	1,224,063	985,368	238,695
General and administrative	1,224,988	1,612,735	(387,747)
Total operating expenses	$4,011,183	$4,329,474	$(318,291)

Selling expenses for the nine months ended September 30, 2025 were $58,774, compared to $96,027 for the nine months ended September 30, 2024. Selling expenses were mainly from third party advertising fees and marketing related fees. The decrease in selling expenses was due to a decrease in advertising fees.

Compensation – officers and directors were $375,725 and $687,303 for the nine months ended September 30, 2025 and 2024, respectively. The decrease in cost was a result in the decrease in the share price, resulting in a larger stock-based compensation for the directors associated.

Research and development costs were $1,127,633 and $948,041 for the nine months ended September 30, 2025 and 2024, respectively. The increase this period was a result of increased R&D testing fee.

Professional fees were $1,224,063 during the nine months ended September 30, 2025, compared to $985,368 during the nine months ended September 30, 2024. The increase in these professional fees compared to the prior period was due to an increase in legal fees for employment litigation defense.

General and administrative expenses for the nine months ended September 30, 2025 was $1,224,988 compared to $1,612,735 during the nine months ended September 30, 2024. The decrease of general and administrative expenses was primarily due to the Company receiving its employee retention credit from the internal revenue service in 2025.

Other Income (expense)

Other income for the nine months ended September 30, 2025 was $71,262, compared to $3,231,253 for the nine months ended September 30, 2024. There was an amount of bonus earned which was classified in other income from the previous financing options.

Loss from discontinued operations, net of tax

Loss from discontinued operations, net of tax was $0 and $277,823 during the nine months ended September 30, 2025 and 2024, respectively. The decrease was due to the discontinued operations of AT Tech Systems LLC in August 2024.

Net Losses

During the nine months ended September 30, 2025 and 2024, we incurred net loss of $3,923,401 and $1,238,776 respectively, due to the factors discussed above.

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Liquidity and Capital Resources for the Three Months Ended September 30, 2025 and 2024

Working Capital

	September 30, 2025	December 31, 2024
Current Assets	$771,077	$3,846,363
Current Liabilities	(705,638)	(876,975)
Working Capital	$65,439	$2,969,388

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the nine months ended September 30, 2025	For the nine months ended September 30, 2024
Net cash used in operating activities	$(3,709,104)	$(3,658,901)
Net cash provided by (used in) investing activities	(27,318)	7,132,558
Net cash provided by financing activities	572,826	1,451,000
Effect of exchange rate	(14,838)	(11,681)
Net change in cash	$(3,178,434)	$4,912,976

Cash Flows from Operating Activities

Our net cash outflows from operating activities of $3,709,104 for the nine months ended September 30, 2025 was primarily the result of our net loss of $3,923,401 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses, and operating activities from discontinued operations.

Our net cash outflows from operating activities of $3,658,901 for the nine months ended September 30, 2024 was primarily the result of our net loss of $1,238,776 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses, and operating activities from discontinued operations.

We expect that cash flows from operating activities may fluctuate in future periods as a result of a number of factors, including fluctuations in our net revenues and operating results, utilization of new revenue streams, in line with our shifting revenue streams, collection of accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

For the nine months ended September 30, 2025 we had cash outflow from investing activities of $27,318 from the purchase of property and equipment of $27,318. For the nine months ended September 30, 2024, we had cash inflow from investing activities of $7,132,558 from the purchase of property and equipment of $13,250 and proceeds from sale of property of $7,145,808.

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Cash Flows from Financing Activities

For the nine months ended September 30, 2025, we had cash inflows of $572,826 due to stock issued for private placement of $822,501 offset by the purchase of treasury stock of $249,675. For the nine months ended September 30, 2024, we had cash inflows of $1,451,000 due to proceeds from third party loan of $350,000, proceeds from related party loan of $1,101,000, repayment on related party loan of $2,101,000, repayment on third party loan of $275,000, stock issued for placement agent of $1,086,000 and stock issued for private placement of $1,290,000.

On November 16, 2024, we entered into a Securities Purchase Agreement (the “Agreement”) with Alumni Capital LP, a Delaware limited partnership. Pursuant to the Agreement, we have the right, but not the obligation to cause Alumni Capital LP to purchase up to $20,000,000 common stock, par value $0.001, at certain purchase price during the period beginning on the execution date of the Agreement and ending on the earlier of (i) the date which Alumni Capital has purchased $20,000,000 of the Company’s common stock pursuant to the Purchase Agreement or (ii) November 16, 2027. As of the date of issuance of the unaudited consolidated financial statements, the Company has only executed a purchase notice for 262,692 shares to Alumni Capital LP, based on our Agreement, dated November 16, 2024, and the proceeds of $822,501 have been received and recorded for the period ended September 30, 2025.

Results of Operations for the Year Ended December 31, 2024 and 2023

For the year ended December 31, 2024 compared to the year ended December 31, 2023

Revenue, cost of revenue and gross profit

	For the year ended December 31, 2024	For the year ended December 31, 2023	Increase (Decrease) $
Revenue	$398,137	$440,543	$(42,406)
Cost of revenue	387,936	380,884	7,052
Gross Profit	$10,201	$59,659	$(49,458)

A summary of our revenue by product type for the fiscal years ended December 31, 2024 and 2023 is as follows:

	December 31, 2024	December 31, 2023
IoT Products	$398,137	$384,168
IoT Project Construction and Installation Services	–	56,375
Total	$398,137	$440,543

Our consolidated gross revenue for the years ended December 31, 2024, and 2023 was $398,137 and $440,543, respectively. Revenue for the year ended December 31, 2024, decreased $42,406 due to a sales decrease from construction contracts. Cost of revenue for the year ended December 31, 2024, was $387,936, compared to $380,884 for the year ended December 31, 2023. The overall increase in the cost of revenue was due to inventory reserve for the base LED panel products sold in the current year. This, combined with a decrease in gross profit, brought the total to $10,201 for the year ended December 31, 2024, compared to $59,659 for the year ended December 31, 2023.

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Operating Expenses

The major components of our operating expenses for the years ended December 31, 2024 and 2023 are outlined in the table below:

	For the year ended December 31, 2024	For the year ended December 31, 2023	Increase (Decrease) $
Selling expense	$100,189	$118,762	$(18,573)
Compensation – officers and directors	951,845	1,082,775	(130,930)
Research and development	1,381,937	1,324,438	57,499
Professional fees	1,660,590	767,606	892,984
General and administrative	2,115,891	1,717,864	398,027
Total operating expenses	$6,210,452	$5,011,445	$1,199,007

Selling expense for the year ended December 31, 2024 was $100,189, compared to $118,762 for the year ended December 31, 2023. Selling expense incurred was mainly from third party advertising fees. The decrease of selling expense was due to a decrease in advertising fees and trade show expenses.

Compensation – officers and directors were $951,845 and $1,082,775 for the years ended December 31, 2024 and 2023, respectively. The decrease was attributed to a decline in stock prices during the current year.

Research and development costs were $1,381,937 and $1,324,438 for the years ended December 31, 2024 and 2023, respectively. The increase was due to an increase in total number of research and development employee headcount in the Ontario, California headquarters and the Shenzhen, China subsidiary.

Professional fees were $1,660,590 during the year ended December 31, 2024 compared to $767,606 during the year ended December 31, 2023. The increase in these professional fees compared to the prior period was due to an increase in legal fees for employment litigation defense.

General and administrative expenses for the year ended December 31, 2024 was $2,115,891, compared to $1,717,864 for the year ended December 31, 2023. The increase of general and administrative expenses was primarily due to an increase in the number of office employees and rent expenses in 2024.

Other Income

Other income of $3,278,375 incurred during the year ended December 31, 2024, primarily consisted of gain on sale of property of $3,181,706, interest income of $40,852, interest expense – related party of $89,098, unrealized loss on marketable equity securities of $12,075, rental income of $96,541 and other income of $60,449. Other income of $241,551 incurred during the year ended December 31, 2023, primarily consisted of interest income of $38,339, interest expense – related party of $38,333, unrealized gain on marketable equity securities of $8,033, realized loss on marketable equity securities of $2,002, rental income of $160,910 and other income of $74,604.

Loss from discontinued operations, net of tax

Loss from discontinued operations, net of tax was $278,263 during the year ended December 31, 2024, compared to $7,907 during the year ended December 31, 2023. The decrease was due to the discontinued operations of AT Tech Systems LLC in August 2024.

Net Losses

During the years ended December 31, 2024, and 2023, we incurred net losses of $3,200,138 and $4,718,142 respectively, due to the factors discussed above.

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Liquidity and Capital Resources for the Year Ended December 31, 2024 and 2023

Working Capital

	December 31, 2024	December 31, 2023
Current Assets	$3,846,363	$1,028,278
Current Liabilities	(876,975)	(1,657,646)
Working Capital	$2,969,388	$(629,368)

Cash Flows

The table below, for the periods indicated, provides selected cash flow information:

	For the year ended December 31, 2024	For the year ended December 31, 2023
Net cash used in operating activities	$(4,656,754)	$(3,528,762)
Net cash provided by investing activities	7,127,121	54,146
Net cash provided by (used in) financing activities	706,094	(434,048)
Effect of exchange rate	(15,397)	(6,508)
Net change in cash	$3,161,064	$(3,915,172)

Cash Flows from Operating Activities

Our net cash outflows from operating activities of $4,656,754 for the year ended December 31, 2024, was primarily the result of our net loss of $3,200,138 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses, and operating activities from discontinued operations.

Our net cash outflows from operating activities of $3,528,762 for the year ended December 31, 2023, was primarily the result of our net loss of $4,718,142 and changes in our operating assets and liabilities offset by the add-back of non-cash expenses, and operating activities from discontinued operations.

We expect that cash flows from operating activities may fluctuate in future periods because of a number of factors, including fluctuations in our net revenues and operating results, utilization of new revenue streams, collection of accounts receivable, and timing of billings and payments.

Cash Flows from Investing Activities

For the year ended December 31, 2024, we had cash inflow from investing activities of $7,127,121. That was primarily the result from the purchase of property and equipment of $18,687, and proceeds from sales of property of $7,145,808. For the year ended December 31, 2023, we had cash inflow from investing activities of $54,146. That was primarily the result from the purchase of property and equipment of $20,620, purchase of marketable securities of $43,644 and proceeds from sales of marketable securities of $118,410.

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Cash Flows from Financing Activities

For the year ended December 31, 2024, cash inflows from financing activities of $706,094. That was primarily the result proceeds from third party loan of $350,000, proceeds from related party loan of $1,101,000, repayment on related party loan of $2,101,000, repayment on third party loan of $350,000, stock issued for placement agent 1,086,000, stock issued for private placement of $1,290,000 and purchases of treasury stock of $669,906. For the year ended December 31, 2023, cash outflows from financing activities of $434,048. That was primarily the result from related party loan of $1,000,000, and purchases of treasury stock of $1,434,048.

Going Concern

The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these consolidated financial statements. The Company has a net loss of $3,200,138 and $4,718,142 for the years ended December 31, 2024 and 2023, respectively. In addition, the Company had an accumulated deficit of $25,782,308 and $22,582,170 as of December 31, 2024 and 2023, respectively, and negative cash flow from operating activities of $4,656,754 and $3,528,762 for the years ended December 31, 2024 and 2023, respectively. The Company has a net loss of $3,923,401 for the nine months ended September 30, 2025. In addition, the Company had an accumulated deficit of $29,705,709 as of September 30, 2025, and negative cash flow from operating activities of $3,709,104 for the nine months ended September 30, 2025. Substantial doubt about the Company’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year from the financial statement issuance date. The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company currently suffered recurring losses from operations, generated negative cash flow from operating activities, has an accumulated deficit and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These conditions raise substantial doubt as to its ability to continue as a going concern. These consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

At December 31, 2024, the Company had cash and cash equivalents, and short-term investments, in the amount of $3,613,978, and of $454,432 at September 30, 2025. The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. Since inception, the Company has funded its operations primarily through equity and debt financings, and it expects to continue to rely on these sources of capital in the future. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing, or grant unfavorable terms in future licensing agreements.

Off-Balance Sheet Arrangements

As of December 31, 2024, and September 20, 2025, we did not have any off-balance-sheet arrangements, as defined in Item 303(a)(4)(ii) of Regulation SK.

Critical Accounting Policies

The discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with the accounting principles generally accepted in the United States of America. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financial statements.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

See notes to consolidated financial statements regarding recent accounting pronouncements.

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MANAGEMENT

The following table presents information with respect to our officers, directors and significant employees as of the date of this prospectus:

Name	Position	Age
Dr. Edward Lee*	Director and Chairman	62
Dr. Desheng Wang**	Chief Executive Officer, Secretary, and Director	61
Irving Kau******	Chief Financial Officer	50
Michael Pope****	Director (1)	45
Carine Clark****	Director (1)	62
Sean Warren*****	Director (1)	54

* Appointed director on October 21, 2015

** Appointed director on December 29, 2014

**** Appointed director on June 8, 2018

***** Appointed director on August 10, 2022

****** Appointed officer on November 18, 2022

(1) Independent director

Each director serves until our next annual meeting of the stockholders, unless they resign earlier and serve until his or her successor is elected and qualified. At the present time, members of the Board of Directors are not compensated with cash for their services to the board.

Each of our officers is elected by the Board of Directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she resigns or is removed from office.

Biographical Information Regarding Officers and Directors

Desheng Wang

Dr. Desheng Wang was appointed as Chief Executive Officer, Secretary, and has been a director since December 29, 2014. Dr. Wang has over 20 years of professional experience in mobile technology. Dr. Wang earned his bachelor’s degree from Hebei Normal University, Physics Department in 1985. In 1988, Dr. Wang earned his master’s degree from Dalian Institute of Chemical Physics at the Chinese Academy of Science. Dr. Wang earned his Ph.D. in Chemistry at Emory University in 1994. Dr. Wang served as a senior research fellow at California Institute of Technology from 1994-2011. Over the last five years, Dr. Wang has served as president of Vitashower Corporation and formerly as President of Perfecular Inc.

Edward Lee

Dr. Edward Lee was appointed President and director on October 21, 2015. On November 15, 2019, Dr. Lee resigned as President and was appointed as Chairman of the Board of Directors. Dr. Lee received his bachelor’s degree in Mathematics at Lanzhou University in 1983, received his master’s degree at University of Science and Technology of China in 1985 and earned his Ph.D. in Mathematics at University of Florida in 1991. Dr. Lee worked as an assistant professor at Tsinghua University in 1986 and National University of Singapore in 1992. Since 1996, Dr. Lee has served as CEO of AIDP, a leading supplier of dietary supplement ingredients, focusing on research and development and marketing and sales of proprietary ingredients like Magtein, KoACT, Predtic X, and Actizin. Dr. Lee is also serving as the Vice Chairperson of the American Chinese CEO Association. Dr. Lee is married to Jennifer Gu, a former director of Focus Universal.

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Irving Kau

Irving Kau was appointed as Chief Financial Officer on November 18, 2022, prior to that he served as Focus Universal’s Vice President of Finance and Head of Investor Relations since November 10, 2021. Prior to joining the Company, Mr. Kau served as a Managing Partner of both Elementz Ventures and KW Capital Partners, and during his tenure he successfully invested and grew companies across various geographies. Prior to his work at Elementz Ventures and KW Capital Partners, Mr. Kau served as the head of Asia at GHS (now known as Seaport Global). Mr. Kau also previously served for approximately 10 years as Chief Financial Officer of an AgBiotech company Origin Agritech Limited (Nasdaq: SEED). During his tenure, shareholders included Wellington Management, Fidelity Investments, Citadel Investments, Heartland Fund, Mitsubishi UFJ, amongst others. Mr. Kau received undergraduate degrees from Johns Hopkins University and a graduate degree from Rice University and pursued a PhD degree in Business Strategy (economics) at USC.

Michael Pope

Michael Pope was appointed as a director of the Company on June 8, 2018. Mr. Pope serves as the CEO and Chairman at Boxlight Corporation (Nasdaq: BOXL), a global provider of interactive technology solutions, where he has been an executive since July 2015 and director since September 2014. Mr. Pope has led Boxlight through nine acquisitions from 2016 to 2020, a Nasdaq IPO in November 2017, and over $100 million in debt and equity fundraising. He previously served as Managing Director at Vert Capital, a private equity and advisory firm from October 2011 to October 2016, managing portfolio holdings in the education, consumer products, technology and digital media sectors. Prior to joining Vert Capital, from May 2008 to October 2011, Mr. Pope was Chief Financial Officer and Chief Operating Officer for the Taylor Family in Salt Lake City, managing family investment holdings in consumer products, professional services, real estate and education. Mr. Pope also held positions including senior SEC reporting at Omniture (previously listed on Nasdaq and acquired by Adobe (Nasdaq: ADBE) in 2009) and Assurance Associate at Grant Thornton. Since January 2021, Mr. Pope has served as a member of the board of directors of Novo Integrated Sciences, Inc. (OTCQB: NVOS), a provider of multi-dimensional primary healthcare products and services. He holds an active CPA license and earned his undergraduate and graduate degrees in accounting from Brigham Young University.

Sean Warren

Sean Warren is a seasoned executive with over 25 years of experience in technology and enterprise technology systems. He brings a wealth of expertise with strengths in areas such as software development, cloud management, enterprise infrastructure development and full spectrum of IT compliance. Sean has been the CIO of Mountain Medical, Veyo Medical and VP of IT at Larry Miller. He has worked for technology companies as Omniture, Adobe and served as the director of cloud operations at Domo from 2016 to 2018. From 2019-2021, Mr. Warren served as the VP of OPSA Change Advisory at Wells Fargo, and since 2021 to the present works as the VP of Global Platform Services at Cotiviti where he manages over 1,000 employees globally in four countries. Mr. Warren is fluent in Spanish and graduated from Florida State University in accounting.

Carine Clark

Carine Clark was appointed as an independent director of the Company on June 8, 2018. Ms. Clark has served as president and CEO of four high-growth tech companies. In March 2019, Ms. Clark was appointed to the board of directors of Domo, Inc. (NASDAQGM: DOMO) and is currently serving as a member of Domo’s compensation committee. Since 2017 she has served as an Executive Board Member of the Utah Governor’s Office of Economic Development and Silicon Slopes, a non-profit helping Utah’s tech community thrive. Prior to that, Ms. Clark served from January 2015 to December 2016 as the President and CEO of MartizCX. From December 2012 to December 2016, Ms. Clark served as the President and CEO of Allegiance, Inc. She has experience as a data-driven marketing executive having worked at Novell for 14 years, Altiris for five years, and Symantec for more than 10 years. She has received numerous awards including the EY Entrepreneur of The Year® Award in the Utah Region and Utah Business Magazine’s CEO of the Year. Ms. Clark earned a bachelor’s degree in organizational communications and an MBA from Brigham Young University.

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Corporate Governance

Our Board of Directors currently consists of five members. Our Chairperson of the Board of Directors is Dr. Edward Lee. Dr. Edward Lee and Dr. Desheng Wang are the two members of our Board of Directors who are not independent directors. Michael Pope, Sean Warren, and Carine Clark are the three members of our Board of Directors who are independent directors.

Director Attendance at Meetings

Our Board of Directors conducts its business through meetings, both in person and telephonic, and by actions taken by written consent in lieu of meetings. During the year ended December 31, 2024, our Board of Directors held four meetings. All directors attended at least 75% of the meetings of our Board of Directors and of the committees of our Board of Directors on which they served during 2024.

Our Board of Directors encourages all directors to attend our annual meetings of stockholders unless it is not reasonably practicable for a director to do so.

Committees of our Board of Directors

Our Board of Directors has established and delegated certain responsibilities to its standing Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Audit Committee

We have a separately designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee’s primary duties and responsibilities include monitoring the integrity of our financial statements, monitoring the independence and performance of our external auditors, and monitoring our compliance with applicable legal and regulatory requirements. The functions of the Audit Committee also include reviewing periodically with our independent registered public accounting firm the performance of the services for which they are engaged, including reviewing the scope of the annual audit and its results, reviewing with management and the auditors the adequacy of our internal accounting controls, reviewing with management and the auditors the financial results prior to the filing of quarterly and annual reports, reviewing fees charged by our independent registered public accounting firm and reviewing any transactions between our Company and related parties. Our independent registered public accounting firm reports directly and is accountable solely to the Audit Committee. The Audit Committee has the sole authority to hire and fire the independent registered public accounting firm and is responsible for the oversight of the performance of their duties, including ensuring the independence of the independent registered public accounting firm. The Audit Committee also approves in advance the retention of, and all fees to be paid to, the independent registered public accounting firm. The rendering of any auditing services and all non-auditing services by the independent registered public accounting firm is subject to prior approval of the Audit Committee.

The Audit Committee operates under a written charter. The Audit Committee is required to be composed of directors who are independent under the rules of the SEC and the listing standards of The NASDAQ Stock Market LLC (“NASDAQ”).

The current members of the Audit Committee are directors Michael Pope, the Chairperson of the Audit Committee, Ms. Carine Clark, and Mr. Sean Warren, all of whom have been determined by the Board of Directors to be independent under the NASDAQ listing standards and rules adopted by the SEC applicable to audit committee members. The Board of Directors has determined that Mr. Michael Pope qualifies as an “audit committee financial expert” under the rules adopted by the SEC and the Sarbanes-Oxley Act. The Audit Committee met four times during 2024.

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Compensation Committee

The primary duties and responsibilities of our standing Compensation Committee are to review, modify and approve the overall compensation policies for the Company, including the compensation of the Company’s Chief Executive Officer and other senior management; establish and assess the adequacy of director compensation; and approve the adoption, amendment and termination of the Company’s stock option plans, pension and profit-sharing plans, bonus plans and similar programs. The Compensation Committee may delegate to one or more officers the authority to make grants of options and restricted stock to eligible individuals other than officers and directors, subject to certain limitations. Additionally, the Compensation Committee has the authority to form subcommittees and to delegate authority to any such subcommittee. The Compensation Committee also has the authority, in its sole discretion, to select, retain and obtain, at the expense of the Company, advice and assistance from internal or external legal, accounting or other advisors and consultants. Moreover, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, Chief Executive Officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at the Company’s expense.

The Compensation Committee operates under a written charter. All members of the Compensation Committee must satisfy the independence requirements of NASDAQ applicable to compensation committee members.

The Compensation Committee currently consists of directors Ms. Carine Clark, Mr. Sean Warren, and Mr. Michael Pope. Ms. Carine Clark is the Chairperson of the Compensation Committee. Each of the Compensation Committee members has been determined by the Board of Directors to be independent under NASDAQ listing standards applicable to compensation committee members. The Compensation Committee met four times during 2024.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee identifies, reviews, and evaluates candidates to serve on the Board; reviews and assesses the performance of the Board of Directors and the committees of the Board; and assesses the independence of our directors. The Nominating and Corporate Governance Committee is also responsible for reviewing the composition of the Board’s committees and making recommendations to the entire Board of Directors regarding the chairpersonship and membership of each committee. In addition, the Nominating and Corporate Governance Committee is responsible for developing corporate governance principles and periodically reviewing and assessing such principles, as well as periodically reviewing the Company’s policy statements to determine their adherence to the Company’s Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee has adopted a charter that identifies the procedures whereby Board of Director candidates are identified primarily through suggestions made by directors, management, and stockholders of the Company. We have implemented no material changes in the past year to the procedures by which stockholders may recommend nominees for the Board. The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders that are submitted in writing to the Company’s Corporate Secretary in a timely manner and which provide necessary biographical and business experience information regarding the nominee. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the criteria considered by the Nominating Committee, based on whether or not the candidate was recommended by a stockholder. The Board of Directors does not prescribe any minimum qualifications for director candidates, and all candidates for director will be evaluated based on their qualifications, diversity, age, skill and such other factors as deemed appropriate by the Nominating and Corporate Governance Committee given the current needs of the Board of Directors, the committees of the Board of Directors and the Company. Although the Nominating and Corporate Governance Committee does not have a specific policy on diversity, it considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise. Absent other factors which may be material to its evaluation of a candidate, the Nominating and Corporate Governance Committee expects to recommend to the Board of Directors for selection incumbent directors who express an interest in continuing to serve on the Board. Following its evaluation of a proposed director’s candidacy, the Nominating and Corporate Governance Committee will make a recommendation as to whether the Board of Directors should nominate the proposed director candidate for election by the stockholders of the Company.

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The Nominating and Corporate Governance Committee operates under a written charter. No member of the Nominating and Corporate Governance Committee may be an employee of the Company, and each member must satisfy the independence requirements of NASDAQ and the SEC.

The Nominating and Corporate Governance Committee currently consists of directors Mr. Sean Warren, who is the Chairperson of the committee, Mr. Michael Pope and Ms. Carine Clark. Each of the members of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to be independent under NASDAQ listing standards. The Nominating and Corporate Governance Committee met four times in 2024.

Oversight of Risk Management

Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including economic risks, financial risks, legal and regulatory risks and others, such as the impact of competition. Management is responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, our Board of Directors is responsible for satisfying itself that the risk management processes designed and implemented by management are adequate and functioning as designed. Our Board of Directors assesses major risks facing our Company and options for their mitigation to promote our stockholders’ interests in the long-term health of our Company and our overall success and financial strength. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of our full Board of Directors in the risk oversight process allows our Board of Directors to assess management’s appetite for risk and also determine what constitutes an appropriate level of risk for our Company. Our Board of Directors regularly includes agenda items at its meetings relating to its risk oversight role and meets with various members of management on a range of topics, including corporate governance and regulatory obligations, operations and significant transactions, risk management, insurance, pending and threatened litigation and significant commercial disputes.

While our Board of Directors is ultimately responsible for risk oversight, various committees of our Board of Directors oversee risk management in their respective areas and regularly report on their activities to our entire Board of Directors. In particular, the Audit Committee has the primary responsibility for the oversight of financial risks facing our Company. The Audit Committee’s charter provides that it will discuss our major financial risk exposures and the steps we have taken to monitor and control such exposures. Our Board of Directors has also delegated primary responsibility for the oversight of all executive compensation and our employee benefit programs to the Compensation Committee. The Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our business strategy.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing our Company and that our Board’s leadership structure provides appropriate checks and balances against undue risk taking.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of ethical conduct that applies to our principal executive officer, principal financial officer and senior financial management. This code of ethical conduct is embodied within our Code of Business Conduct and Ethics, which applies to all persons associated with our Company, including our directors, officers, and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller). To satisfy our disclosure requirements under Item 5.05 of Form 8-K, we will disclose amendments to, or waivers of, certain provisions of our Code of Business Conduct and Ethics relating to our chief executive officer, chief financial officer, chief accounting officer, controller or persons performing similar functions on our website promptly following the adoption of any such amendment or waiver. The Code of Business Conduct and Ethics provides that any waivers of, or changes to, the code that apply to the Company’s executive officers or directors may be made only by the Audit Committee. In addition, the Code of Business Conduct and Ethics includes updated procedures for non-executive officer employees to seek waivers of the code.

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Director Independence

Our Company is governed by our Board. Currently, each member of our Board, other than Dr. Edward Lee and Dr. Desheng Wang, are an independent director; and all standing committees of our Board of Directors are composed entirely of independent directors, in each case under NASDAQ’s independence definition applicable to boards of directors. For a director to be considered independent, our Board of Directors must determine that the director has no relationship which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Members of the Audit Committee also must satisfy a separate SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from us or any of our subsidiaries other than their directors’ compensation. In addition, under SEC rules, an Audit Committee member who is an affiliate of the issuer (other than through service as a director) cannot be deemed to be independent. In determining the independence of members of the Compensation Committee, NASDAQ listing standards require our Board of Directors to consider certain factors, including, but not limited to: (1) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by us to the director, and (2) whether the director is affiliated with us, one of our subsidiaries or an affiliate of one of our subsidiaries. Under our Compensation Committee Charter, members of the Compensation Committee also must qualify as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and as “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The independent members of the Board of Directors are Michael Pope, Sean Warren, and Carine Clark.

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EXECUTIVE COMPENSATION

Compensation of Officers

The following summary compensation table sets forth information concerning compensation for services rendered in all capacities during 2024 and 2023 awarded to, earned by or paid to our executive officers.

Summary Compensation Table

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Non-qualified Deferred Compensation Earnings	All Other Compensation	Totals
Position	Year	($)*	($)	($)	($)	(S)	($)	($)	($)
Desheng Wang	2024	120,000	0	0	29,595	21,020	0	0	170,615
CEO, Secretary and Director	2023	122,308	0	0	85,845	21,020	0	0	229,173

Irving Kau	2024	200,000	0	0	0	4,741	0	0	204,741
Chief Financial Officer	2023	203,532	0	0	0	18,575	0	0	222,107

Narrative Disclosure Requirement for Summary Compensation Table

Compensation

Dr. Desheng Wang entered into an employment agreement with the Company whereby the Company agreed to pay Dr. Wang a salary of $120,000 per year, payable monthly, for his services as Chief Executive Officer, effective as of November 1, 2018. We have not provided our other named executive officers with perquisites or other personal benefits. Irving Kau was appointed as the Company’s Chief Financial Officer on November 18, 2022. Mr. Kau has executed an employment agreement with the Company, dated November 3, 2021, for the provision of services as VP of Finance. Mr. Kau’s employment agreement included a salary and certain equity incentive. Mr. Kau would receive up to 1,500 shares of the Company’s common stock per year, vesting in 4 installments of 375 shares at the end of each calendar quarter, provided that certain metrics are achieved. No other officer or director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements.

Retirement, Resignation or Termination Plans

We sponsor no plan, whether written or verbal, that would provide compensation or benefits of any type to an executive upon retirement, or any plan that would provide payment for retirement, resignation, or termination as a result of a change in control of our company or as a result of a change in the responsibilities of an executive following a change in control of our company.

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Directors’ Compensation

As of the date hereof, no director has formally entered into any compensation arrangement for services provided under consulting agreements or employment agreements.

As of the date hereof, all directors have been issued 2,250 options per person pursuant to our 2018 Stock Option Plan and such options will vest over a period of one year. In 2024 and 2023, all independent directors were paid $40,000 cash.

Option Exercises and Stock Vested

On December 17, 2018, the Company adopted the 2018 Stock Option Plan (the “2018 Stock Option Plan”) whereby the Company reserved for issuance 100,000 shares of common stock and agreed that such shares shall, when issued and paid for in accordance with the provisions of the 2018 Stock Option Plan, constitute validly issued, fully paid and non-assessable shares of common stock.

Pension Benefits and Nonqualified Deferred Compensation

The Company does not maintain any qualified retirement plans or non-nonqualified deferred compensation plans for its employees or directors.

Director and Executive Officer Outstanding Equity Awards at Fiscal Year-End

The following table provides certain information concerning any common share purchase options, stock awards or equity incentive plan awards held by each of our named executive officers that were outstanding as of December 31, 2024.

Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned	Option Exercise Price	Option Expiration	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not
Name	Exercisable	Unexercisable	Options (#)	($)	Date	(#)	Vested	Vested	Vested
Edward Lee - Chairman	4,500	–	–	38.00	August 6, 2029	–	–	–	–
	2,250	–	–	20.00	December 10, 2030	–	–	–	–
	2,250	–	–	59.10	December 30, 2031	–	–	–	–
	2,250	–	–	42.70	December 30, 2032	–	–	–	–
	2,250	–	–	14.90	December 31, 2033	–	–	–	–
	2,250	–	–	4.75	December 31, 2034	–	–	–	–
Desheng Wang - CEO, Secretary	4,500	–	–	38.00	August 6, 2029	–	–	–	–
	2,250	–	–	20.00	December 10, 2030	–	–	–	–
	2,250	–	–	59.10	December 30, 2031	–	–	–	–
	2,250	–	–	42.70	December 30, 2032	–	–	–	–
	2,250	–	–	14.90	December 31, 2033	–	–	–	–
	2,250	–	–	4.75	December 31, 2034	–	–	–	–
Irving Kau - CFO	–	–	–	–	–	–	–	–	–
Michael Pope	938	–	–	59.10	December 30, 2031	–	–	–	–
	2,250	–	–	42.70	December 30, 2032	–	–	–	–
	2,250	–	–	14.90	December 31, 2033	–	–	–	–
	2,250	–	–	4.75	December 31, 2034	–	–	–	–
Carine Clark	4,500	–	–	38.00	August 6, 2029	–	–	–	–
	2,250	–	–	20.00	December 10, 2030	–	–	–	–
	2,250	–	–	59.10	December 30, 2031	–	–	–	–
	2,250	–	–	42.70	December 30, 2032	–	–	–	–
	2,250	–	–	14.90	December 31, 2033	–	–	–	–
	2,250	–	–	4.75	December 31, 2034	–	–	–	–
Sean Warren	2,250	–	–	42.70	December 30, 2032	–	–	–	–
	2,250	–	–	14.90	December 31, 2033	–	–	–	–
	2,250	–	–	4.75	December 31, 2034	–	–	–	–

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of November [*], 2025  for (i) each of our executive officers and directors; (ii) all of our executive officers and directors as a group; and (iii) each other stockholder known by us to be the beneficial owner of more than five percent (5%) of our outstanding Common Stock. As of November [*], 2025, there were 8,211,705 shares of our Common Stock outstanding.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o the Company, 2311 East Locust Court, Ontario, CA 91761.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership %

Common	Desheng Wang, CEO, and Director(2)	2,275,810	30.55%

Common	Edward Lee, Chairman and Director(3)	1,732,000	21.091%

Common	Michael Pope(4)	7,920	*

Common	Irving Kau	4,725	*

Common	Carine Clark(5)	15,750	*

Common	Sean Warren(6)	6,750	*

Common	All directors and executive officers as a group(8)	4,042,955	49.23%

*Less than 1%

(1)	Applicable percentage of ownership is based on 8,211,705 shares of Common Stock outstanding on November [*], 2025.
(2)	Consists of 2,260,060 shares of Common Stock and 15,750 shares of Common Stock which Dr. Wang has the right to acquire within 60 days through the exercise of vested stock options.
(3)	Consists of 1,166,250 shares of Common Stock and 15,750 shares of Common Stock which Dr. Lee has the right to acquire within 60 days through the exercise of vested stock options.
(4)	Consists of 232 shares of Common Stock and 7,688 shares of Common Stock which Mr. Pope has the right to acquire within 60 days through the exercise of vested stock options.
(5)	Consists of 0 shares of Common Stock and 15,750 shares of Common Stock which Ms. Clark has the right to acquire within 60 days through the exercise of vested stock options.
(6)	Consists of 0 shares of Common Stock and 6,750 shares of Common Stock which Mr. Warren has the right to acquire within 60 days through the exercise of vested stock options.
(8)	Consists of 3,431,267 shares of Common Stock and 61,688 shares of Common Stock which our officers and directors have the right to acquire within 60 days through exercise of vested stock options.

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Percentage ownership is determined based on shares owned together with securities exercisable or convertible into shares of Common Stock within 60 days of November [*], 2025, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to securities exercisable or convertible into shares of Common Stock that are currently exercisable or exercisable within 60 days of November [*], 2025, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Our Common Stock is our only issued and outstanding class of securities eligible to vote.

As of November [*], 2025, there were 4,042,955 shares of Common Stock outstanding owned by our officers and directors, which is approximately 49.23% of our total outstanding Common Stock.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Services provided by the Chief Executive Officer, Secretary, and Chief Financial Officer for the years ended December 31, 2024 and 2023 were as follows:

	For the Year Ended December 31, 2024	For the Year Ended December 31, 2023

Chief Executive Officer and Secretary	$141,000	$143,328
Chief Financial Officer	204,740	231,395
	$345,740	$374,723

Loans with Related Persons

On September 7, 2023, the Company entered into a loan agreement with Golden Sunrise Investment LLC in the amount of $1,000,000. This loan is secured against the Company’s property, which serves as collateral, with a cost of $4.5 million pledged. At the time of entering the loan agreement, Golden Sunrise Investment LLC was owned by two of the Company’s shareholders who collectively owned approximately 19% of the Company’s outstanding shares. The loan has an annual interest rate of 12% and the principal amount has a due date of September 7, 2024. On March 5, 2024, the Company entered into an addendum to the loan agreement with Golden Sunrise Investment LLC, a related party obtaining an additional secured loan amount of $300,000 at an annual interest rate of 12% which is due September 7, 2024. The principal of $1,300,000 and interest of $28,208 were paid off on July 3, 2024, from the proceeds of the sale of the building. As of December 31, 2024, principal and interest under this loan was $0. The interest expense amount was $77,208 for the year ended December 31, 2024.

On April 2, 2024, the Company entered into a two-year loan agreement with the Company’s CEO Desheng Wang for the amount of $300,000. The loan has an annual interest rate of 12% and the principal and interest amount have a due date of April 1, 2026, as consistent with the previous and separate loan agreement with Golden Sunrise Investment LLC. During the year, the principal loan amount has been increased from $300,000 to $801,000. The interest expense amount was $19,501 for the year ended December 31, 2024. The principal and interest were paid off on July 9, 2024. As of December 31, 2024, principal and interest under this loan was $0.

Private Placement of Common Stock

As previously disclosed, on or about September 18, 2024, the Company completed the sale of 430,000 shares of Common Stock (the “Shares”) in a private placement to certain eligible investors for an aggregate purchase price of $1,290,000, or $3.00 per share. The Company and Dr. Desheng Wang, Chief Executive Officer, Secretary, and Director of the Company entered into a Subscription Agreement pursuant to which the Company agreed to issue and sell 100,000 shares of the Company’s Common Stock for $300,000 in cash. The Company and Dr. Edward Lee, Chairman of the Board of the Company entered into a Subscription Agreement pursuant to which the Company agreed to issue and sell 100,000 shares of the Company’s Common Stock for $300,000 in cash. The Subscription Agreements contain customary representations and warranties and was exempt from registration under Section 4(a)(2) of the Securities Act.

Private Placement of Series A Preferred Stock

On October 15, 2025, the Company entered into a Series A Preferred Stock Purchase Agreement with Dr. Edward Lee, the Chairman of our board of directors, and with one of our shareholders, pursuant to which we agreed to issue 500,000 and 250,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at a price of $4.00 per share, for an aggregate purchase price of $2,000,000 and $1,000,000, respectively. The Company received the proceeds of $2,000,000 and $1,000,000 on October 17, 2025, and October 31, 2025, respectively. Shares of Series A Preferred Stock have no voting rights and are convertible into 1.1 shares of our Common Stock at the option of the holder.

On or about November 17, 2025, the Company received notice from the holders of Series A Preferred Stock, including Chairman Edward Lee, of their election to convert their shares of Series A Preferred Stock to Common Stock. As a result of the conversion of Series A Preferred Stock, the Company issued an aggregate 825,000 shares of restricted Common Stock to the holders, including 550,000 shares of restricted Common Stock to Chairman, Edward Lee. All of the Series A Preferred Stock have been converted, and there are currently no outstanding shares of Series A Preferred Stock.

Director Independence

A director is not considered to be independent if he or she is also an executive officer or employee of the corporation. Our director Edward Lee is also our Chairman; our director Desheng Wang is also our Chief Executive Officer. The rest of our directors are independent directors.

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DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 1,000,000,000 shares of common stock, par value $0.001 per share, and 100,000,000 shares of preferred stock par value $0.001 per share. 1,000,000 shares of preferred stock have been designated as our Series A Convertible Preferred Stock and 15,000 shares of preferred stock have been designated as our Series B Convertible Preferred Stock.

Authorized and Issued Stock
	Number of shares at November [*], 2025
Title of Class	Authorized	Issued and Outstanding
Common stock, par value $0.001 per share	1,000,000,000	8,211,705
Series A Convertible Preferred Stock, par value $0.001 per share	1,000,000	0
Series B Convertible Preferred Stock, par value $0.001 per share	15,000	3,531

Common Stock

Dividends. Each share of our common stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our common stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors”.

Liquidation. If our Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of preferred stock receive liquidation preferences (as applicable) will be distributed to the owners of our common stock pro rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering such shares to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability. All outstanding shares of our common stock are fully paid and nonassessable.

Series A Convertible Preferred Stock

On October 21, 2025, the Company filed a Certificate of Designation of Series A Preferred Stock (“Series A Designation”) that had the effect of designating 1,000,000 shares of preferred stock as Series A Preferred Stock (“Series A Preferred Stock”). The Series A Designation as filed with the Secretary of State of Nevada is included as Exhibit 3.1 in the Current Report on Form 8-K, filed on October 27, 2025. As of the filing of this prospectus, there are 0 shares of Series A Preferred Stock issued and outstanding.

The below is a summary of such Series A Designation.

Dividends. Each share of Series A Preferred Stock will be entitled to receive dividends paid on and equal to the Company’s Common Stock when and if declared by the Board.

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Voting Rights. The holders of Series A Preferred Stock have the voting rights as though the shares of Series A Preferred Stock have converted into Common Stock. In addition, as long as any shares of Series A Preferred Stock remain outstanding, the Series A Designation provides that the Company shall not, without the affirmative vote of holders of eighty percent (80%) of the then outstanding shares of Series A Preferred Stock, (a) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws as to adversely the designations, preferences, limitations, and relative rights of the Series A Preferred Stock or (b) effect any reclassification of the Series A Preferred Stock. Furthermore, the Company shall not amend, alter or repeal the Series A Designation without the affirmative vote of the holders of at least a majority of all outstanding shares of the Series A Preferred Stock, unless the Company needs to make a technical, corrective, administrative change that does not adversely affect the rights or preferences.

Liquidation Rights; Rank. Each share of Series A Preferred Stock ranks senior to the Company’s Common Stock in liquidation.

Conversion Rights. Each share of Series A Preferred Stock is convertible into 1.1 shares of restricted Common Stock at the option of the holder, at any time.

Redemption Rights. The shares of Series A Preferred Stock will not have any redemption rights.

Series B Convertible Preferred Stock

See the section of this prospectus titled “Private Placement of Series B Preferred Stock” for a description of the Series B Preferred Stock.

Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person.

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the board of directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

•	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or

•	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

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Our articles of incorporation and bylaws do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

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PRIVATE PLACEMENT OF SERIES B PREFERRED STOCK

This prospectus relates to the potential offer and resale by the selling stockholders identified in this prospectus or their permitted transferees (the “Selling Stockholders”) of a variable amount of Common Stock, $0.001 par value per share (the “Common Stock”), resulting from the Selling Stockholders’ conversion of the Series B Convertible Preferred Stock (“Series B Preferred Stock”) sold to the Selling Stockholders pursuant to that certain securities purchase agreement dated October 21, 2025 (the “Private Placement”), amended on November 21, 2025 to ensure that the Conversion Price adjusts in the event of a reverse split. The 10,558,975 shares registered pursuant to this prospectus have been calculated by multiplying the Floor Price (as defined below and equivalent to $0.78 per share) by the number of Series B Preferred Stock sold or to be sold to the Selling Stockholders pursuant to the Private Placement effectuated through the execution and delivery of a securities purchase agreement dated October 21, 2025, a copy of which was filed with the SEC on October 27, 2025 (the “Series B Agreement”).

Private Placement

On or about October 21, 2025, the Company entered into the Series B Agreement with private accredited investors (the “Investors”). Pursuant to the terms and conditions of the Series B Agreement, the Investors committed to purchase up to $7,000,000 or 8,236 shares (the “Commitment Amount”) of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) at a price per share of $850.00, which includes a 15% original issue discount from the Series B Preferred Stock’s stated value of $1,000 per share (the “Series B Private Placement”). The Series B Agreement stipulates three closings: (i) $3,000,000 for the purchase of the Series B Preferred Stock funded on October 21, 2025; (ii) $1,000,000 for the purchase of the Series B Preferred Stock to occur on the date the Company files (a) a registration statement on Form S-1, and (b) an information statement with the SEC; and (iii) $3,000,000 to occur within two (2) Business Days after (a) such registration statement is declared effective by the SEC and (b) the information statement has become effective under Rule 14c-2 (including expiration of any applicable waiting period).

Series B Agreement

The Series B Agreement was executed between the Company and the Investors pursuant to an exemption from the registration requirements of Section 5 of the Securities Act contained in Section 4(a)(2) thereof and/or Rule 506(b) of Regulation D thereunder, as a private placement of securities. Pursuant to the Series B Agreement, the Company sold and will sell to the Investors a total of 8,236 shares of Series B Preferred Stock. The Series B Preferred Stock will be issued and sold to the Investors in up to three closings. The initial closing for $3,000,000 was subject to the Company having obtained shareholder consents providing shareholder approval for one or more reverse stock splits of the Common Stock within a range of up to one-for-two hundred fifty (which may be implemented once or multiple times without further stockholder approval) and approving the issuance and/or sale of securities in excess of 19.99% of the outstanding Common Stock. The second closing for $1,000,000 is subject to the Company filing (a) a registration statement on Form S-1, and (b) an information statement with the SEC; and the third and final closing for $3,000,000 will happen two (2) business days after (a) such registration statement is declared effective by the SEC, and (b) the information statement has become effective under Rule 14c-2 (including expiration of any applicable waiting period).

Under the terms and conditions of the Series B Agreement, the Company agreed to monitor the daily closing price of its Common Stock, and if such price falls below the Floor Price, defined as $0.78, during any 5 consecutive trading day period, to effectuate a reverse stock split of its Common Stock. The Company will have to pay liquidated damages to the Investors if it fails to effectuate the reverse stock split within 5 calendar days. The maximum amount payable for such damages will be 35% of the amount paid by the Investors under the Series B Agreement. If not paid in full within 7 days after the date payable, the Company will pay interest on such damages at a rate of 12.0% per annum.

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From the effective date of the Series B Agreement until there are no longer any Series B Preferred Stock outstanding, upon any issuance by the Company of its securities for cash consideration, (a “Subsequent Financing”), the Investors may elect, in their sole discretion, to exchange (in lieu of conversion), all or some of the Series B Preferred Stock for any securities or units issued in a Subsequent Financing on a $1.00 for $1.00 basis. Additionally, if in a Subsequent Financing there are any contractual terms or side letters that provide terms more favorable to the Investors than the terms provided for in the Series B Agreement, then the Company will notify the Investors of such more favorable terms and such terms, at the Investors’ option will become a part of the transaction documents between the Company and the Investor.

The Series B Agreement includes customary representations and warranties by the Company, limitations on subsequent issuances of securities, a prohibition on variable rate transactions, and registration covenants, inter alia.

In connection with the Series B Private Placement, the Company and the Investors entered into a Registration Rights Agreement, a copy of which was filed with the SEC on October 27, 2025. The Company also entered into a Placement Agent Agreement with Spartan Capital Securities, LLC. The Company’s executive officers and 5% shareholders entered into a Lock-Up Agreement effective from October 21, 2025, until December 29, 2025.

Series B Preferred Stock

The Company has designated 15,000 shares of the Company’s authorized and unissued preferred stock as Series B Preferred Stock and established the rights, preferences and privileges of the Series B Preferred Stock pursuant to the Certificate of Designations, Preferences and Rights of the Series B Preferred Stock filed with the Nevada Secretary of State on October 20, 2025, amended and restated by the Amended and Restated Certificate of Designations, Preferences and Rights of the Series B Convertible Preferred Stock filed with the Nevada Secretary of State on December 5, 2025 that had the effect of altering the conversion price and floor price calculations of the Series B Preferred Stock in the event that the Company approves a subdivision, reverse stock split, or similar transaction and also provides for voluntary redemption rights at the option of the holder of Series B Preferred Stock. (the “Certificate of Designations”), as summarized below:

General. Each share of Series B Preferred Stock has a stated value of $1,000 per share and, when issued, the Series B Preferred Stock will be fully paid and non-assessable.

Ranking. The Series B Preferred Stock ranks senior to (i) all common stock, (ii) any class or series of capital stock of the Company created after the designation of Series B Preferred Stock, created specifically ranking by its terms junior to the Series B Preferred Stock, and (iii) with any class or series of capital stock of the Company expressly designated to rank on parity with the Series B Preferred Stock. With respect to liquidation rights, each of the shares of Series B Preferred Stock ranks senior to the Common Stock of the Company.

Dividends. If the Company pays a dividend or distribution (other than one payable in Common Stock shares or its equivalents) on shares of Common Stock, the holders of shares of outstanding Series B Preferred Stock will be entitled to receive dividends paid on and equal to the Company’s Common Stock, as if each share of Series B Preferred Stock is converted into shares of Common Stock, when and if declared by the Board of Directors.

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Liquidation. In the event of liquidation, dissolution or winding up of the Company, the holders of Series B Preferred Stock shall be entitled to receive in cash out of the assets of the Company, before any amount are paid to the holders of junior stock, but pari passu with any parity stock then outstanding, an amount per share of Series B Preferred Stock equal to the greater of (A) the Conversion Amount (as defined in the Certificate of Designations) on the date of such payment or (B) the amount per share such holder would receive if it converted its Series B Preferred Stock into Common Stock immediately prior to the date of such payment.

Distribution of Assets. If the Company declares or makes any dividend or other distributions of its assets (or rights to acquire its assets) to any or all holders of shares of Common Stock, by way of return of capital or otherwise (including any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (the “Distributions”), then each holder of Series B Preferred Stock, will be entitled to such Distributions as if such holder had held the number of shares of Common Stock acquirable upon complete conversion of the Series B Preferred Stock (without taking into account any limitations or restrictions on the conversion of the Series B Preferred Stock) immediately prior to the date on which a record is taken for such Distribution or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for such Distributions.

Conversion Rights.

Conversion at Option of Holder (Voluntary Conversion). Each holder of Series B Preferred Stock may convert all, or any part, of the outstanding Series B Preferred Stock, at any time at such holder’s option, into shares of Common Stock (which converted shares of Common Stock are referred to as “Conversion Shares”) at the “Conversion Price” determined to be 85% of the lowest daily volume weighted average price of the Common Stock for any ten (10) Trading Days immediately prior to the date of conversion, subject to adjustment. In no event shall the Conversion Price be lower than the “Floor Price,” defined as $0.78.

Triggering Event Conversion. Following the occurrence and during the continuance of a Triggering Event (as defined below), each holder may alternatively elect to convert the Series B Preferred Stock at the “Triggering Event Conversion Price” determined to be the lesser of the Conversion Price, or 75% of the lowest daily volume weighted average price of the Common Stock for any ten (10) Trading Days immediately prior to the date of conversion, subject to adjustment. The Triggering Event Conversion Price must be subject to shareholders’ approval and may not be lower than the Floor Price.

The Certificate of Designations contains standard and customary triggering events (each, a “Triggering Event”), including but not limited to: (i) the suspension from trading or the failure to list the Common Stock within certain time periods; (ii) failure to declare or pay any dividend when due; (iii) the failure to meet the current public information requirements under Rule 144 in respect of the shares of Common Stock issuable upon conversion of the Series B Preferred Stock, (iv) the Company’s failure to cure a conversion failure or failure to remove restrictive legend on any shares of common stock issued pursuant to conversion and any such failure to remove the legend remains uncured for at least 10 consecutive trading days, and (iv) bankruptcy or insolvency of the Company. For a comprehensive list of all Triggering Events see Section 6 of the Certificate of Designations filed with the SEC on October 27, 2025.

Conversion Price Protection. If the Company issues or sells any securities (including Options or Convertible Securities) except any Exempt Issuance (as defined in the Certificate of Designations) at an effective price (or exercise or conversion price) of less than the Conversion Price, then upon such issuance or sale, the Conversion Price shall be reduced to the sale price or exercise or conversion price of the securities issued or sold.

Shareholder Approval. Holders of Series B Preferred Stock may not convert any shares into shares of Common Stock which would result in the holder beneficially owning in excess of 19.99% of the issued and outstanding shares of Common Stock of the Company unless the Company has obtained the shareholder approval for such conversion.

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Adjustment of Conversion Price and Floor Price upon Subdivision of Common Stock. If the Company at any time on or after the issuance of the Series B Preferred Stock subdivides (by any stock split, stock dividend, recapitalization or other similar transaction) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price and Floor Price shall be correspondingly adjusted by adjusting any and all volume weighted Conversion and Floor Price calculations as though the subdivision had occurred prior to the volume weighted calculation dates. In the event of a reverse stock split, combination of shares, or other similar transaction that results in a decrease in the number of outstanding shares of Common Stock, the Conversion Price and Floor Price shall be correspondingly adjusted by adjusting any and all volume weighted conversion and Floor price calculations as though the reverse split, combination, or other similar transaction had occurred prior to the volume weighted calculation dates.

Optional Redemption. On or after January 19, 2026, and for a period of two (2) years thereafter (the “Redemption Period”), each holder of Series B Preferred Stock will have the right to require the Company to redeem all or less than all, of its outstanding shares of Series B Preferred Stock, during specific periods within the Redemption Period. The initial Redemption Period window will occur for ninety (90) days beginning on January 19, 2026. The remaining Redemption Period windows will occur during the 90-day period commencing on the following dates: (i) July 1, 2026; (ii) October 1, 2026; (iii) December 1, 2026; (iv) July 1, 2027; (v) October 1, 2027; and (vi) December 1, 2027. Within twenty (20) trading days following receipt of a redemption notice, the Company will redeem all of the shares of Series B Preferred Stock included in the notice for a redemption price equal to the amount of (x) the Purchase Price (as defined in the Series B Agreement), multiplied by (y) the number of shares of Series B Preferred Stock being redeemed. The Company will have the option to require the holder of Series B Preferred Stock to sell such shares to a third party; provided that such sale closes by the redemption date and at the redemption price unless as otherwise mutually agreed to by the holder of Series B Preferred Stock. The redemption rights are non-transferable, non-assignable, and will terminate immediately upon the sale, transfer, or assignment of the Series B Preferred Stock to a third party.

Participation in Future Financings. Until the 6 month anniversary of the issuance of the Series B Preferred Stock, any issuance by the Company of Common Stock for cash in a transaction exempt from registration under the Securities Act (a “Subsequent Financing”), the holders of the Series B Preferred Stock shall have the right to participate in an amount equal to an aggregate of 30% of the Subsequent Financing on the same terms, conditions and price provided for in the Subsequent Financing.

Purchase Rights. If the Company grants, issues, or sells any options, convertible securities, or rights to purchase stock, warrants, securities, or other property pro rata to the Common Stock shareholders (the “Purchase Rights”), then each holder of Series B Preferred Stock will be entitled to the same.

Fundamental Transactions. The Certificate of Designations requires the Company to make appropriate provisions to ensure that each holder of Series B Preferred stock will thereafter have the right to receive upon conversion of all Series B Preferred Stock, such securities or assets as if the conversion had happened prior to the fundamental transaction apart from the converted shares of common stock.

Voting Rights. The holders of the Series B Preferred Stock shall have no voting power. As long as any shares of Series B Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of holders of at least 50.1% of the then outstanding shares of Series B Preferred Stock, (a) amend or repeal, or add any provision to its charter documents if such action would alter or change adversely the preferences, rights, privileges or powers, or restrictions provided for the benefit, of the Series B Preferred Stock.

Participation Rights. Until the six (6) month anniversary of the issuance of the Series B Preferred Stock to the holder, upon the Company’s issuance of Common Stock (or its equivalents) for cash consideration intended to be exempt from registration (“Subsequent Financing”), the holders of outstanding shares of Series B Preferred Stock shall have the right to participate in an amount equal to an aggregate 30% of the Subsequent Financing on the same terms.

Beneficial Ownership Limitation. The Company shall not effect a conversion of the Series B Preferred Stock, and the holder of any shares of Series B Preferred Stock shall not have the right to voluntarily convert its shares of Series B Preferred Stock, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates) would beneficially own in excess of 19.99% (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such conversion.

Reservation Requirements. So long as any Series B Preferred Stock remains outstanding, the Company shall at all times reserve at least the number of shares of Common Stock as shall from time to time be necessary to effectuate the conversion of all Series B Preferred Stock then outstanding if the conversion is effected at the Floor Price.

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SELLING STOCKHOLDERS

The shares of Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon conversion of the Series B Preferred Stock purchased by the Selling Stockholders pursuant to the Series B Agreement. For additional information regarding the issuance of the Series B Preferred Stock, see “Private Placement of Series B Preferred Stock” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares for resale from time to time. Except for the ownership of the Series B Preferred Stock issued pursuant to the Series B Agreement, the Selling Stockholders have not had any material relationship with us within the past three years.

The table below lists the Selling Stockholders, the aggregate number of Series B Preferred Stock that they will purchase upon effectuating all three closings under the Series B Agreement, and the maximum number of Common Stock that they could convert their Series B Preferred Stock into, assuming for these purposes that the Floor Price is the Conversion Price.

Name	Number of Shares of Convertible Series B Preferred Stock Purchased In the Private Placement(1)	Number of Shares as Converted into Common Stock(2)
Great Point Capital, LLC	3,412	4,374,359
Target Capital 1 LLC	2,941	3,770,513
Secure Net Capital LLC	1,883	2,414,103

TOTAL	8,236	10,558,975

*Less than one percent.

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(1)	The number of shares listed in this column includes all shares beneficially owned, whether or not deemed to be beneficially owned, by the Selling Stockholder, assuming the completion of all three closings under the Series B Agreement. The ownership percentages listed in this column include only shares beneficially owned by the listed Selling Stockholder. Beneficial ownership is determined in accordance with the rules of the SEC.

(2)	The number of shares of the Company’s Common Stock into which the Selling Stockholders can convert their shares of Series B Preferred calculated as of the Closing Date, October 21, 2025, at the Floor Price or $0.78 which is used for illustrative purposes only in this Registration Statement. The conversion price is variable based on the descriptions above. The Floor Price is the minimum price at which the shares of Series B Preferred Stock can convert into shares of Common Stock. We are using it here for illustrative purposes only because its application would result in the highest number of shares of Common Stock issued upon conversion of the shares of Series B Preferred Stock. See “Private Placement of Series B Preferred Stock.”

The table below lists the Selling Stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on their respective ownership of shares of Series B Preferred Stock, as of November [*], 2025. This column assumes: (i) the completion of all three closings under the Series B Agreement; and (ii) conversion of the Series B Preferred Stock held by each such Selling Stockholder at the Floor Price. This column also takes into account the limitations on conversion and exercise set forth in the Certificate of Designations.

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The third column lists the shares of Common Stock being offered by this prospectus by the Selling Stockholders, assuming (i) the completion of all three closings under the Series B Agreement; and (ii) conversion of the Series B Preferred Stock held by each such Selling Stockholder at the Floor Price. This column does not take into account the limitations on conversion of the Series B Preferred Stock set forth in the Certificate of Designations.

In accordance with the terms of the Registration Rights Agreement with the holders of the Series B Preferred Stock, this prospectus covers 100% of the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock. To ensure that we are registering enough shares, we have used the Floor Price to effectuate the conversion of the Series B Preferred Stock. The Floor Price is the minimum price at which the shares of Series B Preferred Stock can be converted into shares of Common Stock, resulting in the issuance of the highest number of shares of Common Stock upon conversion. Because the conversion price of the Series B Preferred Stock is variable and may be adjusted, the number of shares that will actually be issued may be less than the number of shares being offered by this prospectus. The fourth column assumes the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Certificate of Designations, a Selling Stockholder may not convert the Series B Preferred Stock to the extent (but only to the extent) that such Selling Stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company (the “Maximum Percentage”). The number of shares in the second column reflects these limitations. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

	Number of Shares of Common Stock Entitled to Own Prior to Offering(1)			Maximum Number of Shares of Common Stock to	Number of Shares of Common Stock Owned After Offering and Conversion(3)
			Percentage of	be Offered		Percentage of
Name of Selling Stockholder	Number of Shares		Outstanding Shares	Pursuant to this Prospectus(2)	Number of Shares	Outstanding Shares
Great Point Capital, LLC(7)	409,764	(4)	4.99%	4,374,359	–	*
Target Capital 1 LLC(8)	409,764	(5)	4.99%	3,770,513	–	–
Secure Net Capital LLC(9)	409,764	(6)	4.99%	2,414,103	–	–

*	less than 1%

(1)	Applicable percentage ownership is based on 8,211,705 shares of our Common Stock outstanding as of November [*], 2025 and based on 18,770,680 shares of our Common Stock outstanding after the offering and conversion of Series B Preferred stock into Common Stock.

(2)	Assumes the conversion of all shares of Series B Preferred Stock into shares of Common Stock. For the purposes of the calculations of shares of Common Stock to be sold pursuant to this prospectus we are assuming (a) the shares of Series B Preferred Stock are each converted in full at the Floor Price of $0.8 without regard to any limitations set forth in the Certificate of Designations.

(3)	Represents the amount of shares that will be held by the Selling Stockholder after completion of this offering based on the following assumptions: (a) all shares of Common Stock underlying the Series B Preferred Stock registered for sale by the registration statement of which this Prospectus is part of will be sold, and (b) no other shares of Common Stock are acquired or sold by the Selling Stockholders prior to completion of this offering. However, the Selling Stockholders may sell all, some or none of such shares offered pursuant to this prospectus or sell some or all of their shares pursuant to an exemption from the registration provisions of the Securities Act, including under Rule 144.

(4)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November [*], 2025, after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November [*], 2025, this Selling Stockholder would beneficially own an aggregate of 4,374,359 shares of our Common Stock, all of which consist of shares of Common Stock underlying the outstanding Series B Preferred Stock, with a stated value of $1,000 per share, held by the Selling Stockholder, convertible at a price of $0.78 per share, all of which shares are being registered under this prospectus.

(5)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November [*], 2025, after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November [*], 2025, this Selling Stockholder would beneficially own an aggregate of 3,770,513 shares of our Common Stock, all of which consist of shares of Common Stock underlying the outstanding Series B Preferred Stock, with a stated value of $1,000 per share, held by the Selling Stockholder, convertible at a price of $0.78 per share, all of which shares are being registered under this prospectus.

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(6)	This column lists the number of shares of our Common Stock beneficially owned by this Selling Stockholder as of November [*], 2025 after giving effect to the Maximum Percentage. Without regard to the Maximum Percentage, as of November [*], 2025, this Selling Stockholder would beneficially own an aggregate of 2,414,103 shares of our Common Stock, all of which consist of shares of Common Stock underlying the outstanding Series B Preferred Stock, with a stated value of $1,000 per share, held by the Selling Stockholder, convertible at a price of $0.78 per share, all of which shares are being registered under this prospectus.

(7)	Great Point Capital, LLC is managed by Dan Dimiero who is deemed to have investment discretion and voting power over the shares held by Great Point Capital, LLC. Mr. Dimiero disclaims any beneficial ownership of these shares. The business address of Great Point Capital, LLC is 12301 Research Blvd., Bldg 4-270, Austin, Texas 78759.

(8)	Target Capital 1 LLC’s General Partner is Dmitriy Shapiro. Mr. Shapiro in his capacity as the General Partner of Target Capital 1 LLC, may be deemed to have investment discretion and voting power over the shares held by Target Capital 1 LLC. Mr. Shapiro disclaims any beneficial ownership of these shares. The business address of Target Capital 1 LLC is 144 Hillside Village, Rio Grande, Puerto Rico 00745

(9)	Secure Net Capital LLC is managed by Alois Rubenbauer. Mr. Rubenbauer in his capacity as Manager may be deemed to have investment discretion and voting power over the shares held by Secure Net Capital LLC. Mr. Rubenbauer disclaims any beneficial ownership of these shares. The business address of Secure Net Capital LLC is 654 Munoz Rivera, Suite 1130, San Juan, Puerto Rico 00918-4133.

The Company may supplement this prospectus from time to time as required by the rules of the SEC to include certain information concerning the security ownership of the Selling Stockholders, the number of securities offered for resale and the position, office, or other material relationship which a Selling Stockholder has had within the past three years with the Company or any of its predecessors or affiliates.

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PLAN OF DISTRIBUTION

The Selling Stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the date that the Registration Statement of which this prospectus is a part is declared effective by the Securities and Exchange Commission;

•	broker-dealers may agree with the selling stockholder to sell a specified number of shares at a stipulated price per share;

•	a combination of any of such methods of sale; and

•	any other method permitted under applicable law.

The Selling Stockholders also may sell their shares of our common stock under Rule 144 under the Securities Act or under another exemption from the registration requirements of the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The Selling Stockholders from time to time may pledge or grant a security interest in some or all of the shares of our common stock owned by them, and, if a selling stockholder defaults in the performance of its secured obligations, then the pledgees or secured parties may offer and sell shares of our common stock from time to time under this prospectus or under an amendment to this prospectus under Rule 424(b)(3) under the Securities Act or other applicable provisions of the Securities Act amending the list of Selling Stockholders to include the pledgees, the transferees or other successors in interest as Selling Stockholders under this prospectus.

Upon our Company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of our common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed with the Securities and Exchange Commission, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealers, (ii) the number of shares of our common stock involved, (iii) the price at which such shares of our common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker dealers, where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon our Company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of our common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law.

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The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. The selling stockholder has represented and warranted to the Company that it acquired the securities subject to this Registration Statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The Company has advised the Selling Stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The Company is required to pay all fees and expenses incident to the registration of the shares, but the Company will not receive any proceeds from the sale of the common stock by Selling Stockholders. The Company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

76

DISCLOSURE OF SEC POSITION ON

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.7502 of the Nevada Revised Statutes provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys’ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.7502 of the Nevada Revised Statutes also provides that directors and officers of Nevada corporation also may be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by them in connection with a derivative suit if they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Article VIII of our articles of incorporation provides that we shall, to the fullest extent permitted by the laws of the State of Nevada, indemnify our directors, officers and certain other persons. Article V, Section 1 of our bylaws provides that our directors, officers and certain other persons shall be indemnified and held harmless by us to the fullest extent permitted by the laws of the State of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by our company of expenses incurred or paid by such director, officer or controlling person of our company in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person of our company in connection with the securities being registered in the registration statement of which this prospectus is a part, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by our company is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares covered by the Registration Statement of which this prospectus is a part has been passed upon for us by Corporate Securities Legal LLP

EXPERTS

The financial statements included in this prospectus as of year-end December 31, 2024 have been audited by Weinberg & Company, P.A, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Neither the named experts nor counsel own any of shares of our common stock.

77

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s website contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a registration statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a registration statement, does not contain all of the information set forth in the registration statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document that is filed as an exhibit to the registration statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates. You may obtain additional information regarding our company on our website, located at www.focusuniversal.com.

78

FOCUS UNIVERSAL INC.

CONSOLIDATED FINANCIAL STATEMENTS

F-1

FINANCIAL INFORMATION

References in this document to “us,” “we,” or “Company” refer to Focus Universal Inc.

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(Unaudited)
ASSETS
Current Assets:
Cash	$410,884	$3,589,318
Accounts receivable, net	7,125	5,584
Inventories, net	138,370	126,071
Prepaid expenses	107,969	100,730
Marketable securities	43,548	24,660
Deposits – current portion	63,181	–
Total Current Assets	771,077	3,846,363

Property and equipment, net	71,710	60,485
Operating lease right-of-use asset	37,658	108,270
Deposits	–	65,195

Total Assets	$880,445	$4,080,313

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$685,104	$702,065
Other current liabilities	–	68,204
Lease liability, current portion	20,534	106,706
Total Current Liabilities	705,638	876,975

Non-Current Liabilities:
Lease liability, less current portion	–	8,114
Total Non-Current Liabilities	–	8,114

Total Liabilities	705,638	885,089

Contingencies	–	–

Stockholders' Equity:
Common stock, par value $0.001 per share, 15,000,000 shares authorized; 7,386,705 and 7,153,647 shares issued and outstanding as of September 30, 2025 and December 31, 2024, respectively	7,387	7,154
Treasury stock at cost (58,038 and 348,968 shares held at September 30, 2025 and December 31, 2024, respectively)	(249,676)	(1,055,592)
Additional paid-in capital	30,105,018	30,025,587
Shares to be issued, common shares	52,733	25,573
Accumulated deficit	(29,705,709)	(25,782,308)
Accumulated other comprehensive loss	(34,946)	(25,190)
Total Stockholders' Equity	174,807	3,195,224

Total Liabilities and Stockholders' Equity	$880,445	$4,080,313

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-2

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Revenue	$28,689	$74,215	$254,274	$264,954

Cost of revenue	30,301	42,530	237,754	127,686

Gross profit (loss)	(1,612)	31,685	16,520	137,268

Operating expenses
Selling expense	2,374	30,936	58,774	96,027
Compensation - officers and directors	124,981	575,255	375,725	687,303
Research and development	288,078	308,516	1,127,633	948,041
Professional fees	321,917	278,336	1,224,063	985,368
General and administrative	441,414	585,491	1,224,988	1,612,735
Total operating expenses	1,178,764	1,778,534	4,011,183	4,329,474

Loss from operations	(1,180,376)	(1,746,849)	(3,994,663)	(4,192,206)

Other income (expense):
Interest income, net	5,747	14,001	39,765	2,653
Interest (expense) - related party	–	–	–	(89,098)
Gain on disposed of property	–	3,181,706	–	3,181,706
Unrealized gain (loss) on marketable equity securities	4,135	(537)	18,888	(9,692)
Rental income	–	13,849	–	96,541
Other income, net	4,119	6,541	12,609	49,143
Total other income	14,001	3,215,560	71,262	3,231,253

Income (loss) from continuing operations	(1,166,375)	1,468,711	(3,923,401)	(960,953)
Income (loss) from discontinued operations, net of tax	–	(26,784)	–	(277,823)
Net loss	$(1,166,375)	$1,441,927	$(3,923,401)	$(1,238,776)

Other comprehensive items
Foreign currency translation income (loss)	677	(2,735)	(9,756)	(11,011)

Total comprehensive loss	$(1,165,698)	$1,439,192	$(3,933,157)	$(1,249,787)

Basic net income loss per share:
Continuing operations	$(0.16)	$0.22	$(0.54)	$(0.15)
Discontinued operations	–	(0.00)	–	(0.04)
Basic net loss per share	$(0.16)	$0.22	$(0.54)	$(0.19)

Weighted Average Number of Common Shares Outstanding: Basic and Fully Diluted	7,357,465	6,572,483	7,260,223	6,512,469

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-3

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

	Common Stock		Treasury Stock	Additional Paid-In	Shares to be issued Common	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
Description	Shares	Amount	at Cost	Capital	Shares	Deficit	Loss	Equity
Balance – June 30, 2025	7,218,838	$7,219	$(173,838)	$29,564,293	$22,864	$(28,539,334)	$(35,623)	$845,581

Stock based compensation - options	–	–	–	10,284	–	–	–	10,284

Stock based compensation - shares	–	–	–	89,332	29,869	–	–	119,201

Purchase of treasury stock	–	–	(75,838)	–	–	–	–	(75,838)

Stock issued for cash	167,867	168	–	441,109	–	–	–	441,277

Other comprehensive income	–	–	–	–	–	–	677	677

Net loss	–	–	–	–	–	(1,166,375)	–	(1,166,375)

Balance – September 30, 2025	7,386,705	$7,387	$(249,676)	$30,105,018	$52,733	$(29,705,709)	$(34,946)	$174,807

	Common Stock		Treasury Stock	Additional Paid-In	Shares to be issued Common	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
Description	Shares	Amount	at Cost	Capital	Shares	Deficit	Loss	Equity
Balance – June 30, 2024	6,486,776	$6,487	$(385,686)	$26,807,599	$15,968	$(25,262,873)	$(21,840)	$1,159,655

Stock based compensation - options	–	–	–	36,995	–	–	–	36,995

Stock based compensation - shares	–	–	–	89,335	4,480	–	–	93,815

Stock issued for placement agent	375,000	375	–	1,085,625	–	–	–	1,086,000

Stock issued for private placement	430,000	430	–	1,289,570	–	–	–	1,290,000

Retirement of treasury stock	(3,000)	(3)	48,362	(48,359)	–	–	–	–

Stock based compensation related to discount on shares sold to related parties	–	–	–	340,000	–	–	–	340,000

Other comprehensive loss	–	–	–	–	–	–	(2,735)	(2,735)

Net income	–	–	–	–	–	1,441,927	–	1,441,927

Balance – September 30, 2024	7,291,776	$7,292	$(385,686)	$29,649,124	$20,448	$(23,820,946)	$(24,575)	$5,445,657

F-4

	Common Stock		Treasury Stock	Additional Paid-In	Shares to be issued Common	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
Description	Shares	Amount	at Cost	Capital	Shares	Deficit	Loss	Equity
Balance – December 31, 2024	7,153,647	$7,154	$(1,055,592)	$30,025,587	$25,573	$(25,782,308)	$(25,190)	$3,195,224

Stock based compensation - options	–	–	–	30,852	–	–	–	30,852

Stock based compensation - shares	10,053	10	–	281,892	27,160	–	–	309,062

Purchase of treasury stock	–	–	(249,675)	–	–	–	–	(249,675)

Stock split rounding up	309,281	309	–	(309)	–	–	–	–

Retirement of treasury stock	(348,968)	(349)	1,055,591	(1,055,242)	–	–	–	–

Stock issued for cash	262,692	263	–	822,238	–	–	–	822,501

Other comprehensive loss	–	–	–	–	–	–	(9,756)	(9,756)

Net loss	–	–	–	–	–	(3,923,401)	–	(3,923,401)

Balance – September 30, 2025	7,386,705	$7,387	$(249,676)	$30,105,018	$52,733	$(29,705,709)	$(34,946)	$174,807

	Common Stock		Treasury Stock	Additional Paid-In	Shares to be issued Common	Accumulated	Accumulated Other Comprehensive	Total Stockholders'
Description	Shares	Amount	at Cost	Capital	Shares	Deficit	Loss	Equity
Balance – December 31, 2023	6,477,182	$6,477	$(434,048)	$26,494,455	$74,476	$(22,582,170)	$(13,564)	$3,545,626

Stock based compensation - options	–	–	–	110,985	–	–	–	110,985

Stock based compensation - shares	12,594	13	–	376,848	(54,028)	–	–	322,833

Retirement of treasury stock	(3,000)	(3)	48,362	(48,359)	–	–	–	–

Stock issued for placement agent	375,000	375	–	1,085,625	–	–	–	1,086,000

Stock issued for private placement	430,000	430	–	1,289,570	–	–	–	1,290,000

Stock based compensation related to discount on shares sold to related parties	–	–	–	340,000	–	–	–	340,000

Other comprehensive loss	–	–	–	–	–	–	(11,011)	(11,011)

Net loss	–	–	–	–	–	(1,238,776)	–	(1,238,776)

Balance – September 30, 2024	7,291,776	$7,292	$(385,686)	$29,649,124	$20,448	$(23,820,946)	$(24,575)	$5,445,657

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-5

FOCUS UNIVERSAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Nine Months Ended September 30,
	2025	2024
Cash flows from operating activities:
Net Loss	$(3,923,401)	$(1,238,776)
Adjustments to reconcile net loss to net cash from operating activities:
Gain on sale of building	–	(3,181,706)
Bad debt expense	–	4,459
Inventory reserve	1,644	–
Depreciation expense	17,231	72,738
Unrealized (gain) and loss on marketable equity securities	(18,888)	9,692
Stock-based compensation – shares	309,062	322,833
Stock based compensation related to discount on shares sold to related parties	–	340,000
Stock based compensation – options	30,852	110,985
Changes in operating assets and liabilities:
Accounts receivable	(1,541)	9,069
Inventories	(13,943)	(196,749)
Other receivable	–	20,407
Deposit	2,604	(41,435)
Prepaid expenses	(6,665)	(36,480)
Operating lease right-of-use asset	72,298	65,364
Accounts payable and accrued liabilities	(14,347)	114,831
Other current liabilities	(68,204)	(6,496)
Lease liabilities	(95,806)	(80,523)
Other liabilities	–	(12,335)
Net cash flows used in operating activities from continuing operations	(3,709,104)	(3,724,122)
Net cash flows provided by operating activities from discontinued operations	–	65,221
Net cash flows used in operating activities	(3,709,104)	(3,658,901)

Cash flows from investing activities:
Purchase of property and equipment	(27,318)	(13,250)
Proceeds from sale of property	–	7,145,808
Net cash flows provided by (used in) investing activities	(27,318)	7,132,558

Cash flows from financing activities:
Proceeds from third party loan	–	350,000
Proceeds from related party loan	–	1,101,000
Repayment on related party loan	–	(2,101,000)
Repayment on third party loan	–	(275,000)
Stock issued for placement agent	–	1,086,000
Stock issued for private placement	822,501	1,290,000
Purchases of treasury stock	(249,675)	–
Net cash flows provided by financing activities	572,826	1,451,000

Effect of exchange rate	(14,838)	(11,681)

Net change in cash	(3,178,434)	4,912,976

Cash beginning of period	3,589,318	428,254

Cash end of period	$410,884	$5,341,230

Supplemental cash flow disclosure:
Cash paid for income taxes	$3,807	$–
Cash paid for interest	$–	$112,038

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements

F-6

FOCUS UNIVERSAL INC.

NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2025 AND 2024

(UNAUDITED)

Note 1 – Organization and Operations

Focus Universal Inc. (“Focus” or the “Company”) was incorporated under the laws of the State of Nevada on December 4, 2012. The Company is a universal smart instrument developer and manufacturer, headquartered in Ontario, California, specializing in the development and commercialization of novel and proprietary universal smart technologies and instruments. Focus Universal Inc. is also a provider of patented hardware and software design technologies for Internet of Things (“IoT”) and 5G. The Company has developed what it believes are five disruptive patented technology platforms with 27 patents and patents pending in various phases and 8 trademarks to solve what it believes are the major problems facing hardware and software design and production within the industry today. These technologies combined have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security of the IoT and 5G networks. The smartphone or other mobile device serves as the foundation, where the user can see the sensor readouts and together with the Ubiquitor device, performs the functions of multiple traditional scientific and engineering instruments. The Company believes this product could replace traditional, wired stand-alone instruments at a fraction of their cost.

The Company has multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX Design & Integration, Inc. (“AVX,” also doing business as Smart AVX (“Smart AVX”)), Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), Lusher Bioscientific, Inc. and Lusher, Inc. (together “Lusher”), and until August, 2024, AT Tech Systems LLC (“AT Tech LLC”), which activities’ have since been discontinued.

Perfecular, a wholly owned subsidiary of Focus, was founded in September 2009 and is headquartered in Ontario, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

AVX, incorporated on June 16, 2000, in the state of California, is an IoT installation and management company specializing in high performance audio/video systems, home theaters, lighting control, automation and integration. Services provided by AVX include full integration of houses, apartments, commercial complexes, and office spaces with audio, visual and control systems to fully integrate devices in the low voltage field, specializing in high end residential smart IoT installation projects in areas throughout the Southern California area. AVX’s services also include partial equipment upgrade and installation. AVX also markets and sells our IoT Products, such as high-end LED, live wall panel products and cameras, under the Smart AVX name.

On December 23, 2021, Focus Shenzhen was founded as a mainland China office for manufacturing procurement expertise and research and development support activities. Focus Shenzhen is designed to function as a branch office to source products and build relationships with manufacturers in China and as a lower cost form of support, research and development as engineers abound in China.

On January 5, 2022, the Company founded a wholly owned subsidiary named Lusher Bioscientific.

On April 30, 2024, the Company founded a wholly owned subsidiary named Lusher Inc. Lusher Inc. was founded to develop, market, and commercialize automation software, titled One Touch Financial, initially targeting the financial reporting software market sector.

AT Tech Systems was a subsidiary of Focus and specialized in commercial and industrial smart IoT installation projects in areas throughout Southern California. On August 5, 2024, the Company and the segment manager of AT Tech Systems LLC reached a tentative oral agreement to terminate his employment, and the employment of his two team members. The Company discontinued operations of AT Tech Systems on August 21, 2024, with a termination cost of $22,000 and is now presenting these operations as discontinued. (See Note 8)

F-7

Note 2 – Summary of Significant Accounting Policies

Basis of Presentation

The unaudited condensed financial statements of the Company for the three and nine months ended September 30, 2025 and 2024 have been prepared in accordance with accounting principles generally accepted in the U.S. (“GAAP”) for interim financial information and pursuant to the requirements for reporting on Form 10-Q and Regulation S-K for scaled disclosures for smaller reporting companies. Accordingly, they do not include all the information and footnotes required by GAAP for complete financial statements. However, such information reflects all adjustments (consisting solely of normal recurring adjustments), which are, in the opinion of management, necessary for the fair presentation of the Company’s financial position and results of operations. Results shown for interim periods are not necessarily indicative of the results to be obtained for a full fiscal year. The balance sheet information as of December 31, 2024 was derived from the audited financial statements included in the Company’s financial statements as of and for the years ended December 31, 2024 and 2023 contained in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission, or the SEC, on February 28, 2025. These financial statements should be read in conjunction with that report.

The accompanying unaudited condensed consolidated financial statements include the accounts of Focus and its wholly-owned subsidiaries, Perfecular, AVX, Focus Shenzhen, Lusher and, until August of 2024, AT Tech Systems (collectively, the “Company,” “we,” “our,” or “us”). All intercompany balances and transactions have been eliminated upon consolidation. The Company’s unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the accompanying unaudited condensed consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include the assumptions impacting right-of use asset and lease liability, useful lives of property and equipment, allowance for doubtful accounts, inventory reserves, and the valuation allowance on deferred tax assets. The Company regularly evaluates its estimates and assumptions.

Allowance for Doubtful Accounts

The Company estimates an allowance for doubtful accounts based on historical collection trends and review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. As of September 30, 2025 and December 31, 2024, allowance for doubtful accounts amounted to $278,201 and $278,201, respectively.

Concentrations of Credit and Business Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

F-8

Major customers

For the three months ended of September 30, 2025 and 2024, the Company’s revenue received from the following companies were set out as below:

	Three months ended September 30,
	2025		2024
	Amount	% of Total Revenue	Amount	% of Total Revenue
Customer A	$28,500	99%	$–	–
Customer B	–	–	37,981	51%
Customer C	–	–	18,923	25%

For the nine months ended of September 30, 2025 and 2024, the Company’s revenue received from the following companies were set out as below:

	Nine months ended September 30,
	2025		2024
	Amount	% of Total Revenue	Amount	% of Total Revenue
Customer A	$132,531	52%	$–	–
Customer D	80,942	32%	–	–
Customer E	26,019	10%	–	–
Customer F	–	–	69,325	26%
Customer G	–	–	51,761	20%
Customer H	–	–	37,981	14%

Major Vendors

One major vendor accounted for more than 76% of our total purchases during the nine months ended September 30, 2025 and no major vendor accounted more than 10% of total purchase during the nine months ended September 30, 2024.

Share-Based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock-Based Compensation. Stock-based compensation to employees consist of stock options, grants, and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period during which services are received.

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.

F-9

Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820-10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

•	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

•	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

•	Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The following table summarizes financial assets and liabilities measured at fair value on a recurring basis as of September 30, 2025 and December 31, 2024:

	September 30, 2025 (unaudited)
	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Marketable securities:
Stock	$43,548	$–	$–	$43,548
Total assets measured at fair value	$43,548	$–	$–	$43,548

	December 31, 2024
	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Marketable securities:
Stock	$24,660	$–	$–	$24,660
Total assets measured at fair value	$24,660	$–	$–	$24,660

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventories, other receivable, prepaid expenses, deposit, accounts and accrued expenses, payable, treasury stock payable, short-term loan, other current liabilities, customer deposit, approximate their fair value because of the short maturity of those instruments.

Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity. The Company’s other comprehensive loss for the nine months ended September 30, 2025 and 2024 was comprised of foreign currency translation adjustments.

F-10

Revenue Recognition

Revenue from the Company is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

•	executed contracts with the Company’s customers that it believes are legally enforceable;

•	identification of performance obligations in the respective contract;

•	determination of the transaction price for each performance obligation in the respective contract;

•	allocation of the transaction price to each performance obligation; and

•	recognition of revenue only when the Company satisfies each performance obligation.

These five elements, as applied to each of the Company’s revenue category, is summarized below:

•	Product sales – revenue is recognized at the time of sale upon the delivery of the equipment to the customer and completion of performance obligation.

•	Service sales – revenue is recognized based on the service being provided and the agreed upon performance obligation has been completed to the customer.

Revenue from our project construction is recognized over time using the percentage-of-completion method under the cost approach. The percentage of completion is determined by estimating stage of work completed. Under this approach, recognized contract revenue equals the total estimated contract revenue multiplied by the percentage of completion. Our construction contracts are unit priced, and an account receivable is recorded for amounts invoiced based on actual units produced. The Company discontinued operations of AT Tech Systems in August 2024, and added the operations of Lusher to service the financial reporting software sector, so the Company currently retains two operating and reportable segments which are (1) Perfecular and Lusher and (2) Corporate and IoT Products.

Software Development Costs

In accordance with ASC 985-20, Costs of Software to Be Sold, Leased, or Marketed, the Company expenses software development costs as research and development until technological feasibility is established. Technological feasibility is established when the Company has completed all planning, designing, coding, and testing activities that are necessary to establish that the product can be produced to meet its design specifications, including functions, features, and performance requirements. Costs incurred prior to the establishment of technological feasibility are expensed as research and development.

Subsequent to achieving technological feasibility, and until the product is available for general release, the Company will capitalize qualifying development costs, which primarily include payroll and related costs for employees directly involved in coding and testing, fees paid to third-party developers, and other direct costs incurred to complete the software product. Capitalization ceases when the product is ready for release.

Capitalized software development costs will be amortized on a product-by-product basis using the greater of (i) the ratio of current gross revenues to total anticipated gross revenues or (ii) the straight-line method over the estimated economic life of the product, generally three to five years. Amortization expense will be included in cost of revenues. Capitalized software will be reviewed for impairment when indicators of loss are present.

The Company has not capitalized any of its software costs to date, though it believes it has the technological resources required to successfully develop its software products. Management believes the Company has met technological feasibility in both the IoT and financial software products internally, and as evidenced by our subsequent news releases. The final versions of these products have been shown to the Company’s existing customer base prior to their general release. The Company plans to capitalize certain costs incurred related to the development of both the IoT and financial software products until the general release of those products.

F-11

Research and Development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Basic and Fully Diluted Net Income (Loss) Per Share

Net income (loss) per share is computed pursuant to ASC 260-10-45. Basic net income (loss) per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.

Fully diluted EPS is computed by dividing net income (loss) by the weighted average number of shares of stock and potentially outstanding shares of stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants, unless these shares are covered by anti-dilutive protections. The denominator comprises the Company’s weighted average number of outstanding shares to extent the related shares are dilutive and, if dilutive, and other contracts to issue shares of common stock and stock options. As a result, they are included in the fully diluted EPS computation to the extent that the effect would be dilutive.

As of each period end, all potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive.

Nine Months Ended September 30,	2025	2024
Stock options	76,137	62,637

Foreign Currency Translation and Transactions

The reporting and functional currency of Focus is the USD. The functional currency of Focus Universal (Shenzhen) Technology Co. LTD, a wholly owned subsidiary of Focus located in China, is the Renminbi (“RMB”).

For financial reporting purposes, the financial statements of the Company’s Chinese subsidiary, which are prepared using the RMB, are translated into the Company’s reporting currency, USD. Assets and liabilities are translated using the exchange rate on the balance sheet date. Revenue and expenses are translated using average exchange rates prevailing during each reporting period. Stockholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive loss in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange difference, presented as foreign currency transaction loss, is included in the accompanying unaudited condensed consolidated statements of operations. The exchange rates used for unaudited condensed consolidated financial statements are as follows:

	Average Rate for the Nine Months Ended September 30,
	2025		2024
	(Unaudited)		(Unaudited)
China Yuan (RMB)	RMB	7.2197	RMB	7.1843
United States Dollar ($)		$1.0000		$1.0000

	Exchange Rate at
	September 30, 2025		December 31, 2024
	(Unaudited)
China Yuan (RMB)	RMB	7.198	RMB	7.2975
United States Dollar ($)		$1.0000		$1.0000

F-12

Going Concern

The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these condensed consolidated financial statements. The Company has a net loss of $3,923,401 for the nine months ended September 30, 2025. In addition, the Company had an accumulated deficit of $29,705,709 as of September 30, 2025, and negative cash flow from operating activities of $3,709,104 for the nine months ended September 30, 2025. Substantial doubt about the Company’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year from the financial statement issuance date. The accompanying condensed consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company currently suffered recurring loss from operations, generated negative cash flow from operating activities, has an accumulated deficit and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These conditions raise substantial doubt as to its ability to continue as a going concern. These unaudited condensed consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company’s independent registered public accounting firm, in its report on the Company’s consolidated financial statements for the year ended December 31, 2024, has also expressed substantial doubt about the Company’s ability to continue as a going concern.

At September 30, 2025, the Company had cash and cash equivalents, and short-term investments, in the amount of $454,432. Subsequent to September 30, 2025, the Company raised $6,000,000 through the sale of shares of its Preferred Stock. (Note 10) The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. Since inception, the Company has funded its operations primarily through equity and debt financings, and it expects to continue to rely on these sources of capital in the future. Even if the Company is able to obtain additional financing, such financing may bring about undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing, or grant unfavorable terms in future licensing agreements. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company.

Note 3 – Recent Accounting Pronouncement

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

Note 4 – Inventory

At September 30, 2025 and December 31, 2024, inventory consisted of the following:

	September 30, 2025	December 31, 2024
Finished goods	$351,028	$337,085
Less: Inventory reserve	(212,658)	(211,014)
Inventory	$138,370	$126,071

F-13

Note 5 – Property and Equipment

At September 30, 2025 and December 31, 2024, property and equipment consisted of the following:

	September 30, 2025	December 31, 2024
Building improvement	$14,620	$14,620
Furniture and fixtures	42,404	42,033
Equipment	166,772	137,966
Software	1,995	1,995
Total cost	225,791	196,614
Less accumulated depreciation	(154,081)	(136,129)
Property and equipment, net	$71,710	$60,485

Depreciation expense for the nine months ended September 30, 2025 and 2024 amounted to $17,231 and $72,738, respectively.

Note 6 – Leases

Operating Leases

On January 16, 2023, Focus Universal (Shenzhen) Technology Co. LTD entered into a thirty-six month commercial lease with a third party for an approximately 2,017 square foot office space. The lease commenced on February 1, 2023 and will end on January 31, 2026. The monthly rent is RMB 29,974 (approximately $4,172) with approximately an 11.1% to 12.5% increase rate in each additional year. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar term, which is 10%. Lease expense for the lease is recognized on a straight-line basis over the lease term.

On February 22, 2023, Focus Universal (Shenzhen) Technology Co. LTD entered into a thirty-six month commercial lease with a third party for an approximately 3,449 square foot office space. The lease commenced on March 31, 2023 and will end on February 28, 2026. The monthly rent is RMB 35,246 (approximately $4,906) with approximately an 11.1% to 12.5% increase rate in each additional year. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar terms, which is 10%. Lease expense for the lease is recognized on a straight-line basis over the lease term.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. As of September 30, 2025 and December 31, 2024, operating lease right-of use assets and lease liabilities were as follows:

	September 30, 2025	December 31, 2024
Operating lease right-of-use assets, net	$37,658	$108,270
Lease liabilities, current portion	$20,534	$106,706
Lease liabilities, less current portion	$–	$8,114

Lease term and discount rate:

	September 30, 2025	December 31, 2024
Weighted average remaining lease term:
Operating lease	0.33 to 0.50 years	1.08 to 1.25 years
Weighted average discount rate:
Operating lease	10%	10%

F-14

The minimum future lease payments are as follows:

Amount
Year ending December 31, 2025	$13,518
Year ending December 31, 2026	8,215
Total minimum lease payment	21,733
Less: imputed interest	(1,199)
Present value of future minimum lease payments	$20,534

Short Term Leases

On July 8, 2024, the Company entered into a Standard Industrial/Commercial Single-Tenant Lease (the “Lease”) with the Veena Asset Management, LLC to lease the same Focus Universal premises located at 2311 East Locust Court, Ontario, CA 91761 back for one year commencing at the close of escrow of the Purchase Agreement and ending on July 31, 2025, for 14,004 square foot office and warehouse space. Base monthly rent is $16,804, with a total of $58,812 which was due upon execution of the lease. The Company entered into a First Lease Amendment on March 21, 2025, extending the lease until January 31, 2026, with no other changes to the original terms.

The Company recorded an operating lease expense of $256,733 and $146,523 for the nine months ended September 30, 2025 and 2024, respectively. This is included in general and administrative expenses.

Note 7 – Stockholders’ Equity

Common stock

On January 31, 2025, we effected a 10 for 1 reverse stock split of the Company’s authorized stock, and issued and outstanding shares of Common Stock by filing a Certificate of Change pursuant to pursuant to Nevada Revised Statutes (“NRS”) Section 78.209. As a result of the reverse split, the Company is authorized to issue 15,000,000 common shares (the Company’s authorized common shares were reduced in the same ratio (10-for-1) as its outstanding Common Stock shares were reduced). All share and per share amounts were retroactively adjusted to reflect this split as if it occurred at the earliest period presented.

An additional 309,281 common stock shares were included in the Company’s issued and outstanding shares as a result of rounding-up fractional shares into whole shares as a result of the reverse stock split.

On November 16, 2024, we entered into a Securities Purchase Agreement (the “Agreement”) with Alumni Capital LP, a Delaware limited partnership. Pursuant to the Agreement, we have the right, but not the obligation to cause Alumni Capital LP to purchase up to $20,000,000 common stock, par value $0.001, at certain purchase price during the period beginning on the execution date of the Agreement and ending on the earlier of (i) the date which Alumni Capital LP has purchased $20,000,000 of the Company’s common stock pursuant to the Agreement or (ii) November 16, 2027. Pursuant to this Agreement, on April 28, 2025, Alumni Capital LP purchased 94,825 shares of our common stock for $381,224. The price for these shares was $4.02 based on a 9% discount of the lowest of the 5-day VWAP of $4.41 from the closing date on May 6, 2025, accessible via the Bloomberg terminal. On July 15, 2025, and July 18, 2025, Alumni Capital LP purchased 25,000 and 142,867 of our common shares for $86,995 and $354,282, respectively. The price for these shares was $4.02 based on a 9% discount of the lowest of the 5-day VWAP of $4.41 from the closing date on July 15, 2025, accessible via the Bloomberg terminal. Therefore, as of the date of issuance of the unaudited consolidated financial statements, the Company has only executed a purchase notice for an aggregate 262,692 shares to Alumni Capital LP, based on this Agreement, and the aggregate proceeds of $822,501 have been received and recorded for the period ended September 30, 2025.

Treasury stock

During the nine months ended September 30, 2025, the Company repurchased 58,038 shares of its common stock for $249,675 in the public market at average price of $4.30 and placed them in treasury. In the same period, the Company retired 348,968 shares of its common stock previously repurchased $1,055,591. As of September 30, 2025 and December 31, 2024, 58,038 and 348,968 shares remain as treasury shares, respectively. These were all purchased as part of publicly announced plans or program, as also noted in the Annual Report on Form 10-K for the year ended December 31, 2024.

F-15

Employee compensation

In prior years, the Company entered into several employment agreements that require the issuance of common shares for services that vest on a quarterly basis. During the period ended September 30, 2025, 4,953 shares with a fair value of $13,905 that previously vested were issued. During the period ended September 30, 2024, an aggregate of 7,494 shares with a fair value of $48,564 vested and were recognized as compensation costs. As of September 30, 2025, 20,723 shares of common stock with a fair value of $52,733 remain vested but not issued.

On February 11, 2022 (the “Vesting Date”), the Company entered into a restricted stock award agreements (the “Award Agreement”) with eight employees for 42,000 shares of the Company’s common stock subject to the terms and to the fulfillment of the conditions set forth in the Company’s equity incentive plan. The first 20% of the restricted shares were granted and vested on February 11, 2022. An additional 20% of the restricted shares will vest on each anniversary of the Vesting Date until the fourth anniversary of the Vesting Date. The initial fair value of the awards on the date of grant was determined to be $2,942,800 which is being amortized over the 5 year vesting period. During the periods ended September 30, 2025 and 2024, 5,100 shares of common stock vested and the Company amortized $268,005 of this amount leaving an unamortized balance of $446,675 at September 30, 2025. As of September 30, 2025, 20,400 of the shares had vested.

Stock options

On January 2, 2025, each member of the Board was granted 2,250 options to purchase shares at $3.45 per share with a fair value of $6,854. The options vest monthly over one (1) year, and may be exercised during a 10-year term. In the aggregate, 13,500 options were granted with a fair value of $41,124. During the nine months ended September 30, 2025, the Company recognized $30,852 of compensation cost relating to the vesting of these options and $10,272 remained unvested which will be amortized over the remainder of 2025.

For the nine months ended September 30, 2025 and 2024, the Company’s stock option compensation expenses amounted to $30,852 and $110,985, respectively.

The fair value of the stock options issued during the periods was determined using the Black-Scholes option pricing model with the following assumptions:

September 30, 2025
Risk-free interest rate	3.45%
Expected life of the options	5.5 years
Expected volatility	128.40%
Expected dividend yield	0%

The following is a summary of the option activity from December 31, 2024 to September 30, 2025:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2024	62,637	$35.96	6.74	–
Granted	13,500	$3.45	–	–
Exercised	–	–	–	–
Cancelled or forfeited	–	–	–	–
Outstanding at September 30, 2025	76,137	$30.20	6.83	–
Exercisable as of September 30, 2025	72,762	$31.44	6.70	–

Based on the closing fair market value of $3.09 per share on September 30, 2025, intrinsic value of $0 was attributed to exercisable but not exercised common stock options at September 30, 2025.

F-16

Note 8 – Discontinued Operation

On August 5, 2024, the Company and the segment manager of AT Tech Systems LLC reached a tentative oral agreement to terminate his employment and the employment of his two direct report team members. The Company discontinued operations of AT Tech Systems on August 21, 2024 with a termination cost of $22,000.

The income (loss) from discontinued operations presented in the statement of operations for the three months ended September 30, 2025 and 2024 as follows:

	Three Months Ended September 30,
	2025	2024
Revenue	$–	$2,600
Cost of Revenue	–	29,079
Gross Loss	–	(26,479)

Operating Expenses:
General and administrative	–	1,648
Total Operating Expenses	–	1,648

Loss from Operations	–	(28,127)

Other Income (Expense):
Other income, net	–	1,343
Total other income, net	–	1,343

Net Loss	$–	$(26,784)

The income (loss) from discontinued operations presented in the statement of operations for the nine months ended September 30, 2025 and 2024 as follows:

	Nine Months Ended September 30,
	2025	2024
Revenue	$–	$50,772
Cost of Revenue	–	195,114
Gross Loss	–	(144,342)

Operating Expenses:
General and administrative	–	136,985
Total Operating Expenses	–	136,985

Loss from Operations	–	(281,327)

Other Income (Expense):
Other income, net	–	3,504
Total other income, net	–	3,504

Net Loss	$–	$(277,823)

Total operating cash flows from discontinued operations were $0 and $65,221 respectively, for the nine months ended September 30, 2025 and 2024.

F-17

Note 9 – Segment Reporting

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by Management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments. The Company consists of two types of operations. (1) AVX and Smart AVX (inclusive of the smart IoT Products sales under Smart AVX) cooperatively run our “LED and IoT Installation Services” segment, which handles our LED and IoT installation and management business specializing in high performance and easy to use LED and display systems, audio/video systems, home theaters, lighting control, automation, and integration. This includes the Focus and Focus Shenzhen collectively operate our “Corporate and R&D” segment focused on R&D development for the IoT, which involves the non-specific financing, executive expense, operations and investor relations of our public entity, and the general shared management and costs across the Company’s subsidiaries that spread across all functional categories and research and development of these IoT technology products and of our smart products into the commercial and home automation sectors. (2) Perfecular and Lusher jointly operate the SEC Financial Software segment, which involves the development, marketing, and production of our SEC Financial Reporting AI-Driven Automation Software package and also includes our universal smart instruments and devices in the hydroponic and controlled agriculture segments.

Asset information by operating segment is not presented as the Chief Executive Officer does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements. The management team reviews financial information on a consolidated level and allocates resources based on net loss, which also serves as the key metric for evaluating financial performance.

The following tables summarize the financial information of each operating segment of the Company for the nine months ended September 30, 2025:

	For the Nine Months ended September 30, 2025
	Perfecular & Lusher	Corporate & IoT	Total
Revenue	$26,019	$228,255	$254,274
Cost of revenue	21,835	215,919	237,754
Gross profit	4,184	12,336	16,520

Operating expenses
Selling expense	1,165	57,609	58,774
Compensation – officers and directors	–	375,725	375,725
Research and development	441,507	686,126	1,127,633
Professional fees	–	1,224,063	1,224,063
General and administrative	2,524	1,222,464	1,224,988
Total operating expense	445,196	3,565,987	4,011,183

Loss from operations	(441,012)	(3,553,651)	(3,994,663)

Total other income	1	71,261	71,262

Net loss	$(441,011)	$(3,482,390)	$(3,923,401)

F-18

The following tables summarize the financial information of each operating segment of the Company for the nine months ended September 30, 2024:

	For the Nine Months ended September 30, 2024
	Perfecular & Lusher	Corporate & IoT	Total
Revenue	$21,039	$243,915	$264,954
Cost of revenue	23,343	104,343	127,686
Gross profit (loss)	(2,304)	139,572	137,268

Operating expenses
Selling expense	24,667	71,360	96,027
Compensation – officers and directors	–	687,303	687,303
Research and development	111,600	836,441	948,041
Professional fees	–	985,368	985,368
General and administrative	18,077	1,594,658	1,612,735
Total operating expense	154,344	4,175,130	4,329,474

Loss from operations	(156,648)	(4,035,558)	(4,192,206)

Total other income	1,329	3,229,924	3,231,253

Loss from discontinued operations	–	(277,823)	(277,823)

Net loss	$(155,319)	$(1,083,457)	$(1,238,776)

Note 10 – Subsequent Events

On September 15, 2025, the Company’s Board and a majority of stockholders approved through a written consent an amendment and restatement of our Articles of Incorporation to increase the number of shares we are authorized to issue to 1,000,000,000 shares of common stock, par value $0.001 per share (“Common Stock”) and 100,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”) (the “Amended and Restated Articles”). The Company intends to file the Amended and Restated Articles with the Secretary of State of the State of Nevada on or around November 17, 2025, as described in the 14C Information Statement filed on October 27, 2025.

As described in the 14C Information Statement filed on October 27, 2025, on October 2, 2025 and October 10, 2025, the Company’s Board and a majority of stockholders, respectively, through a written consent, authorized (1) management to use their discretion to consider the adoption of one or more digital asset treasury strategies; (2) the issuance of up to $250 million in securities in one or more non-public offerings provided that (a) the total aggregate consideration for securities we issue will not exceed $250 million (or 250 million shares of Common Stock issued directly or on conversion of a convertible security), (b) the maximum discount at which securities (which may consist of shares of Common Stock or securities convertible into Common Stock) will be equivalent to no more than a discount of 30% to the market price of our Common Stock at the date of issuance, (c) such offerings will occur, if at all, on or before the date that is 90 days following the date of the 14C Information Statement, (d) such other terms as our Board shall deem to be in the best interests of the Company and its stockholders, not inconsistent with the foregoing; and (3) an amendment to our Articles of Incorporation to effect a potential reverse stock split of our Common Stock any time prior to the first anniversary of the stockholders’ approval at a maximum ratio of 200-to-1, with the exact ratio to be determined at the discretion of the Board.

F-19

On October 15, 2025, the Company entered into a Series A Preferred Stock Purchase Agreement with the Chairman of the Board and one of our shareholders pursuant to which we agreed to issue 500,000 and 250,000 shares of Series A Convertible Preferred Stock, par value $0.001 per share, at a price of $4.00 per share, for an aggregate purchase price of $2,000,000 and $1,000,000, respectively. The Company received the proceeds of $2,000,000 and $1,000,000 on October 17, 2025, and October 31, 2025, respectively.

On October 21, 2025, the Company filed a Certificate of Designation of Series A Preferred Stock (“Series A Designation”) that had the effect of designating 1,000,000 shares of its 5,000,000 authorized shares of preferred stock as Series A Preferred Stock. The Series A Designation as filed with the Secretary of State of Nevada is included as Exhibit 3.1 in the Current Report on Form 8-K, filed on October 27, 2025. On or about November 17, 2025, the Company received notice from the holders of Series A Preferred Stock, including Chairman Edward Lee, of their election to convert their shares of Series A Preferred Stock to Common Stock. As a result of the conversion of Series A Preferred Stock, the Company issued an aggregate 825,000 shares of restricted Common Stock to the holders, including 550,000 shares of restricted Common Stock to Chairman, Edward Lee. All of the Series A Preferred Stock have been converted, and there are currently no outstanding shares of Series A Preferred Stock.

On October 20, 2025, the Company filed a Certificate of Designation of Series B Preferred Stock (“Series B Designation”) that had the effect of designating 15,000 shares of its 5,000,000 authorized shares of preferred stock as Series B Convertible Preferred Stock. The Series B Designation as filed with the Secretary of State of Nevada is included as Exhibit 3.2 in the Current Report on Form 8-K, filed on October 27, 2025.

On October 22, 2025, the Company entered into a Series B Preferred Stock Purchase Agreement with Spartan Capital Securities, LLC, pursuant to the terms and conditions of the Series B Agreement, the Investors committed to purchase up to $7,000,000 or 8,236 shares (the “Commitment Amount”) of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Series B Preferred Stock”) at a price per share of $850.00 (the “Series B Private Placement”), which represents a 15% original issuance discount. There will be three Closings: (i) $3,000,000 for the purchase of the Series B Preferred Stock funded at the Initial Closing; (ii) $1,000,000 for the purchase of the Series B Preferred Stock funded on the date the Company files, (a) the registration statement on Form S-1 required by and pursuant to the Registration Rights Agreement and (b) the Information Statement with the SEC; and (iii) $3,000,000 for the purchase of the Series B Preferred Stock funded within two (2) Business Days after (a) such registration statement is declared effective by the SEC and (b) the Information Statement has become effective under Rule 14c-2. The Company received the initial proceeds of $3,000,000 on October 23, 2025. On December 5, 2025, following the approval by all of the holders of the Series B Convertible Preferred Stock the Company filed an amendment to the Certificate of Designation of Series B Preferred Stock (the “Amendment to Series B Designation”) that had the effect of altering the conversion price and floor price calculations of the Series B Preferred Stock in the event that the Company approves a subdivision, reverse stock split, or similar transaction and also provides for voluntary redemption rights at the option of the holder of Series B Preferred Stock.

The Company has evaluated all other subsequent events through the date these consolidated financial statements were issued and determined that there were no other subsequent events or transactions that require recognition or disclosures in the consolidated financial statements.

F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors

Focus Universal Inc.

Ontario, California

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Focus Universal Inc. and Subsidiaries (the “Company”) as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has experienced negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

F-21

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the consolidated financial statements and (2) involved especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Sale of Warehouse and Land

As described in Note 5 to the consolidated financial statements, the Company sold its warehouse and land during the year ended December 31, 2024 resulting in a gain of $3,181,706, and subsequently entered into a short term lease agreement to rent the facility back from the buyer. We identified the recognition of the gain on sale of these assets as a critical audit matter due to the significance of this transaction to the Company’s operations, and to the complex accounting relating to sale/leaseback transactions. This in turn led to significant effort in performing our audit procedures which were designed to evaluate the proper accounting and presentation of the sale/lease back transaction.

The primary audit procedures we performed to address this critical audit matter included;

•	Obtaining, examining and testing the underlying contractual documentation related to the sale transaction
•	Obtaining and understanding the lease agreement
•	Recalculating the gain recorded by the Company
•	Ensuring the Company properly accounted for the recognition of the gain in accordance with current accounting guidance

We have served as the Company’s auditor since 2024.

Weinberg & Company, P.A.
February 28, 2025

Los Angeles, CA.

F-22

FOCUS UNIVERSAL INC.

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2024	2023

ASSETS
Current Assets:
Cash	$3,589,318	$428,254
Accounts receivable, net	5,584	13,528
Inventories, net	126,071	282,071
Other receivables	–	20,519
Prepaid expenses	100,730	87,874
Marketable securities	24,660	36,735
Current assets of discontinued operations	–	159,297
Total Current Assets	3,846,363	1,028,278

Property and equipment, net	60,485	4,080,663
Operating lease right-of-use asset	108,270	201,048
Deposits	65,195	24,135

Total Assets	$4,080,313	$5,334,124

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued liabilities	$702,065	$435,018
Related party loan	–	1,000,000
Other current liabilities	68,204	25,859
Lease liability, current portion	106,706	90,172
Current liabilities of discontinued operations	–	106,597
Total Current Liabilities	876,975	1,657,646

Non-Current Liabilities:
Lease liability, less current portion	8,114	118,517
Other liability	–	12,335
Total Non-Current Liabilities	8,114	130,852

Total Liabilities	885,089	1,788,498

Contingencies (Note 12)	–	–

Stockholders’ Equity:
Common stock, par value $0.001 per share, 15,000,000 shares authorized; 7,153,647 and 6,477,182 shares issued and outstanding as of December 31, 2024 and 2023, respectively	7,154	6,477
Treasury stock (348,968 and 116,304 shares held at December 31, 2024 and 2023, respectively)	(1,055,592)	(434,048)
Additional paid-in capital	30,025,587	26,494,455
Shares to be issued, common shares (5,681 and 4,164 shares at December 31, 2024 and 2023, respectively)	25,573	74,476
Accumulated deficit	(25,782,308)	(22,582,170)
Accumulated other comprehensive loss	(25,190)	(13,564)
Total Stockholders’ Equity	3,195,224	3,545,626

Total Liabilities and Stockholders’ Equity	$4,080,313	$5,334,124

The accompanying notes are an integral part of these consolidated financial statements.

F-23

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2024	2023
Revenue	$398,137	$440,543

Cost of revenue	387,936	380,884

Gross Profit	10,201	59,659

Operating Expenses
Selling expense	100,189	118,762
Compensation - officers and directors	951,845	1,082,775
Research and development	1,381,937	1,324,438
Professional fees	1,660,590	767,606
General and administrative	2,115,891	1,717,864
Total Operating Expense	6,210,452	5,011,445

Loss from Operations	(6,200,251)	(4,951,786)

Other Income (Expense):
Interest income, net	40,853	38,339
Interest expense - related party	(89,098)	(38,333)
Gain on disposal of property	3,181,706	–
Unrealized gain (loss) on marketable equity securities	(12,075)	8,033
Realized loss on marketable equity securities	–	(2,002)
Rental income	96,541	160,910
Other income	60,449	74,604
Total other income	3,278,376	241,551

Loss from continuing operations before income taxes	(2,921,875)	(4,710,235)

Loss from discontinued operations, net of tax	(278,263)	(7,907)

Net Loss	$(3,200,138)	$(4,718,142)

Other comprehensive items
Foreign currency translation loss	(11,626)	(7,021)

Total comprehensive loss	$(3,211,764)	$(4,725,163)

Basic and fully diluted net loss per shares:
Continuing operations:	$(0.44)	$(0.78)
Discontinued operations:	$(0.04)	$(0.00)
Net Loss	$(0.48)	$(0.78)

Weight Average Number of Common Shares Outstanding: Basic and Diluted	6,714,478	6,031,487

The accompanying notes are an integral part of these consolidated financial statements.

F-24

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2024 and 2023

	Common stock		Treasury stock	Additional Paid-In	Shares to be issued Common	Accumulated	Accumulated Other Comprehensive	Total Stockholders’
Description	Shares	Amount	Amount	Capital	Shares	Deficit	Loss	Equity
Balance – December 31, 2022	6,529,638	$6,530	$(2,000,000)	$27,573,500	$48,075	$(17,864,028)	$(6,543)	$7,757,534

Stock based compensation - options	–	–	–	515,490	–	–	–	515,490

Stock based compensation - cashless exercise option	1,086	1	–	(1)	–	–	–	–

Stock based compensation - shares	6,225	6	–	405,406	26,401	–	–	431,813

Purchase of treasury stock	–	–	(469,048)	–	–	–	–	(469,048)

Retirement of treasury stock	(60,000)	(60)	2,000,000	(1,999,940)	–	–	–	–

Amendment stock purchase agreement – treasury stock	–	–	35,000	–	–	–	–	35,000

Issued stock dividend	233	–	–	–	–	–	–	–

Other comprehensive loss	–	–	–	–	–	–	(7,021)	(7,021)

Net loss	–	–	–	–	–	(4,718,142)	–	(4,718,142)

Balance – December 31, 2023	6,477,182	$6,477	$(434,048)	$26,494,455	$74,476	$(22,582,170)	$(13,564)	$3,545,626

Stock based compensation - options	–	–	–	147,975	–	–	–	147,975

Stock based compensation - shares	12,594	13	–	466,183	(48,903)	–	–	417,293

Retirement of treasury stock	(3,000)	(3)	48,362	(48,359)	–	–	–	–

Purchase of treasury stock	(243,304)	(243)	(669,906)	243	–	–	–	(669,906)

Stock issued for placement agent	375,000	375	–	1,085,625	–	–	–	1,086,000

Stock issued for private placement	430,000	430	–	1,289,570	–	–	–	1,290,000

Fair value of stock issued to placement agent as commitment fee	105,175	105	–	249,895	–	–	–	250,000

Stock based compensation related to discount on shares sold to related parties	–	–	–	340,000	–	–	–	340,000

Other comprehensive loss	–	–	–	–	–	–	(11,626)	(11,626)

Net loss	–	–	–	–	–	(3,200,138)	–	(3,200,138)

Balance – December 31, 2024	7,153,647	$7,154	$(1,055,592)	$30,025,587	$25,573	$(25,782,308)	$(25,190)	$3,195,224

The accompanying notes are an integral part of these consolidated financial statements.

F-25

FOCUS UNIVERSAL INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
	2024	2023
Cash flows from operating activities:

Net Loss	$(3,200,138)	$(4,718,142)
Adjustments to reconcile net loss to net cash from operating activities:
Gain on sale of warehouse	(3,181,706)	–
Bad debt expense	4,852	26,631
Inventory reserve	211,014	–
Depreciation expense	73,611	167,983
Unrealized (gain) or loss on marketable equity securities	12,075	(8,033)
Realized loss on marketable equity securities	–	2,002
Stock-based compensation - shares	417,293	431,813
Stock based compensation - options	147,975	515,490
Compensation cost related to sale of common shares to related parties	340,000	–
Fair value of shares issued as commitment fee	250,000	–
Changes in operating assets and liabilities:
Accounts receivable	3,092	38,154
Accounts receivable - related party	–	34,507
Inventories	(55,014)	(178,299)
Other receivable	20,407	(20,519)
Prepaid expenses	(13,075)	54,029
Deposit	(41,825)	8,336
Operating lease right-of-use asset	87,869	325,329
Accounts payable and accrued liabilities	272,841	168,026
Other current liabilities	42,345	19,363
Lease liabilities	(88,735)	(342,732)
Other liabilities	(12,335)	–
Net cash flows used in operating activities from continuing operations	(4,709,454)	(3,476,062)
Net cash flows provided by (used in) operating activities from discontinuing operations	52,700	(52,700)
Net cash used in operating activities	(4,656,754)	(3,528,762)

Cash flows from investing activities:
Purchase of property and equipment	(18,687)	(20,620)
Purchase of marketable securities	–	(43,644)
Proceeds from sales of marketable securities	–	118,410
Proceeds from sales of property	7,145,808	–
Net cash flows provided by investing activities	7,127,121	54,146

Cash flows from financing activities:
Proceeds from third party loan	350,000	–
Proceeds from related party loan	1,101,000	1,000,000
Repayment on related party loan	(2,101,000)	–
Repayment on third party loan	(350,000)	–
Stock issued for placement agent	1,086,000	–
Stock issued for private placement	1,290,000	–
Purchase of treasury stock	(669,906)	(1,434,048)
Net cash flows provided by (used in) financing activities	706,094	(434,048)

Effect of exchange rate	(15,397)	(6,508)

Net change in cash	3,161,064	(3,915,172)

Cash beginning of year	428,254	4,343,426

Cash end of year	$3,589,318	$428,254

Supplemental cash flow disclosure:
Cash paid for income taxes	$–	$–
Cash paid for interest	$4,209	$13,142

Supplemental disclosure of non-cash investing and financing activities:
Right-of-use assets obtained in exchange for operating lease liabilities	$–	$273,041
Cashless exercise of options	$–	$41,401

The accompanying notes are an integral part of these consolidated financial statements.

F-26

FOCUS UNIVERSAL INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2024, AND 2023

Note 1 – Organization and Operations

Focus Universal Inc. (“Focus”) was incorporated under the laws of the State of Nevada on December 4, 2012 (“Inception”). The Company is a universal smart instrument developer and manufacturer, headquartered in Ontario, California, specializing in the development and commercialization of novel and proprietary universal smart technologies and instruments. Focus Universal Inc. is also a provider of patented hardware and software design technologies for Internet of Things (“IoT”) and 5G. The Company has developed five disruptive patented technology platforms with 27 patents and patents pending in various phases and 8 trademarks pending in various phases to solve the major problems facing hardware and software design and production within the industry today. These technologies combined have the potential to reduce costs, product development timelines and energy usage while increasing range, speed, efficiency, and security. The smartphone or other mobile device, foundation, and sensor readouts together perform the functions of many traditional scientific and engineering instruments and are intended to replace the traditional, wired stand-alone instruments at a fraction of their cost.

The Company has multiple subsidiaries, including Perfecular Inc. (“Perfecular”), AVX Design and Integration Inc. (“AVX,” also doing business as Smart AVX (“Smart AVX”)), Focus Universal (Shenzhen) Technology Company LTD (“Focus Shenzhen”), Lusher Bioscientific, Inc. (“Lusher”), and until August, 2024, AT Tech Systems LLC (“AT Tech LLC”), which activities’ have since been discontinued. Perfecular Inc. a wholly owned subsidiary of Focus, was founded in September 2009 and is headquartered in Ontario, California, and is engaged in designing certain digital sensor products and sells a broad selection of horticultural sensors and filters in North America and Europe.

AT Tech Systems was a subsidiary of Focus and specialized in commercial and industrial smart IoT installation projects in areas throughout Southern California. On August 5, 2024, the Company and the segment manager of AT Tech Systems LLC reached a tentative oral agreement to terminate his employment, and the employment of his two team members. The Company discontinued operations of AT Tech Systems on August 21, 2024, with a termination cost of $22,000 and is now presenting these operations as discontinued. (See Note 10)

F-27

Note 2 – Summary of Significant Accounting Policies

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries, Perfecular, AVX, Focus Shenzhen, Lusher, Lusher Inc. and AT Tech Systems (collectively, the “Company,” “we,” “our,” or “us”). All significant intercompany transactions and balances have been eliminated.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the accompanying consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The Company bases its estimates and assumptions on current facts, historical experience and various other factors that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the accrual of costs and expenses that are not readily apparent from other sources.

The actual results experienced by the Company may differ materially and adversely from the Company’s estimates. To the extent there are material differences between the estimates and the actual results, future results of operations will be affected. Significant estimates in the accompanying financial statements include the useful lives of property and equipment, allowance for doubtful accounts, inventory reserves, accruals for potential liabilities, assumptions made in valuing stock instruments issued for services, and the valuation allowance on deferred tax assets. The Company regularly evaluates its estimates and assumptions.

F-28

Segment Reporting

The Company’s management team is provided financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. In addition, substantially all of the Company’s revenue and long-lived assets are attributable to operations in the United States for all periods presented.

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by Management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments. The Company consists of two types of operations. (1) AVX and Smart AVX (inclusive of the smart IoT Products sales under Smart AVX) cooperatively run our “LED and IoT Installation Services” segment, which handles our LED and IoT installation and management business specializing in high performance and easy to use LED and display systems, audio/video systems, home theaters, lighting control, automation, and integration. This includes the Focus and Focus Shenzhen collectively operate our “Corporate and R&D” segment focused on R&D development for the IoT, which involves the non-specific financing, executive expense, operations and investor relations of our public entity, and the general shared management and costs across the Company’s subsidiaries that spread across all functional categories and research and development of these IoT technology products and of our smart products into the commercial and home automation sectors. (2) Perfecular and Lusher jointly operate the SEC Financial Software segment, which involves the development, marketing, and production of our SEC Financial Reporting AI-Driven Automation Software package and also includes our universal smart instruments and devices in the hydroponic and controlled agriculture segments.

Asset information by operating segment is not presented as the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements.

Cash

The Company considers all highly liquid investments with a maturity of three months or less to be cash. At times, such investments may be in excess of Federal Deposit Insurance Corporation (FDIC) insurance limit. As of December 31, 2024, and 2023, approximately $2,781,560 and $0 of the Company’s cash was not insured by the FDIC. There were no cash equivalents held by the Company at December 31, 2024 and 2023.

F-29

Accounts Receivable

The Company grants credit to clients that sell the Company’s products or engage in construction service under credit terms that it believes are customary in the industry and do not require collateral to support customer receivables. The accounts receivable balances are generally collected within 30 to 90 days of the product sale.

Allowance for doubtful accounts

The Company estimates an allowance for doubtful accounts based on historical collection trends and review of the current status of trade accounts receivable. It is reasonably possible that the Company’s estimate of the allowance for doubtful accounts will change. As of December 31, 2024 and 2023, allowance for doubtful accounts amounted to $278,201 and $249,603, respectively.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company limits its exposure to credit loss by investing its cash with high credit quality financial institutions.

Major customers

For the years ended of December 31, 2024 and 2023, the Company’s revenue received from the following customers and were set out as below:

	For the years ended December 31,
	2024		2023
	Amount	% of Total Revenue	Amount	% of Total Revenue
Customer A	$83,548	21%	$–	–
Customer B	69,325	17%	–	–
Customer C	54,479	14%	–	–
Customer D	50,053	13%	–	–
Customer E	–	–	60,000	14%
Customer F	–	–	50,000	11%
Customer G	(*)	(*)	44,147	10%
Customer H	–	–	41,955	10%

_________________

(*)	Revenue for the year ended had not exceeded 10% or more of the consolidated revenue.

F-30

Major vendors

For the years ended of December 31, 2024 and 2023, the Company’s purchase from the following vendors and were set out as below:

	For the years ended December 31,
	2024		2023
	Amount	% of Total Purchase	Amount	% of Total Purchase
Vendor A	$147,591	83%	$152,969	39%
Vendor B	–	–	189,151	49%
Vendor C	21,822	12%	(*)	(*)

(*)	Purchase for the year ended had not exceeded 10% or more of the consolidated purchase.

Inventory

Inventory consists primarily of parts and finished goods and is valued at the lower of the inventory’s cost or net realizable value under the first-in-first-out method. Management compares the cost of inventory with its market value and an allowance is made to write down inventory to market value, if lower. Inventory allowances are recorded for obsolete or slow-moving inventory based on assumptions about future demand and marketability of products, the impact of new product introductions and specific identification of items, such as discontinued products. These estimates could vary significantly from actual requirements, for example, if future economic conditions, customer inventory levels or competitive conditions differ from expectations. The Company regularly reviews the value of inventory based on historical usage and estimated future usage. If estimated realized value of our inventory is less than cost, we make provisions in order to reduce the carrying value to its estimated market value.

Marketable Equity Securities

The Company invests part of its excess treasury cash in equity securities and money market funds according to company treasury and investment policies. Marketable securities represent trading securities bought and held primarily for sale in the near-term to generate income on short-term price differences and are stated at fair value. Realized and unrealized gains and losses are recorded in other income (expense), net.

Property and Equipment

Property and equipment are stated at cost. The cost and accumulated depreciation of assets sold or retired are removed from the respective accounts and any gain or loss is included in earnings. Maintenance and repairs are expensed currently. Major renewals and betterments are capitalized. Depreciation is computed using the straight-line method. Estimated useful lives are as follows:

Fixed assets	Useful life
Furniture	5 years
Equipment	5 years
Warehouse	39 years
Improvement	5 years
Land	N/A

F-31

Long-Lived Assets

The Company applies the provisions of FASB ASC Topic 360, Property, Plant, and Equipment, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. ASC 360 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair values are reduced for the cost of disposal. Long-term assets of the Company are reviewed when circumstances warrant as to whether their carrying value has become impaired. The Company considers assets to be impaired if the carrying value exceeds the future projected cash flows from related operations. The Company also re-evaluates the periods of amortization to determine whether subsequent events and circumstances warrant revised estimates of useful lives. Based on its review at December 31, 2024 and 2023, the Company believes there was no impairment of its long-lived assets.

Treasury stock

Purchases and sales of treasury stock are accounted for using the cost method. Under this method, shares acquired are recorded at the acquisition price directly to the treasury stock account. Upon sale, the treasury stock account is reduced by the original acquisition price of the shares and any difference is recorded in additional paid in capital, on a first-in first-out basis.

Share-based Compensation

The Company accounts for stock-based compensation to employees in conformity with the provisions of ASC Topic 718, Stock-Based Compensation. Stock-based compensation to employees consist of stock options, grants, and restricted shares that are recognized in the statement of operations based on their fair values at the date of grant.

The measurement of stock-based compensation is subject to periodic adjustments as the underlying equity instruments vest and is recognized as an expense over the period during which services are received.

The Company calculates the fair value of option grants utilizing the Black-Scholes pricing model and estimates the fair value of the stock based upon the estimated fair value of the common stock. The amount of stock-based compensation recognized during a period is based on the value of the portion of the awards that are ultimately expected to vest.

The resulting stock-based compensation expense for both employee and non-employee awards is generally recognized on a straight- line basis over the requisite service period of the award.

Stock Dividends

The Company follows paragraph ASC 505-20-25 in treating stock dividends as a stock split when the stock dividend is greater than 25% of the shares then outstanding. On March 23, 2023, and April 3, 2023, the Company issued 2,159,216 shares of common stock as dividends to its shareholders for a stock dividend of one share of common stock for every two shares of common stock issued and outstanding. The Company followed paragraph ASC 260-10-55-12, wherein it retroactively adjusted all share amounts and its statement of stockholders’ equity for all presented periods to incorporate the alteration in capital structure.

F-32

Fair Value of Financial Instruments

The Company follows paragraph ASC 825-10-50-10 for disclosures about fair value of its financial instruments and paragraph ASC 820-10-35-37 (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP) and expands disclosures about fair value measurements.

To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

☐	Level 1: Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

☐	Level 2: Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

☐	Level 3: Pricing inputs that are generally unobservable inputs and not corroborated by market data.

The following table summarize financial assets and liabilities measured at fair value on a recurring basis as of December 31, 2024 and 2023:

	December 31, 2024
	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Marketable securities:
Stock	$24,660	$–	$–	$24,660
Total assets measured at fair value	$24,660	$–	$–	$24,660

	December 31, 2023
	Fair Value			Carrying
	Level 1	Level 2	Level 3	Value
Assets
Marketable securities:
Stock	$36,735	$–	$–	$36,735
Total assets measured at fair value	$36,735	$–	$–	$36,735

F-33

The carrying amount of the Company’s financial assets and liabilities, such as cash, accounts receivable, inventories, other receivable, prepaid expenses, deposit, accounts and accrued expenses, payable, treasury stock payable, other current liabilities, customer deposit, approximate their fair value because of the short maturity of those instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. We believe the related party loan approximates its fair value based on interest rate of the loan.

Comprehensive Income (Loss)

Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under generally accepted accounting principles are included in comprehensive income but are excluded from net income (loss) as these amounts are recorded directly as an adjustment to stockholders’ equity. Other comprehensive loss for the years ended December 31, 2024 and 2023 was comprised of foreign currency translation adjustments.

Revenue Recognition

Revenue from the Company is recognized under Topic 606 in a manner that reasonably reflects the delivery of its services and products to customers in return for expected consideration and includes the following elements:

☐	executed contracts with the Company’s customers that it believes are legally enforceable;

☐	identification of performance obligations in the respective contract;

☐	determination of the transaction price for each performance obligation in the respective contract;

☐	Allocation of the transaction price to each performance obligation; and

☐	recognition of revenue only when the Company satisfies each performance obligation.

F-34

These five elements, as applied to each of the Company’s revenue category, is summarized below:

☐	Product sales – revenue is recognized at the time of sale upon the delivery of the equipment to the customer and completion of performance obligation.

☐	Service sales – revenue is recognized based on the service been provided and the agreed upon performance obligation has been completed to the customer.

Revenue from our project construction is recognized over time using the percentage-of-completion method under the cost approach. The percentage of completion is determined by estimating stage of work completed. Under this approach, recognized contract revenue equals the total estimated contract revenue multiplied by the percentage of completion. Our construction contracts are unit priced, and an account receivable is recorded for amounts invoiced based on actual units produced. Currently, the software segment is not generating any revenue.

A summary of our revenue by product type for the fiscal years ended December 31, 2024 and 2023 is as follows:

	December 31, 2024	December 31, 2023
IoT Products	$398,137	$384,168
IoT Project Construction and Installation Services	–	56,375
Total	$398,137	$440,543

Cost of Revenue, excluding depreciation & amortization

Cost of revenue includes the cost of services, labor and product incurred to provide product sales, service sales and project sales.

Advertising Expenses

During the years ended December 31, 2024 and 2023, the Company incurred advertising costs of $15,125 and $0, respectively.

Research and development

Research and development costs are expensed as incurred. Research and development costs primarily consist of efforts to refine existing product models and develop new product models.

Income Tax Provision

The Company accounts for income taxes in accordance with ASC Topic 740, Income Taxes. ASC 740 requires a company to use the asset and liability method of accounting for income taxes, whereby deferred tax assets are recognized for deductible temporary differences, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, the Company does not foresee generating taxable income in the near future and utilizing its deferred tax asset, therefore, it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-35

Under ASC 740, a tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company has no material uncertain tax positions for any of the reporting periods presented.

Income taxes are accounted for using the asset and liability method. Deferred income taxes are provided for temporary differences in recognizing certain income, expense and credit items for financial reporting purposes and tax reporting purposes. Such deferred income taxes primarily relate to the difference between the tax basis of assets and liabilities and their financial reporting amounts. Deferred tax assets and liabilities are measured by applying enacted statutory tax rates applicable to the future years in which deferred tax assets or liabilities are expected to be settled or realized. There was no material deferred tax asset or liabilities as of December 31, 2024 and 2023.

As of December 31, 2024 and 2023, the Company did not identify any material uncertain tax positions.

Basic and Diluted Net Income (Loss) Per Share

Net income (loss) per share is computed pursuant to ASC 260-10-45. Basic net income (loss) per share (“EPS”) is computed by dividing net income (loss) by the weighted average number of shares outstanding during the period.

Diluted EPS is computed by dividing net income (loss) by the weighted average number of shares of stock and potentially outstanding shares of stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent shares issuance arrangement, stock options or warrants.

Due to the net loss incurred by the Company, potentially dilutive instruments would be anti-dilutive. Accordingly, diluted loss per share is the same as basic loss for all periods presented. The following potentially dilutive shares were excluded from the shares used to calculate diluted earnings per share as their inclusion would be anti-dilutive.

Year ended December 31,	2024	2023
Stock options	62,637	51,387
Total	62,637	51,387

Foreign Currency Translation and Transactions

The reporting and functional currency of Focus is the USD. The functional currency of Focus Universal (Shenzhen) Technology Co. LTD, a wholly owned subsidiary of Focus located in China, is the Renminbi (“RMB”).

F-36

For financial reporting purposes, the financial statements of the Company’s Chinese subsidiary, which are prepared using the RMB, are translated into the Company’s reporting currency, USD. Assets and liabilities are translated using the exchange rate on the balance sheet date. Revenue and expenses are translated using average exchange rates prevailing during each reporting period. Stockholders’ equity is translated at historical exchange rates. Adjustments resulting from the translation are recorded as a separate component of accumulated other comprehensive loss in stockholders’ equity.

Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transactions. The resulting exchange difference, presented as foreign currency transaction loss, is included in the accompanying consolidated statements of operations. The exchange rates used for consolidated financial statements are as follows:

	Average Rate for the Year Ended December 31,
	2024		2023
China Yuan (RMB)	RMB	7.1843	RMB	7.0714
United States Dollar ($)		$1.0000		$1.0000

	Exchange Rate at
	December 31, 2024		December 31, 2023
China Yuan (RMB)	RMB	7.2975	RMB	7.0698
United States Dollar ($)		$1.0000		$1.0000

Going Concern

The Company has assessed its ability to continue as a going concern for a period of one year from the date of the issuance of these financial statements. The Company has a net loss of $3,200,138 and $4,718,142 for the years ended December 31, 2024 and 2023, respectively. In addition, the Company had an accumulated deficit of $25,782,308 and $22,582,170 as of December 31, 2024 and 2023, respectively, and negative cash flow from operating activities of $4,656,754 and $3,528,762 for the years ended December 31, 2024 and 2023, respectively. Substantial doubt about the Company’s ability to continue as a going concern exists when relevant conditions and events, considered in the aggregate, indicate that it is probable that the Company will be unable to meet its obligations as they become due within one year from the financial statement issuance date. The accompanying consolidated financial statements have been prepared in conformity with U.S. GAAP, which contemplate continuation of the Company as a going concern. The Company currently suffered recurring loss from operations, generated negative cash flow from operating activities, has an accumulated deficit and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time. These conditions raise substantial doubt as to its ability to continue as a going concern. These consolidated financial statements do not include adjustments relating to the recoverability and classification of reported asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

F-37

At December 31, 2024, the Company had cash and cash equivalents, and short-term investments, in the amount of $3,613,978. The ability to continue as a going concern is dependent on the Company attaining and maintaining profitable operations in the future and raising additional capital to meet its obligations and repay its liabilities arising from normal business operations when they come due. Since inception, the Company has funded its operations primarily through equity and debt financings, and it expects to continue to rely on these sources of capital in the future. No assurance can be given that any future financing will be available or, if available, that it will be on terms that are satisfactory to the Company. Even if the Company is able to obtain additional financing, it may contain undue restrictions on our operations, in the case of debt financing, or cause substantial dilution for our stockholders, in case of equity financing, or grant unfavorable terms in future licensing agreements.

Note 3 – Recent Accounting Pronouncement

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosure, which is intended to improve reportable segment disclosure requirements, primarily through enhanced disclosures about significant segment expense categories that are regularly provided to the chief operating decision maker and included in each reported measure of a segment’s profit or loss. The update also requires all annual disclosures about a reportable segment’s profit or loss and assets to be provided in interim periods and for entities with a single reportable segment to provide all the disclosures required by ASC 280, Segment Reporting, including the significant segment expense disclosures. This standard became effective for the Company on January 1, 2024. The adoption of this standard did not have a material impact on its results of operations, financial position or cash flows.

In November 2024, FASB issued ASU 2024-03 Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40) Disaggregation of Income Statement Expenses. The guidance in ASU 2024-03 requires public business entities to disclose in the notes to the financial statements, among other things, specific information about certain costs and expenses including purchases of inventory; employee compensation; and depreciation and amortization expense for each caption on the income statement where such expenses are included. The update is effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods beginning after December 15, 2027. Early adoption is permitted, and the amendments may be applied prospectively to reporting periods after the effective date or retrospectively to all periods presented in the financial statements. We are currently evaluating the provisions of this guidance and assessing the potential impact on our financial statement disclosures.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

F-38

Note 4 – Inventory

At December 31, 2024 and 2023, inventory consisted of the following:

	December 31, 2024	December 31, 2023
Parts	$–	$1,051
Finished goods	337,085	281,020
Less: Inventory reserve	(211,014)	–
Inventories	$126,071	$282,071

Note 5 – Property and Equipment

At December 31, 2024 and 2023, property and equipment consisted of the following:

	December 31, 2024	December 31, 2023
Warehouse	$–	$3,789,773
Land	–	731,515
Building improvement	14,620	240,256
Furniture and fixture	42,033	39,223
Equipment	137,966	119,556
Software	1,995	1,995
Total cost	196,614	4,922,318
Less accumulated depreciation	(136,129)	(841,655)
Property and equipment, net	$60,485	$4,080,663

Depreciation expense for the years ended December 31, 2024 and 2023 amounted to $73,611 and $167,983, respectively.

On July 3, 2024, the Company completed a purchase agreement (the “Purchase Agreement”) with a third-party purchaser (the “Buyer”) to sell the Company’s warehouse. The net book value of the sales of the property consisted of the following:

Amount
Warehouse	$3,789,773
Land	731,515
Building improvement	225,636
Total carrying amount	4,746,924
Less: Accumulated depreciation	782,822
Net book value	$3,964,102

F-39

The purchase price for the property was $7,460,250. The Company received net proceeds of $7,145,808 after closing costs, of which $1,481,208 was paid directly to settle certain outstanding debt and accrued interest and other amounts owed. In addition, the Company incurred $314,442 of closing costs resulting in a gain of $3,181,706 from the sale of the property. On July 8, 2024, the Company entered into a twelve-month Standard Industrial/Commercial Single-Tenant Lease with the buyer for an approximately 14,004 square foot office and warehouse space. The lease commenced on July 4, 2024 and will end on July 31, 2025. The monthly rent is $16,804 (See Note 8).

Note 6– Related Party Loans

On September 7, 2023, the Company entered into a loan agreement with Golden Sunrise Investment LLC in the amount of $1,000,000. This loan is secured against the Company’s property, which serves as collateral, with a cost of $4.5 million pledged. At the time of entering the loan agreement, Golden Sunrise Investment LLC was owned by two of the Company’s shareholders who collectively owned approximately 19% of the Company’s outstanding shares. The loan has an annual interest rate of 12% and the principal amount has a due date of September 7, 2024. On March 5, 2024, the Company entered into an addendum to the loan agreement with Golden Sunrise Investment LLC, a related party obtaining an additional secured loan amount of $300,000 at an annual interest rate of 12% which is due September 7, 2024. The principal of $1,300,000 and interest of $28,208 were paid off on July 3, 2024 from the proceeds of the sale of the building. As of December 31, 2024, principal and interest under this loan was $0. The interest expense amount was $77,208 for the year ended December 31, 2024.

On April 2, 2024, the Company entered into a two-year loan agreement with the Company’s CEO Desheng Wang for the amount of $300,000. The loan has an annual interest rate of 12% and the principal and interest amount have a due date of April 1, 2026, as consistent with the previous and separate loan agreement with Golden Sunrise Investment LLC. During the year, the principal loan amount has been increased from $300,000 to $801,000. The interest expense amount was $19,501 for the year ended December 31, 2024. The principal and interest were paid off on July 9, 2024. As of December 31, 2024, principal and interest under this loan was $0.

Note 7 – Short-Term Loans

On January 2, 2024, the board of directors of the Company authorized the Company to enter into a revolving credit facility or series of promissory notes for up to $5 million with one or more lenders. The Company accepted the first $300,000 tranche on January 9, 2024 (the “Loan”) with a third-party private lender (the “Lender”) whereby the Lender loaned $300,000 to the Company (the “Principal Amount”). The Loan has an annual 3% compound interest rate and note payments begins on February 4, 2024 (“Due Date”). On the Due Date, the Company will begin to pay Lender in 12 equal monthly installment payments of $25,408.11 each. The interest amount for the year ended December 31, 2024 was $4,897, and the total principal of $300,000 and interest were paid off on December 31, 2024.

On June 18, 2024, the Company entered into a one-month loan agreement with a third party for the amount of $50,000. The loan has an annual interest rate of 12% and the principal and interest amount have a due date of July 19, 2024. The interest expense amount was $500 for the year ended December 31, 2024. The principal and interest were paid off on July 19, 2024. As of December 31, 2024, principal of $50,000 and interest under this loan was $0.

F-40

Note 8 – Leases

Operating Leases

The Company recorded its operating lease cost of $143,097 and $143,097 for the years ended December 31, 2024 and 2023, respectively. This is included in general and administrative expenses.

On January 16, 2023, Focus Universal (Shenzhen) Technology Co. LTD entered into a thirty-six month commercial lease with a third party for an approximately 2,017 square foot office space. The lease commenced on February 1, 2023, and will end on January 31, 2026. The monthly rent is RMB29,974 (approximately $4,172) with approximately an 11.1% to 12.5% increase rate in each additional year. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar term, which is 10%. Lease expense for the lease is recognized on a straight-line basis over the lease term.

On February 22, 2023, Focus Universal (Shenzhen) Technology Co. LTD entered into a thirty-six month commercial lease with a third party for an approximately 3,449 square foot office space. The lease commenced on March 31, 2023 and will end on February 28, 2026. The monthly rent is RMB35,246 (approximately $4,906) with approximately an 11.1% to 12.5% increase rate in each additional year. The incremental borrowing rate for a lease is the rate of interest the Company would have to pay on a collateralized basis to borrow an amount equal to the lease payments for the asset under similar term, which is 10%. Lease expense for the lease is recognized on a straight-line basis over the lease term.

Operating lease right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. As of December 31, 2024 and 2023, operating lease right-of use assets and lease liabilities were as follows:

	December 31, 2024	December 31, 2023
Operating lease right-of-use assets, net	$108,270	$201,048
Lease liabilities, current portion	$106,706	$90,172
Lease liabilities, less current portion	$8,114	$118,517

Lease term and discount rate:

	December 31, 2024	December 31, 2023
Weighted average remaining lease term:
Operating lease	1.08 to 1.25 years	2.08 to 2.25 years
Weighted average discount rate:
Operating lease	10%	10%

F-41

The minimum future lease payments are as follows:

Amount
Year ending December 31, 2025	$111,065
Year ending December 31, 2026	8,215
Total minimum lease payment	119,280
Less: imputed interest	(4,460)
Present value of future minimum lease payments	$114,820

Short-term leases

On June 1, 2024, Focus Universal (Shenzhen) Technology Co. LTD entered into a twelve-month commercial lease with a third party for an approximately 1,701 square foot office space as a sales-focused office. The lease commenced on June 1, 2024 and will end on May 31, 2025. The monthly rent is RMB8,000 (approximately $1,141).

On July 8, 2024, the Company entered into a Standard Industrial/Commercial Single-Tenant Lease (the “Lease”) with the Veena Asset Management, LLC to lease the same Focus Universal premises located at 2311 East Locust Court, Ontario, CA 91761 back for one year commencing at the close of escrow of the Purchase Agreement and ending on July 31, 2025, for 14,004 square foot office and warehouse space. Base monthly rent is $16,804, with a total of $58,812 due upon execution of the lease.

Note 9 – Stockholders’ Equity

Stock Dividend

On March 23, 2023, the Company issued 2,159,216 shares of common stock as a dividend to its shareholders for a stock dividend of one share of common stock for every two shares of common stock issued and outstanding.

The Company followed paragraph ASC 505-20-25 in treating its stock dividend as a stock split due to the stock dividend being greater than 25% of the shares then outstanding. The Company adhered to paragraph ASC 260-10-55-12, and retroactively adjusted the common shares outstanding and its statement of stockholders’ equity for all presented periods to incorporate the alteration in capital structure.

Common stock

On September 15, 2024, the Company entered into a placement agency agreement (the “Placement Agency Agreement”), with Univest Securities, LLC (the “Placement Agent”). Pursuant to the Placement Agency Agreement, the Placement Agent agrees to use its reasonable best efforts to sell the Company’s common stock, par value $0.001 per share (the “Common Stock”) in a registered direct offering (the “Offering”). In the Offering, an aggregate of 375,000 shares of Common Stock (the “Common Shares”) of the Company will be sold to a certain institutional purchaser, pursuant to a securities purchase agreement, dated September 15, 2024 (the “Securities Purchase Agreement”). The purchase price of each Common Share was $3.20. The net proceeds from the Offering, after deducting placement agent discounts, commissions, and estimated offering expenses payable by the Company, was approximately $1,086,000.

F-42

On September 18, 2024, the Company completed the sale of 430,000 shares of Common Stock (the “Shares”) in a private placement to certain eligible investors for an aggregate purchase price of $1,290,000, or $3.00 per share (the “Private Placement”). As part of the offering, Dr. Desheng Wang, Chief Executive Officer, Secretary, and Director of the Company, and Dr. Edward Lee, Chairman of the Board of the Company entered into a Subscription Agreements pursuant to which the Company agreed to issue and sell 100,000 shares of the Company’s Common Stock for $300,000 in cash to each of these individuals (for an aggregate sale of 200,000 shares for proceeds of $600,000 in cash.) The Subscription Agreements contain customary representations and warranties and was exempt from registration under Section 4(a)(2) of the Securities Act. The Company determined that the officer and director were granted an inherent compensation/benefit since the trading price at the issuance date was $4.70. As such, the Company recorded stock compensation cost of $340,000 related to the issuance of these shares during the year ended December 31, 2024.

On November 16, 2024, the Company entered into a securities purchase agreement with Alumni Capital LP (“Alumni Capital”) relating to the offer and sale of 200,000 shares of Common Stock (the “Common Stock”), par value $0.001 per share, offered by a prospectus supplement and accompanying prospectus. Pursuant to the securities purchase agreement with Alumni Capital, the Company may offer and sell up to $20,000,000 in shares of its Common Stock, from time to time at a purchase price of 91% of the previous 5 Business Days’ VWAP, as defined in the agreement. The Company has also agreed to pay Alumni Capital an upfront commitment fee in shares of Common Stock equal to 1.25% of the full $20,000,000 commitment amount, as defined in the agreement, which shall count towards the life of the securities purchase agreement, divided by the VWAP for the trading day immediately prior to the shares being issued. The Company issued 105,175 shares of common stock valued at $250,000 to Alumni Capital which was recorded as a finance cost during the year ended December 31, 2024.

On January 31, 2025, we effected a 10 for 1 reverse stock split of the Company’s authorized stock, and issued and outstanding shares of Common Stock by filing a Certificate of Change pursuant to pursuant to Nevada Revised Statutes (“NRS”) Section 78.209. As a result of the reverse split, the Company is authorized to issue 15,000,000 common shares (the Company’s authorized common shares were reduced in the same ratio (10-for-1) as its outstanding Common Stock shares were reduced). All share and per share amounts were retroactively adjusted to reflect this split as if it occurred at the earliest period presented.

Treasury stock

On August 10, 2022, the Company entered a stock purchase agreement (the “Stock Purchase Agreement”) with a private shareholder to repurchase 60,000 shares of its common stock for $2,000,000. The private shareholder transferred the shares on October 4, 2022, which the Company placed in treasury; and on October 6, 2022, the Company wired the first $1,000,000 of the purchase price. Subsequently, on July 14, 2023, the Company entered into an amendment to the Stock Purchase Agreement that increased the number of shares of its common stock the Company would purchase to 130,000 shares and revised the total purchase price of the shares to $1,965,000 resulting in a $35,000 change in our obligation to purchase Treasury stock. The remaining $965,000 was paid on July 14, 2023. Upon receipt of the additional 90,000 shares, the Company also placed them in treasury. As of January 17, 2023, the Company retired the initial 60,000 shares and restored them to the status of authorized and unissued shares.

On June 11, 2024, the Company retired 3,000 shares with a cost of $48,362 and restored them to the status of authorized and unissued shares.

As part of the Company’s repurchase program, during the year ended December 31, 2023 the Company repurchased 26,304 shares of its common stock for $464,486 in the public market at average price of $1.77 and placed them in treasury. During the year 2024, the Company repurchased 243,304 shares of its common stock for $669,906 in the public market at average price of $2.78 and placed them in treasury. As of December 31, 2024, 348,968 shares remain as treasury shares.

F-43

Employee compensation

In prior years, the Company entered into several employment agreements that require the issuance of common shares for services that vest on a quarterly basis. During the year ended December 31, 2023, an aggregate of 4,146 shares with a fair value of $74,473 vested during the period and were recognized as compensation costs. During the year ended December 31, 2024, an aggregate of 9,011 shares with a fair value of $59,953 vested during the period and were recognized as compensation costs. During the year ending December 31, 2024, 7,494 shares with a fair value of $108,856 that previously vested were issued. As of December 31, 2024, 5,681 shares of common stock with a fair value of $25,573 remain vested but not issued.

On February 11, 2022 (the “Vesting Date”), the Company entered into a restricted stock award agreements (the “Award Agreement”) with eight employees for 28,000 shares of the Company’s common stock subject to the terms and to the fulfillment of the conditions set forth in the Company’s equity incentive plan. The first 20% of the restricted shares were granted and vested on February 11, 2022. An additional 20% of the restricted shares will vest on each anniversary of the Vesting Date until the fourth anniversary of the Vesting Date. The initial fair value of the awards on the date of grant was determined to be $2,942,800 which is being amortized over the 5 year vesting period. During the year ended December 31, 2023, the Company amortized $357,340 leaving an unamortized balance of $1,072,020 at December 31, 2023. During the year ended December 31, 2024 the Company amortized $357,340 of this amount leaving an unamortized balance of $714,680 at December 31, 2024. As of December 31, 2024, 20,400 of the shares had been vested.

Stock options

On December 30, 2022, each member of the Board was granted 22,500 options to purchase shares at $4.27 per share with a fair value of $533,611 at the date of grant. These shares fully vested during 2023.

On January 2, 2024, each member of the Board was granted 2,250 options to purchase shares at $15.00 per share with a fair value of $29,595. The options vest monthly over 1 year, and may be exercised during a 10-year term. In the aggregate, 11,250 options were granted with a fair value of $147,975. During the year ended December 31, 2024, the Company recognized $147,975 of compensation cost relating to the vesting of these options.

For the years ended December 31, 2024 and 2023, the Company’s stock option compensation expenses amounted to $147,975 and $515,490, respectively.

The fair value of the stock options issued during the periods was determined using the Black-Scholes option pricing model with the following assumptions:

December 31, 2024
Risk-free interest rate	3.94%
Expected life of the options	5.5 years
Expected volatility	126.73%
Expected dividend yield	0%

F-44

The following is a summary of options activity from December 31, 2022 to December 31, 2024:

	Number of Options	Weighted average exercise price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Outstanding at December 31, 2022	61,506	$59.34	8.04	–
Granted	–	$–	–	–
Exercised	(7,881)	$35.88	–	–
Cancelled or forfeited	(2,238)	$42.70	–	–
Outstanding at December 31, 2023	51,387	$40.55	7.25	–
Granted	11,250	$15.00	–	–
Exercised	–	$–	–	–
Cancelled or forfeited	–	$–	–	–
Outstanding at December 31, 2024	62,637	$35.96	6.74	–
Exercisable at December 31, 2024	62,637	$35.96	6.74	–

Note 10 – Discontinued Operation

On August 5, 2024, the Company and the segment manager of AT Tech Systems LLC reached a tentative oral agreement to terminate his employment and the employment of his two direct report team members. The Company discontinued operations of AT Tech Systems on August 21, 2024, with a termination cost of $22,000.

The carrying amount of assets and liabilities of discontinued operations as of December 31, 2024 and 2023 consist of the following:

	December 31,	December 31,
	2024	2023

Current assets of discontinued operations:
Accounts receivable, net	$–	$150,870
Prepaid expenses	–	8,427
Total current assets of discontinued operations	$–	$159,297

Current liabilities of discontinued operations:
Accounts payable and accrued liabilities	$–	$47,505
Other current liabilities	–	59,092
Total current liabilities of discontinued operations	$–	$106,597

F-45

The loss from discontinued operations presented in the statement of operations for the years ended December 31, 2024 and 2023 as follows:

	For the Years Ended December 31,
	2024	2023
Revenue	$50,772	$611,655
Cost of Revenue	241,327	577,529
Gross Profit (loss)	(190,555)	34,126

Operating Expenses:
Selling expense	9,834	22,232
General and administrative	81,375	22,915
Total Operating Expenses	91,209	45,147

Loss from Operations	(281,764)	(11,021)

Other Income:
Other income, net	3,501	3,114
Total other income, net	3,501	3,114

Net Loss	$(278,263)	$(7,907)

Total operating cash flows from discontinued operations were $52,700 and $(52,700), respectively, for the years ended December 31, 2024 and 2023, respectively.

F-46

Note 11 –  Segment reporting

The Company currently has two operating segments. In accordance with ASC 280, Segment Reporting (“ASC 280”), the Company considers operating segments to be components of the Company’s business for which separate financial information is available and evaluated regularly by Management in deciding how to allocate resources and to assess performance. Management reviews financial information presented on a consolidated basis for purposes of allocating resources and evaluating financial performance. Accordingly, the Company has determined that it has two operating and reportable segments. The Company consists of two types of operations. (1) AVX and Smart AVX (inclusive of the smart IoT Products sales under Smart AVX) cooperatively run our “LED and IoT Installation Services” segment, which handles our LED and IoT installation and management business specializing in high performance and easy to use LED and display systems, audio/video systems, home theaters, lighting control, automation, and integration. This includes the Focus and Focus Shenzhen collectively operate our “Corporate and R&D” segment focused on R&D development for the IoT, which involves the non-specific financing, executive expense, operations and investor relations of our public entity, and the general shared management and costs across the Company’s subsidiaries that spread across all functional categories and research and development of these IoT technology products and of our smart products into the commercial and home automation sectors. (2) Perfecular and Lusher jointly operate the SEC Financial Software segment, which involves the development, marketing, and production of our SEC Financial Reporting AI-Driven Automation Software package and also includes our universal smart instruments and devices in the hydroponic and controlled agriculture segments.

Asset information by operating segment is not presented as the chief operating decision maker does not review this information by segment. The reporting segments follow the same accounting policies used in the preparation of the Company’s consolidated financial statements. The management team reviews financial information on a consolidated level and allocates resources based on net loss, which also serves as the key metric for evaluating financial performance.

The following tables summarize the financial information of each operating segment of the Company for the year ended December 31, 2024:

	For the Year ended December 31, 2024
	Perfecular & Lusher	Corporate & IoT	Total
Revenue	$26,052	$372,085	$398,137
Cost of revenue	39,772	348,164	387,936
Gross profit (loss)	(13,720)	23,921	10,201

Operating expenses
Selling expense	24,866	75,323	100,189
Compensation – officers and directors	–	951,845	951,845
Research and development	213,487	1,168,450	1,381,937
Professional fees	–	1,660,590	1,660,590
General and administrative	19,866	2,096,025	2,115,891
Total operating expense	258,219	5,952,233	6,210,452

Loss from operations	(271,939)	(5,928,312)	(6,200,251)

Total other income	1,329	3,277,047	3,278,376

Loss from discontinued operations, net of tax	–	(278,263)	(278,263)

Net loss	$(270,610)	$(2,929,528)	$(3,200,138)

F-47

The following tables summarize the financial information of each operating segment of the Company for the year ended December 31, 2023:

	For the Year ended December 31, 2023
	Perfecular & Lusher	Corporate & IoT	Total
Revenue	$44,147	$396,396	$440,543
Cost of revenue	36,424	344,460	380,884
Gross profit	7,723	51,936	59,659

Operating expenses
Selling expense	22,407	96,355	118,762
Compensation – officers and directors	–	1,082,775	1,082,775
Research and development	212,037	1,112,401	1,324,438
Professional fees	–	767,606	767,606
General and administrative	17,101	1,700,763	1,717,864
Total operating expense	251,545	4,759,900	5,011,445

Loss from operations	(243,822)	(4,707,964)	(4,951,786)

Total other income	4,028	237,523	241,551

Loss from discontinued operations, net of tax	–	(7,907)	(7,907)

Net loss	$(239,794)	$(4,478,348)	$(4,718,142)

F-48

Note 12 – Contingencies

Pending Litigation

On or about April 13, 2020, Ian Patterson, the Chief Operations Officer of AVX resigned from his position. On May 5, 2020, Mr. Patterson filed an action in the Superior Court for the County of Los Angeles, State of California, against the company, et al. The complaint alleges claims including discrimination, wrongful termination, retaliation and various other provisions of the California Labor Code, and various other claims under California state law. The complaint seeks unspecified economic and non-economic losses, as well as attorneys’ fees. We have conducted written discovery, depositions, and expert discovery. We have a motion for summary judgment set to be heard on June 17, 2025. Trial for this matter is set for August 6, 2025. AVX intends to vigorously contest this matter. Further, AVX disputes that the other defendants are proper parties to the litigation. However, litigation and investigations are inherently uncertain, but the outcome could have a material impact on the Company.

Similarly, on or about April 14, 2020, Devesa Sarria, the Sales and Marketing Director, was terminated. On May 13, 2020, she filed an action in the Superior Court for the County of Los Angeles, State of California. The Complaint alleges claims including discrimination, wrongful termination, retaliation and various other provisions of the California Labor Code, and various other claims under California state law. The complaint seeks unspecified economic and non-economic losses, as well as attorneys’ fees. We have conducted written discovery, depositions, and expert discovery. Trial for this matter is set for August 13, 2025. AVX intends to vigorously contest this matter. Further, AVX disputes that the other defendants are proper parties to the litigation. However, litigation and investigations are inherently uncertain, but the outcome could have a material impact on the Company.

On August 26, 2024, a former software engineer filed an action against Perfecular Inc., a wholly owned subsidiary of the Company, in the Superior Court for the County of San Bernardino, State of California alleging wrongful termination and other violations of the California Labor Code. The complaint seeks unspecified economic and non-economic losses, as well as attorneys’ fees. The Company is investigating and intends to vigorously defend itself in the foregoing matters. The case has currently been stayed until a status conference on September 17, 2025, which is when the expected trial date will be set. However, litigation and investigations are inherently uncertain. The Company does possess EPLI insurance, and the legal team as selected by the insurance company is currently handling the matter.  The Company vigorously disputes these allegations.

On October 28, 2024, MGR Real Estate, Inc. a California corporation, filed an action in the Superior Court of the State of California, County of San Bernardino, against the Company. The complaint alleges a variety of things including breach of contract and declaratory relief. The complaint is in connection with a listing agreement executed between the Company and the plaintiff, which plaintiff alleges gave it exclusive rights to list and sale the property located at 2311 E. Locust St., Ontario, CA 91761 (the “Premises”). The complaint seeks damages in a minimum amount of $373,025, plus interest at a rate of 10% per annum. The Company is negotiating a resolution and if such resolution falls through then the Company intends to contest this matter. Management believes it has made a provision for the probable settlement of the outcome in these financial statements. However, since litigation and investigations are inherently uncertain, the outcome may have a material impact on the Company.

F-49

Note 13 – Income taxes

The United States of America

The Company is subject to taxation in the United States and certain state jurisdictions. The provision for income taxes differs from the amounts which would be provided by applying the statutory federal income tax rate of 21% to the net loss before provision for income taxes. Accordingly, the Company reevaluated its deferred tax assets on net operating loss carryforward in the U.S. As of December 31, 2024, due to uncertainties surrounding future utilization, the Company recorded a full valuation allowance against the deferred tax assets based upon management’s assessment as to their realization.

People’s Republic of China

Effective January 1, 2008, the New Taxation Law of PRC stipulates that domestic enterprises and foreign invested enterprises (the “FIEs”) are subject to a uniform tax rate of 25%. Under the PRC tax law, companies are required to make quarterly estimate payments based on 25% tax rate; companies that received preferential tax rates are also required to use a 25% tax rate for their installment tax payments. The overpayment, however, will not be refunded and can only be used to offset future tax liabilities.

Our effective tax rate differs from the statutory federal income tax rate, primarily as a result of the changes in valuation allowance, nondeductible permanent differences, credits, and state income taxes.

A reconciliation of the federal statutory income tax to our effective income tax is as follows:

	2024	2023
Federal statutory rates	$(691,000)	$(991,000)
State income taxes	(146,000)	(313,000)
Foreign income taxes	(66,000)	(46,000)
Permanent differences	–	–
Valuation allowance against net deferred tax assets	903,000	1,350,000
Effective rate	$–	$–

F-50

The tax effect of temporary differences that give rise to a significant portion of the deferred tax assets and liabilities at December 31, 2024 and 2023 is presented below:

	2024	2023
Deferred income tax asset
Net operating loss carryforwards	$7,514,325	$6,612,282
Interest	45,128	43,872
Total deferred income tax asset	7,559,453	6,656,154
Less: valuation allowance	(7,559,453)	(6,656,154)
Total deferred income tax asset	$–	$–

The Company recognizes valuation allowances to reduce deferred tax assets to the amount that is more likely than not to be realized. The Company’s net deferred income tax asset is not more likely than not to be realized due to the lack of sufficient sources of future taxable income and cumulative losses that have resulted over the years. During the year ended December 31, 2024 the valuation allowance increased by $420,448.

As of December 31, 2024, we had cumulative net operating loss carryforwards for federal and state income tax purposes of $24,547,667, and available tax credit carryforwards of approximately $4,701,230 for federal income tax purposes, which can be carried forward to offset future taxable income. The federal net operating loss carryforwards consists of $20,736,041 of losses incurred prior to January 1, 2024 and which can be used to offset 100% of future taxable income and, $1,650,773 of losses incurred after January 1, 2024, which can be used to offset up to 80% of taxable income in subsequent years.

Note 14 – Subsequent Events

On January 28, 2025, the Company filed a Certificate Change pursuant to Nevada Revised Statutes (“NRS”) 78.209 with the Secretary of State of the State of Nevada to effect a 1-for-10 reverse stock split of the Company’s (i) authorized common stock shares and (ii) issued and outstanding common stock shares. The reverse stock split became effective on January 31, 2025. All common stock shares, options, warrants and securities convertible or exercisable into common stock shares have been adjusted to give retroactive effect to this reverse stock split for all periods presented.

An additional 65,947 common stock shares were included in the Company’s issued and outstanding shares as a result of rounding-up fractional shares into whole shares as a result of the reverse stock split.

On February 20, 2025, the Company received formal written confirmation from The Nasdaq Stock Market, LLC ("Nasdaq"), confirming that Nasdaq has determined that for the last 13 consecutive business days, from January 31, 2025, to February 19, 2025, the closing bid price of the Company's shares has been at $1.00 per share or greater. Accordingly, the Company has regained compliance with Listing Rule 5550(a)(2). The Company has regained compliance with Nasdaq's minimum bid price requirement, noting that this matter is now closed.

The Company has evaluated all other subsequent events through the date these consolidated financial statements were issued and determined that there were no other subsequent events or transactions that require recognition or disclosures in the consolidated financial statements.

F-51

Item 9. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 9A. CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls

Our Chief Executive Officer and Principal Financial Officer, after evaluating the effectiveness of our “disclosure controls and procedures” (as defined in the Securities Exchange Act of 1934 Rules 13a-15(e) and 15d-15(e)) as of the end of the period covered by this Annual Report on Form 10-K (the “Evaluation Date”), concluded that as of the Evaluation Date, our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the Securities and Exchange Commission rules and forms.

Based on their evaluation of our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) as of December 31, 2024, our Principal Executive Officer and Principal Financial Officer have concluded that our disclosure controls and procedures were not effective to provide reasonable assurance that information we are required to disclose in reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms, and that such information is accumulated and communicated to our management, including our chief executive officer and chief financial officer, as appropriate, to allow timely decisions regarding required disclosure.

Limitations on the Effectiveness of Internal Controls

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. All internal control systems, no matter how well designed, have inherent limitations. These include the fact that human judgment in decision-making can be faulty and that breakdowns in internal control can occur because of human failures such as simple errors or mistakes or intentional circumvention of the established process. Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation. Because of the inherent limitations of internal control, there is a risk that material misstatements may not be prevented or detected on a timely basis by internal control over financial reporting. However, these inherent limitations are known features of the financial reporting process.

Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in the Securities Exchange Act of 1934 Rule 13a-15(f). Our management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control - Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission (the “COSO Framework”). Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of our financial statements for external purposes in accordance with U.S. GAAP.

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As of December 31, 2024, management assessed the effectiveness of our internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control-Integrated Framework of 2013 issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments. Based on that evaluation under this framework, our management concluded that as of December 31, 2024, our internal control over financial reporting was not effective because of the following material weaknesses:

•	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which there is insufficient independent review of duties performed.

•	Due to our small number of employees and resources, we have limited segregation of duties, as a result of which do not have the ability to implement internal controls over the granting of access to our IT environment.

•	As a result of the limited number of accounting personnel, we rely on inexperienced staff and outside consultants for the preparation of our financial reports, including tax preparation, which could require adjustments and lead to overlooking items requiring disclosure. As a result, we had ineffective controls over our financial statement closing and reporting process.

•	As a result of the Company’s limited financial and personnel resources, there may be difficulties in timely analyzing and identifying potential operational and disclosure transactions within management and to comply with financial reporting regulations.

We are working to remediate the deficiencies and material weaknesses. Our remediation efforts are ongoing, and we will continue our initiatives to implement and document policies, procedures, and internal controls. We have taken steps to enhance our internal control environment and plan to take additional steps to remediate the deficiencies and address material weaknesses.  In addition, we continue to evaluate, remediate and improve our internal control over financial reporting, executive management may elect to implement additional measures to address control deficiencies or may determine that the remediation efforts described above require modification. Executive management, in consultation with and at the direction of our Audit Committee, will continue to assess the control environment and the above-mentioned efforts to remediate the underlying causes of the identified material weaknesses.

Although we plan to complete this remediation process as quickly as possible, we are unable, at this time to estimate how long it will take; and our efforts may not be successful in remediating the deficiencies or material weaknesses.

This Annual Report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the SEC that permit the company to provide only management’s report on internal control in this annual report.

Changes in Internal Controls

No change in our internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) occurred during the period ended December 31, 2024 that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Item 9B. OTHER INFORMATION

During the quarter ended December 31, 2024, no director or officer adopted or terminated any Rule 10b5-1 trading arrangement or non-Rule 10b5-1 trading arrangement, as each term is defined in Item 408(a) of Regulation S-K.

Item 9C. DISCLOSURE REGARDING FOREIGN JURISDICTIONS THAT PREVENT INSPECTIONS

Not applicable.

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Item 16. Exhibits

EXHIBIT NUMBER	DESCRIPTION

3.1(a)	Articles of Incorporation of Focus Universal Inc., as filed with the SEC on December 26, 2013.
3.1(b)	Amended and Restated Articles of Incorporation of Focus Universal Inc., filed with the Secretary of State of the State of Nevada on December 13, 2024, as filed with the SEC on December 18, 2024 (incorporated by reference to Exhibit 3.1 of Form 8-K filed on December 18, 2024).
3.1(c)	Certificate of Change filed with the Nevada Secretary of State on January 28, 2025, as filed with the SEC on January 29, 2025 (incorporated by reference to Exhibit 3.1 of Form 8-K filed on January 29, 2025).
3.1(d)	2nd Amended and Restated Articles of Incorporation of Focus Universal Inc., filed with the Secretary of Nevada on September 8, 2025.*
3.1(e)	3rd Amended and Restated Articles of Incorporation of Focus Universal Inc., filed with the Secretary of Nevada on November 17, 2025.*
3.2	Amended and Restated Bylaws, as filed with the SEC on October 22, 2019.
3.3	Certificate of Designation of Series A, filed with the Secretary of State of Nevada on October 21, 2025, as filed with the SEC on October 27, 2025.
3.4	Certificate of Designation of Series B, filed with the Secretary of State of Nevada on October 20, 2025, as filed with the SEC on October 27, 2025.
3.5	Amended and Restated Certificate of Designation of Series B, filed with the Secretary of State of Nevada on December 5, 2025, as filed with the SEC on December 5, 2025.
5.1	Opinion of Corporate Securities Legal LLP.*
10.1(a)	Employment Agreement by and between the Company and Irving Kau, dated November 3, 2021, as filed with the SEC on March 31, 2023.
10.1(b)	Amendment to I. Kau Employment Agreement, dated November 3, 2022, as filed with the SEC on March 31, 2023.
10.2	Loan Agreement with Golden Sunrise Investment LLC, dated March 15, 2021 for $1,500,000, as filed with the SEC on March 23, 2021.
10.3	Company Guarantee Agreement with Golden Sunrise Investment LLC, dated March 15, 2021, as filed with the SEC on March 23, 2021.
10.5	Secured Promissory Note with Golden Sunrise Investment LLC, dated March 15, 2021 for $1,500,000, as filed with the SEC on March 23, 2021.
10.6	Articles of Organization of Lusher Bioscientific, LLC, as filed with the SEC on March 31, 2023.
10.7	Bylaws of Lusher Bioscientific, as filed with the SEC on March 31, 2023.
10.8	Asset Purchase Agreement, dated December 19, 2022 with AT Tech Systems, as filed with the SEC on March 31, 2023.
10.9	Articles of Organization of AT Tech Systems, LLC, as filed with the SEC on March 31, 2023.
10.10	Operating Agreement of AT Tech Systems, LLC, as filed with the SEC on March 31, 2023.
10.11	Loan Agreement with Ziling Gao dated January 4, 2024, as filed with the SEC on December 31, 2023.
10.12	Standard Offer for Purchase of Real Estate with 620Magnolia LLC dated February 15, 2024, as filed with the SEC on February 27, 2024.
10.13	Guaranty of Lease with 620Magnolia LLC dated February 22, 2024, as filed with the SEC on February 27, 2024.
10.14	Lease Agreement with 620Magnolia LLC dated February 22, 2024, as filed with the SEC on February 27, 2024.
10.15	Rent Adjustment(s) with 620 Magnolia LLC, as filed with the SEC on February 27, 2024.
10.16	Form of Placement Agency Agreement with Univest Securities, LLC, dated September 15, 2024, as filed with the SEC on September 15, 2024.
10.17	Form of Securities Purchase Agreement with certain Purchasers, dated September 15, 2024, as filed with the SEC on September 15, 2024.
10.18	Securities Purchase Agreement dated November 16, 2024 with Alumni Capital LP., as filed with the SEC on November 16, 2024.
10.19	Form of Series A Preferred Stock Subscription Agreement between the Company and certain purchasers, dated October 15, 2025, as filed with the SEC on October 27, 2025.
10.20	Form of Series B Preferred Stock Subscription Agreement between the Company and certain purchasers, dated October 21, 2025, as filed with the SEC on October 27, 2025.
10.21	Form of Registration Rights Agreement between the Company and certain purchasers of Series B Preferred Stock, dated October 21, 2025, as filed with the SEC on October 27, 2025.
10.22	Form of Placement Agent Agreement between the Company and Spartan Capital Securities, LLC, dated October 21, 2025, as filed with the SEC on October 27, 2025.
10.23	Form of Lock-Up Agreement, dated October 21, 2025, as filed with the SEC on October 27, 2025.
10.24	Standard Offer, Agreement, and Escrow Instructions with Silver Music LLC dated May 7, 2024, as filed with the SEC on July 8, 2024.
10.25	Standard Industrial/Commercial Single-Tenant Lease with Veena Asset Management LLC dated July 8, 2024, as filed with the SEC on July 8, 2024.
10.26	At the Market Sales Agreement, dated September 22, 2025 with Ladenburg Thalman & Co. Inc. as filed with the SEC on September 25, 2025.
21.1	List of Subsidiaries, as filed with the SEC on April 1, 2024.
23.1	Consent of Weinburg & Company P.A.*
23.2	Consent of Corporate Securities Legal LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on signature page).*
99.1	Press Release by Focus Universal Inc. dated October 27, 2025 (incorporated by reference to Exhibit 99.1 of Form 8-K filed on October 27, 2025).
99.2	Press Release by Focus Universal Inc. dated January 29, 2025 (incorporated by reference to Exhibit 99.2 of Form 8-K filed on January 29, 2025).
107.1	Filing Fee Table.*

_____________________

* Filed herewith.

** XBRL (Extensible Business Reporting Language) information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, as amended, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and otherwise is not subject to liability under these sections - Previously filed.

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Item 17. Undertakings.

The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

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(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on December 8, 2025.

FOCUS UNIVERSAL INC.

By:	/s/ Irving Kau
Irving Kau
Chief Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Desheng Wang and Irving Kau, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with exhibits thereto and all other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Desheng Wang	Chief Executive Officer, Secretary, Director	December 8, 2025
Desheng Wang	(Principal Executive Officer)

/s/ Irving Kau	Chief Financial Officer	December 8, 2025
Irving Kau	(Principal Accounting and Financial Officer)

/s/ Edward Lee	Director and Chairman	December 8, 2025
Edward Lee

/s/ Michael Pope	Director	December 8, 2025
Michael Pope

/s/ Sean Warren	Director	December 8, 2025
Sean Warren

/s/ Carine Clark	Director	December 8, 2025
Carine Clark

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